UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FOX FACTORY HOLDING CORP.
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TABLE OF CONTENTS

Page
LETTER TO STOCKHOLDERS	1
NOTICE OF ANNUAL MEETING	3
PROXY SUMMARY	5
QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING	14
ELECTION OF CLASS III DIRECTORS (Proposal 1)	19
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 2)	23
DIRECTOR COMPENSATION	25
CORPORATE GOVERNANCE	26
The Board of Directors	26
Certain Relationships and Related Transactions and Director Independence	28
Nominations of Directors and Diversity	29
Corporate Social Responsibility	30
Communications with the Directors	31
Board of Directors, Executive Officers and Committees	31
EXECUTIVE COMPENSATION	35
Compensation Discussion and Analysis	35
Summary Compensation Table	49
Grants of Plan-Based Awards Table	50
Outstanding Equity Awards at Fiscal Year-End Table	51
Option Exercises and Stock Vested Table	51
Equity Compensation Plan Information	51
COMPENSATION COMMITTEE REPORT	58
AUDIT COMMITTEE REPORT	59
ADVISORY VOTE ON THE COMPANY'S EXECUTIVE COMPENSATION (Proposal 3)	60
APPROVAL OF THE PERFORMANCE GOALS UNDER THE FOX FACTORY HOLDING CORP. 2013 OMNIBUS PLAN, AS AMENDED (Proposal 4)	62
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	67
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	68
SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2020	69
DIRECTIONS TO THE ANNUAL MEETING	69
DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS	70
ANNEX A - NON-GAAP MEASURES	71
EXHIBIT A -FOX FACTORY HOLDING CORP. 2013 OMNIBUS PLAN, AS AMENDED	73
PROXY CARD	86

This Proxy Statement contains “forward-looking” statements regarding Fox’s current expectations within the meaning of the applicable securities laws and regulations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in the Company filings with the Securities and Exchange Commission, including the “Risk Factors” section of Fox Factory Holding Corp.’s Annual Report on Form 10-K for the fiscal year ended December 28, 2018. We assume no obligation to update any of these forward-looking statements.

March 19, 2019
A Message from Our Board of Directors,
Thank you for your support of Fox Factory Holding Corp. in 2018. The Company achieved record financial results in 2018, demonstrating the management team’s ability to execute strategic initiatives across the Company’s diversified product portfolio. The Board not only committed significant time and discussion to advance these strategic priorities, but also dedicated its focus to continuously improving and adapting the Company’s corporate governance to best complement the evolving needs of FOX. As our 2019 Annual Meeting of Stockholders approaches, we would like to provide an update on matters that we believe are key to our stakeholders.
Succession Planning, Board Leadership Structure and Refreshment
Following a vigorous succession planning process, the Board unanimously selected Mike Dennison, FOX’s President, Powered Vehicles Group, to succeed Larry Enterline as Chief Executive Officer when Mr. Enterline retires from his position on June 29, 2019. Mr. Enterline, after having led FOX for eight years as CEO, will continue to serve our valued stockholders, customers, and employees as Executive Chairman of the Board. Concurrently, the Board also elected current Chairman, Dudley W. Mendenhall, as the Lead Independent Director of the Board, effective June 29, 2019.
FOX transitioned from a private to publicly traded company in 2013 and generated a total stockholder return of over 300% under Mr. Enterline’s leadership. We believe the best leadership structure for the Board is for Mr. Enterline to continue working with Mr. Dennison and the management team on corporate strategy and business development initiatives as Executive Chairman, with Mr. Mendenhall representing the strong independent voice of the non-executive directors as Lead Independent Director.
We also welcomed Jean Hlay as the newest member of our Board on February 25, 2019. Ms. Hlay possesses over 25 years of executive and senior leadership experience in the consumer branded products manufacturing and distribution industries. The depth of Ms. Hlay’s financial, operational and strategic expertise meets and exceeds the criteria that the Nominating and Corporate Governance Committee had identified and desired in a new board member.
Stockholder Engagement as Direct Input
The Board is dedicated to its role as your fiduciary, and we believe that hearing directly from our stockholders enables us to become a more effective steward of your capital. In the past few months, we reached out to stockholders representing approximately 68% of our outstanding shares as of December 31, 2018 to discuss performance, corporate strategy, governance, and executive compensation as part of our ongoing effort to improve our responsiveness to stockholders. These engagements were invaluable to the Board and helped inform our decision-making. You will find our response to the stockholder feedback on page 10 of this Proxy Statement.
Executive Compensation
The Board places a high priority on listening and responding to stockholder feedback. This past year, we worked to address the Say-on-Pay vote at the 2018 Annual Meeting of Stockholders. The Compensation Committee conducted a robust evaluation of the Company’s executive compensation structure, taking into account input from our stockholders and the Say-on-Pay results. In light of all of these factors, the Compensation Committee will reflect this feedback in developing future executive compensation programs.
    We are pleased to invite you to attend the 2019 Annual Meeting of Stockholders of Fox Factory Holding Corp. The meeting will be held on May 2, 2019 at 1 p.m. Pacific Time at our offices in Scotts Valley, California.

The Board is committed to working closely with the management team to ensure FOX’s long-term strategic direction will continue to deliver value to all of its stockholders. We appreciate the important role that our stockholders play in our success, and are grateful for your continued support. We look forward to seeing you at our Annual Meeting.

Sincerely,

/s/ Larry L. Enterline
Larry L. Enterline
Director and Chief Executive Officer

/s/ Dudley W. Mendenhall
Dudley W. Mendenhall
Director and Chairman of the Board

/s/ Michael C. Dennison
Michael C. Dennison
Director and President, Powered Vehicles Group

/s/ Thomas E. Duncan
Thomas E. Duncan
Director

/s/ Elizabeth A. Fetter
Elizabeth A. Fetter
Director

/s/ Jean Hlay
Jean Hlay
Director

/s/ Ted Waitman
Ted Waitman
Director

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 2, 2019

Fox Factory Holding Corp.’s 2019 Annual Meeting of Stockholders (the "Annual Meeting") will be held on Thursday, May 2, 2019, at 1 p.m. Pacific Time at our offices located at 915 Disc Drive, Scotts Valley, CA  95066. Our principal executive offices are now located at 6634 Highway 53, Braselton, GA 30517.

The purposes of the meeting are:

1.	To elect three Class III directors, described in the Proxy Statement, each to serve for a term to expire at the 2022 Annual Meeting of Stockholders;

2.	To ratify the appointment of Grant Thornton LLP as our independent public accountants for fiscal year 2019;

3.	To vote on a resolution to approve the Company’s executive compensation;

4.	To consider and act upon a proposal to approve the performance goals under the Fox Factory Holding Corp. 2013 Omnibus Plan, as amended; and

5.	To consider and act upon such other matters as may properly come before the meeting, or any adjournment or postponement thereof.

These matters are more fully described in the Proxy Statement. The Board of Directors recommends that you vote "FOR ALL" the nominated directors, "FOR" the ratification of the independent public accountants, "FOR" the advisory approval of the Company’s executive compensation, and "FOR" the approval of the performance goals under the Fox Factory Holding Corp. 2013 Omnibus Plan, as amended. The Board of Directors knows of no other matters at this time that may be properly brought before the meeting.

Stockholders of record at the close of business on March 5, 2019 are entitled to notice of, and to vote at the Annual Meeting and any subsequent adjournments or postponements thereof. A list of these stockholders will be available for inspection for 10 days preceding the Annual Meeting at our headquarters located at 6634 Highway 53, Braselton, GA 30517. The notice of annual meeting, proxy statement, proxy card, and other proxy materials are first being sent or made available to stockholders on or about March 19, 2019.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

We are pleased to save costs and help protect the environment by using the Notice and Access method of delivery. Instead of receiving paper copies of our proxy materials in the mail, many stockholders will receive a Notice of Internet Availability of Proxy Materials ("Notice") which provides an internet website address where stockholders can access electronic copies of proxy materials and vote. This website also has instructions for voting by telephone and for requesting paper copies of the proxy materials and proxy card. The Company's 2019 Proxy Statement and Annual Report for fiscal year 2018 are available online at www.proxyvote.com. We encourage you to access and review such materials before voting.

Your vote is very important to us. Whether or not you expect to attend the Annual Meeting, we urge you to consider the Proxy Statement carefully and to promptly vote your shares either by (1) voting through the internet at the website shown on the proxy card or Notice or by telephone at the telephone number shown on the proxy card or Notice; or (2) if you received paper copies of your proxy materials in the mail, complete, date, sign, and return the enclosed proxy card as promptly as possible. Completing a proxy card or voting through the internet or telephone will not prevent you from voting in person should you be able to attend the meeting, but will assure that your vote is counted, if, for any reason, you are unable to attend. Our proxy tabulator, Broadridge Financial Solutions, Inc., must receive any proxy that will not be delivered in person to the Annual Meeting by 11:59 p.m. Eastern Time on Wednesday, May 1, 2019.

By Order of the Board of Directors,

David Haugen
Vice President, General Counsel and Corporate Secretary
Braselton, GA
March 19, 2019

PROXY SUMMARY

2019 Annual Meeting of Stockholders

Date and Time	Place
May 2, 2019, 1 p.m. PST	915 Disc Drive, Scotts Valley, CA 95066
Record Date	Voting Eligibility
March 5, 2019	Owners of our common stock as of the Record Date are entitled to vote on all matters

Voting Items and Board Recommendations

Item	Proposal	Board Vote Recommendation	Page Reference

1.	Elect three Class III directors	FOR ALL	19

2.	Ratify the appointment of Grant Thornton LLP as our independent public accountants for fiscal year 2019	FOR	23

3.	Approve an advisory resolution on our executive compensation	FOR	60

4.	Approve the performance goals under the Fox Factory Holding Corp., 2013 Omnibus Plan, as amended	FOR	62

2018 Performance Highlights

Overview of Business
Our company, Fox Factory Holding Corp., designs, engineers, manufactures and markets premium performance-defining products and systems for customers worldwide. Our products and systems are used primarily on bicycles, side-by-side vehicles, on-road vehicles with and without off-road capabilities, off-road vehicles and trucks, all-terrain vehicles, or ATVs, snowmobiles, specialty vehicles and applications, motorcycles and commercial trucks.
Many of our products are specifically designed and marketed to some of the leading cycling and powered vehicle original equipment manufacturers, including Giant, Santa Cruz Bicycles, Specialized, Scott, Trek, Yeti Cycles and YT in bikes and BRP, Ford, Honda, Jeep, Polaris, Toyota, Triumph, and Yamaha in powered vehicles, while others are distributed to consumers through a global aftermarket channel of dealers and distributors.
Additionally, we up-fit trucks to be off-road capable, on-road vehicles with product offerings such as lift kits and components with our shock products, superchargers, interior accessories, wheels, tires, lighting, and body enhancements. We also offer mountain and road bike wheels and other performance-defining cycling components including cranks, chainrings, pedals, bars, stems, and seat posts.
FOX is an aspirational brand and we believe many of our OEMs often prominently display and incorporate our products to improve the marketability and consumer demand for their performance models, while professional athletes using our products are consistently successful in elite events around the world providing our products exposure and demonstrating their performance capabilities, all of which, we believe, reinforces our premium brand image and positively influences the purchasing habits of enthusiasts and other consumers.
Based on our strong operational and financial results in 2018, discussed below, as well as our outlook for 2019, we continue to opportunistically make strategic investments to expand our manufacturing capacity, primarily in our U.S. operations, to better support the needs of our growing business over the next several years. We are also evaluating “white space” opportunities to expand our premium brand into relevant performance-defining adjacencies.
In addition, we believe there is an opportunity to expand our total available market through potential acquisitions beyond our current product categories. We believe there may be opportunities to acquire other recognized brands that are valued by that same passionate customer.
2018 Performance Highlights and Key Accomplishments
Record Financial Results
We delivered record financial results in fiscal year 2018. We benefited from consistent execution and favorable business fundamentals in our Powered Vehicles Group and in our Specialty Sports Group. Our broad-based growth led to annual sales and profitability well above our initial expectations.
FY2018 RESULTS

Sales	$619.2 million

Net income attributable to FOX stockholders	$84.0 million

Earnings per diluted share	$2.16

Non-GAAP adjusted net income*	$86.7 million

Adjusted earnings per diluted share*	$2.22

Adjusted EBITDA*	$124.6 million

* Reconciliations of non-GAAP measures are provided in Annex A, attached hereto.

FY2018 Percentage Increases (Year over Year)
Strong Historical Financial Performance for Stockholders
Our record of strong performance is reflected in our one-, three- and five-year total stockholder returns ("TSRs"), which significantly outperformed those of our peers.

Key 2018 Accomplishments
On the Powered Vehicles Group side, more OEM vehicles are riding on FOX shocks, strengthening our presence in the off-road capable on-road vehicle market. New vehicles featuring FOX shocks include the 2020 Jeep Gladiator, the 2019 Ford Ranger Raptor, and the 2020 Toyota Sequoia TRD Pro. The Sequoia is the fourth model in Toyota’s TRD Pro lineup, and we’re pleased that the entire TRD Pro lineup is on FOX. At the 2019 Chicago Auto Show, Tuscany unveiled the new officially licensed 2019 F-150 Harley-Davidson Edition.
On the Specialty Sports Group side, momentum continues on the back of a strong model year 2019 product portfolio. Our products have been well received by our OEM and our aftermarket customers.
Pinkbike named the FOX GRIP2 Damper Cartridge its Suspension Product of the Year, Live Valve earned a 2019 Design & Innovation Award in the Off-Road Components category, and Race Face was rated the No. 1 crankset and No. 1 chainring to buy in the VitalMTB Reader Survey.
Additionally, the Marzocchi Z1 was rated Best Value in Test in the Enduro Fork Group by ENDURO MountainBike Magazine, and our Race Face Next R31 carbon wheelset was named Outdoor Gear Lab’s Editors’ Choice, Best Mountain Bike Wheels.
Succession Planning
On February 26, 2019, we announced that our long-time CEO, Larry L. Enterline, will retire from the role of Chief Executive Officer after eight years with the Company, and become Executive Chairman of the Board, effective June 29, 2019. Concurrently, Michael C. Dennison, FOX’s President, Powered Vehicles Group, will become CEO and remain a director on the Board of Directors. Upon the appointment of Mr. Enterline to Executive Chairman, Dudley W. Mendenhall will transition from Chairman of the Board of Directors to Lead Independent Director. The implementation of such succession planning was the result of years of careful planning and thought by the Board and the Nominating and Corporate Governance Committee, which undertakes an annual assessment of our CEO succession plan in accordance with our Corporate Governance Guidelines. The Board believes the succession plan will result in a seamless transition of leadership from Mr. Enterline to Mr. Dennison. The Board is grateful that Mr. Enterline has decided to stay with FOX as Executive Chairman of the Board to continue to work with Mr. Dennison, the Board, and our entire FOX team on strategy and business development initiatives.

Outreach, Engagement and Say-on-Pay Responsiveness

We have engaged in extensive ongoing stockholder outreach over the past year to better understand stockholder perspectives and consider ideas for improvements to, among other things, our corporate governance, sustainability and executive compensation practices, as well as our business strategy and public disclosures. In May 2018, we received approximately 74% stockholder support for our Say-on-Pay proposal. The Board of Directors and management were disappointed not to receive stronger support for our Say-on-Pay proposal. In direct response, at the direction of the Board, management engaged with our stockholders to understand investor concerns and preferences, focused on Say-on-Pay responsiveness. The outreach efforts in advance of this Proxy Statement filing are described below.

•	Solicited for Conversations. In advance of this Proxy Statement filing, we reached out to stockholders representing approximately 68% of our outstanding shares as of December 31, 2018.

•	Held Discussions.

◦
We held discussions with all interested holders, representing approximately 28% of our outstanding shares as of December 31, 2018, to obtain additional feedback on our corporate governance and executive compensation practices.

◦
Many of our top investors, representing approximately 40% of our outstanding shares as of December 31, 2018, declined a discussion on this topic, often citing limited or no concern with executive compensation and Company performance and/or previous engagements by the Company.

During all stockholder outreach meetings, the Company sought input on its executive compensation program, as well as emerging topics of expressed stockholder interest, such as environmental, social and governance issues ("ESG"). We received many supportive and positive comments on the Company’s direction (both from a business growth and governance perspective).
While stockholders had varying perspectives, a few common themes emerged. The following chart summarizes what we heard and our responses:

What We Heard	Our Response

Stockholders expressed to us that they are focused on gender diversity in the boardroom	The Nominating & Corporate Governance Committee has a formal Diversity Policy, and with the appointment of Ms. Jean Hlay to our Board, 40% of our independent directors are women

Stockholders encouraged us to enhance our ESG disclosure practices
Our efforts on ESG are described in the Corporate Social Responsibility section of this Proxy Statement. The Board approved a number of policies during 2018 including the Health, Safety, and Employment Policy, the Human Rights Policy and Environment and Energy Policy. Each of these policies is posted on our website: http://investor.ridefox.com/corporate-governance

Stockholders asked us about our human capital management approach, as well as succession planning
The Board concluded a rigorous management succession planning process which is described in the Board’s letter as well as in the Executive Summary section of this Proxy Statement. The Company has also built a robust HR program to build growth opportunities for its employees and engages in succession planning for roles that are below the management ranks, a process which the Board also discusses with HR executives

Stockholders voiced their preference for performance-based incentive plans without introducing complexity to the plan design
The Compensation Committee uses EBITDA as a key performance metric in the incentive plans, as EBITDA is primarily used to evaluate the performance of the Company and management’s execution of strategy. The Committee also took into consideration that EBITDA is a useful proxy for cash flow, an important measure to prioritize for stockholder value creation

Stockholders asked us why we don’t use a measure that includes the impact of capital allocation
While the Company's EBITDA measure does not specifically contain a formal efficiency-of-capital element, EBITDA is derived from our formal annual operating plan which includes a rigorous method for approving capital investments. We believe that our focus on EBITDA as the primary incentive plan metric is helping us to drive our strong return on invested capital (ROIC) performance. FOX's 3- year GAAP ROIC of 19.1% as of year-end 2018 was at the 75th percentile relative to our 2019 compensation peer group.

Stockholders asked us whether we will continue to rely on front-loaded equity awards for the long-term incentive plan
The Company has only been public for approximately 5 years, and was previously owned by a private equity sponsor who utilized front-loaded grants for retention purposes in connection with the IPO. Though front-loaded equity awards are typical for private equity sponsored companies, the Compensation Committee is evaluating how to reflect stockholder feedback as it contemplates future awards. The Company has already begun limiting the use of front-loaded equity awards to a smaller number of participants, however in certain circumstances believes their use may continue to be appropriate.

Stockholders asked us about our cybersecurity risk oversight
The Board oversees and regularly reviews the Company’s management of material risks, including cybersecurity, which are regularly identified, managed, and reported to senior management and the Board. The Company recently hired a new Chief Information Officer, integrated IT security into corporate risk metrics, and implemented a General Data Protection Regulation (GDPR) compliance regime.

Stockholders asked about certain governance improvements that they can expect (e.g., declassification of the Board, majority voting)
While our governance profile on stockholder rights is within industry practice for a company that became publicly listed approximately five years ago, the Board routinely discusses the evolution of certain governance structures as the Company further matures. The Board takes a proactive approach on diversity, human capital management, culture and ESG, and in its discussions regarding the Company’s governance evolution the Board affords the stockholder feedback weight

We regularly conduct ongoing reviews of both our governance and executive compensation practices to ensure that we maintain best practices and enhanced disclosure in our Proxy Statement and other Securities and Exchange Commission ("SEC") filings. We have also worked to expand and enhance our public disclosure around the topics of interest to our stockholders during these discussions.

Compensation Program that Aligns Pay and Performance

Our compensation programs are designed with the general goals and objectives of creating a compensation program that:

•	Attracts;

•	Engages;

•	Rewards for results; and

•	Retains
individuals, in an effort to build a workforce that advances the interests of the Company and its stockholders.
In making compensation decisions for fiscal year 2018, the Compensation Committee considered our prior year’s financial results and our operating strategy and goals.

The Company performance metric we believe is most important to our stockholders is the same metric we used in determining performance-based compensation in fiscal year 2018, EBITDA. We believe EBITDA directly correlates to stock price and is a good indicator of net income and cash flow health. For this reason we tie all annual cash bonuses to EBITDA targets. For the majority of our named executive officers annual cash bonuses are the only portion of their compensation that is directly tied to a performance metric. However, the Compensation Committee takes into account Company performance when determining the number of RSUs to be awarded to our named executive officers (making such compensation “at-risk” to the performance of the Company).
* The above charts reflect incentive amounts at the Target level. In 2018 our CEO and CFO did not receive RSU awards as the 2017 awards were intended to reflect three years of service.

While "Total Stockholder Return" is not used as a performance metric, it, along with other metrics, is considered by the Compensation Committee when determining the total compensation packages of our Named Executive Officers. As evidenced below, we believe our CEO’s compensation is commensurate with the total return to stockholders of the Company over the past five years.

* The above chart reflects information contained in our Summary Compensation Table, which included in 2017 the grant date fair value of a front-loaded RSU award that vests over three years for Mr. Enterline. No portion of such RSU award vested in 2017.

In addition to the above, the table below outlines some key facets of our executive compensation program.

What We Do	What We Do Not Do

✓ Pay for Performance	œ Hedging Transactions

✓ Use of Market Data	œ Short-Term Trading

✓ Clawback Policy	œ Reprice Awards

✓ Independent Compensation Consultant	œ Recycle Stock Awards

✓ Double-Triggers for Cash Severance

✓ RSU Awards to Promote Long-Termism

Strong, Well-Balanced Corporate Governance Practices

•	Highly Qualified Board. Our Directors bring deep industry experience to provide effective oversight in the boardroom.

•
Independent Board Leadership. The Board does not have a policy as to whether the Chairman should be an independent director, but when the Chairman is not an independent director, the independent directors appoint a “Lead Independent Director.” Mr. Mendenhall, an independent director, is our Chairman and leads our Board. When Mr. Enterline becomes “Executive Chairman” in June, Mr. Mendenhall will become “Lead Independent Director” and will still serve in a leadership capacity on our Board. Mr. Mendenhall is now, and will continue to be, as Lead Independent Director, responsible for: approving Board meeting agendas; in consultation with the nonemployee directors and the Executive Chairman, when applicable, approving Board meeting schedules to ensure there is sufficient time for discussion of all agenda items; approving the type of information to be provided to directors for Board meetings; presiding at all executive sessions of the nonemployee directors (which are held after every Board meeting); when applicable, serving as liaison between the Executive Chairman and the independent directors; being available for consultation and direct communication with the Company’s stockholders; calling meetings of the nonemployee directors when necessary and appropriate; and performing such other duties as the Board may from time to time designate.

•
Focus on Board Diversity. Our Nominating and Corporate Governance Committee has adopted a formal Diversity Policy within the Nominating and Corporate Governance Committee Charter. Our Board believes that differences in experiences, knowledge, skills and viewpoints enhance the Board’s overall performance.

•
Mix of Company History and Fresh Ideas. We went public in 2013 and at such time had a controlling stockholder who had appointed our Board. Over the past few years we have had directors depart from our Board for a number of different reasons, but we are fortunate to have had several of our original directors remain with us, including our current Chairman, Mr. Dudley W. Mendenhall, who will soon become our Lead Independent Director. We believe our current board tenure composition reflects an appropriate mix of historical company knowledge and fresh perspectives.

*We went public on August 8, 2013. The longest possible tenure is 5+ years from that date

•
Awareness and Oversight of ESG. Our Board has increased our efforts on issues such as environmental sustainability and culture and human capital, in order to have a more positive impact on our business and society. As a reflection of the importance of these matters, in 2018 the Board approved a number of policies, including, the Health, Safety, and Employment Policy, the Human Rights Policy and Environment and Energy Policy. Certain members of management are responsible for the oversight of these policies and report to the Board with any updates with respect to the implementation of these policies and general performance of the Company in the ESG areas. The Board, with the assistance of management, consistently monitors the Company’s ESG initiatives in an effort to reflect best practices.

Please see Corporate Governance for further discussion of our governance practices.

Director Nominees

The table below provides summary information about our three director nominees. Our directors are elected by a plurality of votes cast. For more information refer to section Election of Class III Directors (Proposal 1). The Board recommends that you vote "FOR ALL" of the director nominees.

Name	Age	Director Since	Occupation	Committee(s)	Other Public Company Board
Independent directors
Thomas E. Duncan	54	July 2017	President and CEO of North American Division of Positec Tool Corp.	Nominating and Corporate Governance	0
Jean Hlay	59	February 2019	Former President and COO of MTD Products, Inc.		0
Non-Independent directors
Larry L. Enterline	66	August 2013	CEO of FOX	Executive	0

PROXY STATEMENT

Fox Factory Holding Corp. (which we refer to as “we,” “us,” “our,” “FOX” or the “Company”) is furnishing this Proxy Statement in connection with the solicitation by our Board of Directors (our “Board”) of proxies to vote at the 2019 Annual Meeting of Stockholders on Thursday, May 2, 2019, at 1 p.m. Pacific Time (the “Annual Meeting”), or at any adjournment or postponement thereof, at our offices located at 915 Disc Drive, Scotts Valley, CA  95066. We first sent or made available these Proxy Materials (as defined below) to our stockholders on or about March 19, 2019. A copy of this Proxy Statement, the proxy card and our Annual Report for fiscal year 2018 (collectively, the "Proxy Materials") can be found at the web address www.proxyvote.com. When we refer to the Company’s fiscal year, we mean the annual period ending on the Friday closest to December 31 of the stated year. Information in this Proxy Statement for 2018 generally refers to our 2018 fiscal year, which was from December 30, 2017 through December 28, 2018 (“fiscal year 2018”).

QUESTIONS AND ANSWERS ABOUT
THIS PROXY STATEMENT AND THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote on the following matters:

•	Proposal 1: To elect three Class III directors, described in the Proxy Statement, each to serve for a term to expire at the 2022 Annual Meeting of Stockholders.

•	Proposal 2: To ratify the appointment of Grant Thornton LLP as our independent public accountants for fiscal year 2019.

•	Proposal 3: To vote on a resolution to approve the Company's executive compensation.

•	Proposal 4: To consider and act upon a proposal to approve the performance goals under the Fox Factory Holding Corp. 2013 Omnibus Plan, as amended.
The stockholders will also consider and act on any other matters as may properly come before the meeting, or any adjournment or postponement thereof.

How are the Proxy Materials being delivered?

The SEC has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, to stockholders in lieu of a paper copy of the Proxy Materials. The Notice provides instructions as to how shares can be voted. Shares must be voted either by telephone, internet or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice. Any Notices that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING:

The Proxy Materials are available at www.proxyvote.com. Enter the 12-digit control number located on the Notice or proxy card to access the Proxy Materials.

Who may attend the Annual Meeting?

Anyone who was a stockholder as of the close of business on March 5, 2019 may attend the Annual Meeting. Broadridge Financial Solutions, Inc. (“Broadridge”) has been selected as our inspector of election. As part of its responsibilities, Broadridge is required to independently verify that you are a FOX stockholder eligible to attend the Annual Meeting and to determine whether you may vote in person at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record of our common stock at the close of business on March 5, 2019, the record date, are entitled to vote at the Annual Meeting. There were 38,034,139 shares of our common stock outstanding on March 5, 2019. Such stockholders of record are entitled to cast one vote per share on all matters.

What documents am I required to bring in order to vote at the Annual Meeting if I am voting as a stockholder?

The documents you will need to provide to be admitted to the Annual Meeting depend on whether you are a stockholder of record or you represent a stockholder of record. If you are a stockholder of record holding shares in your own name, you must bring to the Annual Meeting a form of government-issued photo identification (e.g., a driver’s license or passport). Trustees who are individuals and named as stockholders of record are in this category. If you attend on behalf of a stockholder of record, whether such stockholder is an individual, corporation, trust or partnership, you must bring to the Annual Meeting a form of government-issued photo identification (e.g., a driver’s license or passport) and either a letter from that stockholder of record authorizing you to attend the Annual Meeting on their behalf or we must have received by 11:59 p.m. Eastern Time, on May 1, 2019 a duly executed proxy card from the stockholder of record appointing you as proxy.

What documents am I required to bring in order to vote at the Annual Meeting if I am voting as a beneficial owner?

If your shares are held in street name, your name does not appear on the share register of the Company. The documents you will need to provide to be admitted to the Annual Meeting depend on whether you are a beneficial owner or you represent a beneficial owner. If you are a beneficial owner, you must bring to the Annual Meeting a form of government-issued photo identification (e.g., a driver’s license or passport) and either a legal proxy that you have obtained from your bank or broker or your most recent brokerage account statement or a recent letter from your bank or broker showing that you own shares of the Company. If you attend on behalf of a beneficial owner, you must bring to the Annual Meeting a letter from the beneficial owner authorizing you to represent such beneficial owner’s shares at the Annual Meeting and the identification and documentation specified above for individual beneficial owners.

How do I vote my shares in person at the Annual Meeting?

Stockholders of record may vote their shares in person at the Annual Meeting by ballot. Each proposal has a separate ballot. You must properly complete, sign, date and return the ballots to the inspector of election at the Annual Meeting to vote in person. To receive ballots, you must bring with you the documents described above. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

How do I vote my shares without attending the Annual Meeting?

Stockholders of record may vote their shares by appointing a proxy to vote on your behalf by promptly submitting the proxy card, which is solicited by the Board. The persons named in the proxy card have been designated as proxies by our Board. The designated proxies are officers of the Company. They will vote as directed by the completed proxy card. Stockholders of record also have the opportunity to appoint another person to attend the Annual Meeting and vote on their behalf by inserting such other person’s name on the proxy card and returning the duly executed proxy card to us.

There are three ways to vote by proxy:

1.	By Mail -
Complete, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing; c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

2.	By Telephone - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time May 1, 2019. Have your proxy card in hand when you call and then follow the instructions.

3.	By Internet - www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Time on May 1, 2019. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form.

If you received a proxy card in the mail but choose to vote by telephone or internet, you do not need to return your proxy card.

If your shares are held in the name of a bank, broker or other record holder, follow the voting instructions on the form that you receive from them. The availability of telephone or internet voting will depend on the bank’s, broker’s or other record holder’s voting process. Your bank, broker or other record holder may not be permitted to exercise voting discretion as to some of the matters to be acted upon. Therefore, please give voting instructions to your bank, broker or other record holder.

You may vote by telephone or internet until 11:59 p.m. Eastern Time, on May 1, 2019, or Broadridge must receive your paper proxy card by 11:59 p.m. Eastern Time on May 1, 2019.

How will my proxy be voted?

All properly completed, unrevoked proxies, which are received prior to the close of voting at the Annual Meeting, will be voted in accordance with the specifications made. If a properly executed, unrevoked written proxy card does not specifically direct the voting of shares covered, the proxy will be voted:

•	FOR ALL the individuals nominated as a director in Proposal 1, described in this Proxy Statement, for a term to expire at the 2022 Annual Meeting of Stockholders;

•	FOR Proposal 2, the ratification of the appointment of Grant Thornton LLP as our independent public accountants for fiscal year 2019;

•	FOR Proposal 3, the approval of the Company’s executive compensation;

•	FOR Proposal 4, the approval of the performance goals under the Fox Factory Holding Corp. 2013 Omnibus Plan, as amended; and

•	in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting, or any adjournment or postponement thereof.
The Board is not aware of any other matters that may properly come before the Annual Meeting. However, should any such matters come before the Annual Meeting, it is the intention of the persons named in the proxy card to vote all proxies (unless otherwise directed by stockholders) in accordance with their judgment on such matters.

May I revoke or change my vote?

If you are a stockholder of record, you may revoke your proxy at any time before it is actually voted by giving written notice of revocation to our Corporate Secretary, by delivering a proxy bearing a later date or by attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other record holder or, if you have obtained a legal proxy from your bank, broker or other record holder giving you the right to vote your shares, by attending the meeting and voting in person.

Will my vote be made public?

All proxies, ballots and voting materials that identify the votes of specific stockholders will generally be kept confidential, except as necessary to meet applicable legal requirements and to allow for the tabulation of votes and certification of the vote.

What constitutes a quorum, permitting the meeting to conduct its business?

The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of common stock entitled to vote as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the Annual Meeting to vote in person, your shares of common stock will be considered part of the quorum.

Shares represented by proxies that are marked “Abstain” or "Withhold" will be counted as shares present for purposes of determining the presence of a quorum. Shares of stock entitled to vote that are represented by broker non-votes will be counted as shares present for purposes of determining the presence of a quorum. A broker non-vote occurs when the broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power to vote on that proposal without specific voting instructions from the beneficial owner.

How many votes are needed to approve a proposal?

Proposal 1

Assuming the presence of a quorum, each director nominee receiving a plurality of the votes cast at the Annual Meeting (in person or by proxy) will be elected as a director. No stockholder shall be permitted to cumulate votes for the election of directors. The election of directors is a non-discretionary item and brokers may not vote on Proposal 1 without specific voting instructions from beneficial owners, resulting in a broker non-vote. Broker non-votes and withheld votes are not counted toward the election of directors or toward the election of the individual nominees specified on the proxy, and therefore, have no effect on Proposal 1.

Proposal 2

Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote is required to ratify the appointment of Grant Thornton LLP as our independent registered public accountants for fiscal year 2019. An abstention is not counted toward the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm, and the effect of an abstention is the same as a vote “Against” the ratification. Ratification of this appointment is a discretionary item upon which your bank or broker has the authority to vote uninstructed shares. Should your broker not indicate their vote relating to the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2019, but otherwise appoint the proxies, your shares will be voted “For” the ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm for fiscal year 2019.

Proposal 3

Assuming the presence of a quorum, the affirmative vote of a majority of the shares present in person or by proxy, at the Annual Meeting and entitled to vote on the proposal is required to approve the advisory vote on executive compensation. Proposal 3 is a non-discretionary item and brokers may not vote on Proposal 3 without specific voting instructions from beneficial owners, resulting in a broker non-vote. Neither a broker-non vote nor an abstention is counted toward the approval, and the effect of each is the same as a vote “Against” the approval. Because the vote on this proposal is advisory in nature, it will not be binding on the Board. However, the Board will consider the outcome of the vote along with other factors when making its decision about the compensation of our Named Executive Officers.  See "Compensation Discussion and Analysis-Consideration of Say on Pay Vote Results" for additional information.

Proposal 4

Assuming the presence of a quorum, to satisfy the requirements of Sections 162(m) and 422 of the Internal Revenue Code of 1986, as amended (the “Code”), a majority of votes cast at the Annual Meeting (in person or by proxy) is required in order to approve the performance goals under the Fox Factory Holding Corp. 2013 Omnibus Plan, as amended. Proposal 4 is a non-discretionary item and brokers may not vote on Proposal 4 without specific voting instructions from beneficial owners, resulting in a broker non-vote. Neither a broker-non vote nor an abstention is counted toward the approval, and the effect of each is the same as a vote “Against” the approval.

Who will count the vote?

Representatives of Broadridge will tabulate the votes and act as the inspectors of election.

How can I find the voting results of the Annual Meeting?

We will report the voting results in a Current Report on Form 8-K within four business days of the Annual Meeting.

How is the solicitation being made?

This solicitation is being made by us, the Company, and as such the cost of solicitation of proxies will be borne by us. Solicitation may be made by our directors, officers, and employees, personally or by telephone, email or fax. The Notice and, if requested, the Proxy Materials will be distributed to beneficial owners of common stock through brokers, custodians, nominees and other like parties, and we expect to reimburse such parties for their charges and expenses.

Where can I find more information about Fox Factory Holding Corp.?

We file reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at our website at http://investor.ridefox.com/ and at the internet site maintained by the SEC at http://www.sec.gov.

ELECTION OF CLASS III DIRECTORS
(PROPOSAL 1)
The Board of Fox Factory Holding Corp. is currently comprised of seven individuals and is divided into three classes serving staggered three year terms. The terms of office of Classes I, II and III expire at different times in annual succession, with one class being elected at each Annual Meeting of Stockholders. Ms. Hlay and Messrs. Enterline and Duncan are Class III directors and are up for election at this year’s Annual Meeting of Stockholders. Mr. Mendenhall and Ms. Fetter are Class I directors and will serve until the 2020 Annual Meeting of Stockholders, or earlier in the case of their death, resignation or removal. Messrs. Waitman and Dennison are Class II directors and will serve until the 2021 Annual Meeting of Stockholders, or earlier in the case of their death, resignation or removal.

The Class III directors are proposed to be elected at the Annual Meeting to serve for a term to expire at the 2022 Annual Meeting of Stockholders or earlier in the case of their death, resignation or removal. The Board has nominated Ms. Hlay and Messrs. Enterline and Duncan for election as Class III directors. The nominees have indicated a willingness to stand for election and to serve if elected. You may vote "For All" or "Withhold All" for the nominees, or "For All Except" and indicate which nominee you are withholding your vote on. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Unless otherwise indicated in your proxy, the persons named as proxies in the proxy card, or their substitutes, will vote your proxy for the nominee, who has been designated as such by the Board. In the event that a nominee for director withdraws or for any reason is not able to serve as a director, we will vote your proxy for any replacement nominee designated by the Nominating and Corporate Governance Committee and the Board, if such a replacement nominee is designated. Each nominee recommended by the Board to stockholders was recommended to the Board by the Nominating and Corporate Governance Committee. The following paragraphs describe the business experience and education of our directors.

Directors Up for Re-Election

Larry L. Enterline Director and Chief Executive Officer Age: 66 Non-Independent Director Since: August 2013
Larry L. Enterline joined FOX in March 2011 as the Company’s Chief Executive Officer, and he was appointed to the Board in June 2013. Prior to joining FOX he was Chief Executive Officer of Vulcan Holdings Inc., a private investment holding and consulting services company he founded. Before founding Vulcan Holdings, Mr. Enterline was Chief Executive Officer of COMSYS IT Partners Inc., an IT staffing and solutions company.  Mr. Enterline served in various management roles earlier in his career, including Senior Vice President of Worldwide Sales and Service Organization at Scientific-Atlanta Inc., a Georgia-based manufacturer of cable television, telecommunications and broadband equipment. Mr. Enterline earned a Bachelor of Science, electrical engineering degree from Case Western Reserve University in 1974, and a Master of Business Administration degree from Cleveland State University in 1988.

Mr. Enterline’s current position as our Chief Executive Officer and as Chief Executive Officer of our Subsidiary, service on other public company boards and leadership experience give him the qualifications and skills to serve on our Board.

Thomas E. Duncan Director Age: 54 Independent Director Since: July 2017 Committees: Chair of Nominating and Corporate Governance

Thomas E. Duncan joined the Board in July 2017. He is President and Chief Executive Officer of the North American division of Positec Tool Corp., a global manufacturer and marketer of power tools and lawn and garden equipment and accessories, including the Rockwell and WORX brands. Prior to this he was a Vice President of Robert Bosch Tool Corp. from June 2001 to September 2003, and was a Vice President at Vermont American Corp. from September 1992 to June 2001 and until it was acquired by Robert Bosch Tool Corp. Mr. Duncan has been a director on the Outdoor Power Equipment Institute Board of Directors since October 2015 and a director on the Folks Center for International Business Board of Directors at University of South Carolina's Darla Moore School of Business since September 2016. In 2018, Mr. Duncan joined the Board of Directors of Fast Growing Trees (SP FGT Holdings LLC), a privately held e-commerce company. He earned a Bachelor of Arts degree in rhetoric from the University of Virginia and a Master of International Business from University of South Carolina's Darla Moore School of Business.

Mr. Duncan's 25 years of experience in the manufacturing and consumer durable goods industry gives him the qualifications to serve on our Board.

Jean Hlay Director Age: 59 Independent Director Since: February 2019
Jean Hlay has served on the Board since February 2019. She has more than 25 years of executive and senior leadership experience in the consumer branded products manufacturing and distribution industries. Ms. Hlay most recently was President and Chief Operating Officer of MTD Products, Inc., a privately owned, global manufacturer and distributor of residential and commercial outdoor power equipment with over 7,000 employees in 16 major locations worldwide. She was named to the MTD Products, Inc. Board of Directors in 2002, was appointed President and COO in 2009, and continued in both roles until 2018. Prior to MTD Ms. Hlay was Chief Financial Officer of Crossville Rubber Products, Inc./Plastivax, Inc., a manufacturer of rubber and vinyl floor mats serving the automotive industry, and she began her career at Price Waterhouse (now PwC). She has been serving on the Pella Corp. Board of Directors since 2012, and from 2006 to 2018 she served on the Outdoor Power Equipment Institute Board of Directors. Ms. Hlay earned a Bachelor of Science, Business Administration degree in accounting from Bowling Green State University and is a CPA. Ms. Hlay was introduced to the Board by one of our current directors and then added to the pool of candidates being considered by our Nominating and Corporate Governance Committee.

Ms. Hlay's 25 years of experience in the consumer products manufacturing industry as well as her background in finance and accounting gives her the qualifications to serve on our Board.

Directors Not Up for Re-Election

Dudley W. Mendenhall Chairman of the Board Age: 64 Independent Director Since: June 2013 Committees: Chair of Audit, Member of Nominating and Corporate Governance and Audit Financial Expert

Dudley W. Mendenhall has served as Chairman of the Board since July 2017. He joined FOX as a director of its subsidiary in February 2012 and was appointed to serve as a member of the Company's Board in June 2013. Since July 2012 Mr. Mendenhall has been an independent consultant providing financial advisory services. He was Vice President, Strategy, Planning and Operations in the office of Strategy and Technology at Hewlett-Packard Co. from January 2010 to July 2012, Chief Financial Officer of Solera Holdings Inc., a provider of software and services to the automobile insurance claims processing industry, from March 2009 to August 2010, and Chief Financial Officer of Websense Inc. from September 2007 to March 2009. From April 2003 to September 2007 Mr. Mendenhall was Senior Vice President and Chief Financial Officer of K2 Inc., an international sporting equipment manufacturer. He earned a Bachelor of Arts degree in economics from Colorado College.

Mr. Mendenhall’s experience as chief financial officer at public companies and his background in finance and accounting assists our Board with financial review and risk management obligations.

Michael C. Dennison Director and President, Powered Vehicles Group Age: 51 Non-Independent Director Since: February 2018

Mr. Dennison joined FOX in August 2018 as President, Powered Vehicles Group and has served on the Board since February 2018. He most recently was President and Chief Marketing Officer for Flex Ltd. (NASDAQ:FLEX) from February 2012 to August 2018. Prior to such role at FLEX, Mr. Dennison served in a number of other leadership roles, from leading the procurement and global supply chain organizations for the company, to serving as Senior Vice President of Business Management for both the High-Velocity Solutions group and the Mobile and Consumer Segment. Prior to joining Flex Ltd. he was the Regional Director at Arrow Electronics, based in New York. Mr. Dennison earned a Bachelor of Arts degree in liberal arts from Oregon State University in 1989.

Mr. Dennison’s current position as President, Powered Vehicles Group and extensive management experience with international consumer products, high-technology, and global supply chain management qualifies him to serve on our Board.

Elizabeth A. Fetter Director Age: 60 Independent Director Since: June 2017 Committees: Member of Audit and Compensation

Elizabeth A. Fetter has served on our Board since June 2017. She has served on the McGrath Rentcorp Board of Directors since 2014, and also has served on the Alliant International University Inc. Board of Directors since 2015 and on the Connexed Technologies Inc. Board of Directors since 2004. Ms. Fetter served as a member of the Symmetricom Inc. Board of Directors from 2000 to 2013 and was appointed President and Chief Executive Officer of Symmetricom Inc. in April 2013. She served in this capacity until Microsemi Corp. acquired Symmetricom Inc. in November 2013. Ms. Fetter previously was President and Chief Executive Officer of NxGen Modular LLC from 2011 to 2012, and was President, Chief Executive Officer and a Director of Jacent Technologies in 2007. She also served on the Quantum Corp. Board of Directors from 2005 to 2013 and on the Ikanos Corp. Board of Directors from 2008 to 2009. She previously was the Alliant International University Inc. chair of the board of trustees and served as a trustee from 2004 to 2013. Ms. Fetter earned a Bachelor of Arts degree in communications from Penn State University, a Master of Science degree in industrial administration from Carnegie Mellon University (Tepper & Heinz Schools) and an Advanced Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization.

Ms. Fetter's more than 25 years of public and private company board service and past chief executive officer experience at multiple firms gives her the qualifications to serve on our Board.

Ted Waitman Director Age: 69 Independent Director Since: June 2013 Committees: Chair of Compensation, Member of Audit and Nominating and Corporate Governance

Ted Waitman has served on our Board since June 2013. Since 1978 he has held various leadership positions, including President and Chief Executive Officer of CPM Holdings Inc. since 1996 and Director at the same organization since 2003. From 2006 to 2008, Mr. Waitman was an independent director of Compass Diversified Holdings, our Sponsor’s parent, from 2006 to 2008. He previously was a Director of the American Feed Industry Association and President of the Process Equipment Manufacturers’ Association. Mr. Waitman earned a Bachelor of Science degree in industrial engineering from the University of Evansville.

Mr. Waitman’s various leadership positions and extensive management and operating experience qualifies him to serve on our Board.

Required Vote for Election of Directors

The election of directors is by plurality vote of holders present, in person or by proxy at the Annual Meeting and entitled to vote thereon, with each nominee receiving a plurality of the votes cast to be elected as a director.

Recommendation of the Board

The Board recommends that you vote “FOR ALL” the nominees, Ms. Hlay, Messrs. Enterline and Duncan, to be elected to our Board as Class III directors for a term ending at our 2022 Annual Meeting of Stockholders or earlier in the case of their death, resignation or removal.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL 2)
General
Our Audit Committee has appointed Grant Thornton LLP as independent public accountants to examine our consolidated financial statements for the fiscal year ending January 3, 2020, and has determined that it would be desirable to request that the stockholders ratify the appointment.
You may vote “For” or “Against” this proposal, or you may “Abstain” from voting.
Grant Thornton LLP is an independent registered public accounting firm and audited our financial statements for the fiscal years ended December 28, 2018, December 29, 2017, and December 30, 2016. Based on its past performance during these audits, the Audit Committee has selected Grant Thornton LLP as the independent auditor to perform the audit of our financial statements for fiscal year 2019. Information regarding Grant Thornton LLP can be found at www.grantthornton.com.
Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate questions.
Fees
The following table sets forth the total amount billed to us for the fiscal years ended December 28, 2018 December 29, 2017, and December 30, 2016 by Grant Thornton LLP.

	2018	2017	2016
Audit Fees (1)	$1,617,935	$1,377,610	$883,647
Audit-Related Fees (2)	71,924	236,886	234,182
Tax Fees (3)	113,172	47,644	68,358
Totals	$1,803,031	$1,662,140	$1,186,187

(1)
“Audit Fees” are fees billed by Grant Thornton LLP for professional services for the audit of our annual financial statements included in our annual reports on Form 10-K and for the review of our interim financial statements included in our quarterly reports on Form 10-Q or services that are normally provided by Grant Thornton LLP in connection with statutory and regulatory filings or engagements.

(2)
"Audit-Related Fees" are fees billed by Grant Thornton LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include consultations and audits related to mergers and acquisitions, and services related to offering of common stock and consents for registration statements.

(3)	“Tax Fees” are fees billed by Grant Thornton LLP for professional services rendered in connection with tax compliance, tax advice and corporate tax planning.
The Audit Committee has evaluated Grant Thornton LLP’s qualification, performance and independence and has determined that services provided by Grant Thornton LLP were permitted under the rules and regulations concerning public accountant's independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as amended, as well as by the Public Company Accounting Oversight Board (the “PCAOB”).

Pre-Approval Policy
The Audit Committee’s policy is to pre-approve any independent accountant’s engagement to render audit and or permissible non-audit services (including the fees charged and proposed to be charged by independent accountants) subject to the de minimus exceptions under Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as otherwise required by law. Non-audit services may include audit-related services, tax services, or other services. The Audit Committee annually reviews whether the provision of permitted non-audit services is compatible with maintaining the accountant’s independence. The Audit Committee pre-approved all "Audit-Related Fees" and "Tax Fees" in fiscal years 2017 and 2016.
Required Vote for Stockholder Approval
The affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote thereon is required to ratify the appointment.
Recommendation of the Board
The Board recommends that you vote “FOR” the ratification of the selection of Grant Thornton LLP to serve as independent auditor for the Company for the fiscal year ending January 3, 2020.

DIRECTOR COMPENSATION
Non-employee Director Compensation for Fiscal Year 2018

Any non-employee director who, directly or indirectly, beneficially owns 5% or more of outstanding securities or is employed by or represents a stockholder of us that, directly or indirectly, beneficially owns 5% or more of the Company’s outstanding securities is not entitled to receive any cash compensation or equity-based compensation for his or her service on the Board. Such non-employee director is, however, entitled to receive reimbursement for reasonable expenses that he or she properly incurs in connection with attending Board meetings and performing duties as a director.

For fiscal year 2018 our Non-employee Director Compensation Plan, as amended and restated, provided for an annual cash retainer of $50,000, payable quarterly for service as a non-employee director of FOX. Our Chairman of the Board is paid an additional annual retainer of $25,000 and an additional equity award outlined below, plus the other retainers and compensation he may receive. The chairpersons of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are provided additional annual retainers of $15,000, $7,500 and $7,500, respectively. Each non-employee director serving on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is provided additional annual retainers of $4,000, $3,000, and $3,000, respectively. Finally, each of the non-employee directors is entitled to receive reimbursement for reasonable expenses that they properly incur in connection with attending Board meetings and their duties as a director. For fiscal year 2018, such annual retainers were prorated for mid-year appointments with respect to Mr. Dennison.
Pursuant to our Non-employee Director Compensation Plan, as amended and restated, non-employee directors are also granted annual equity-based compensation awards in the form of restricted stock units ("RSUs") pursuant to the 2013 Omnibus Plan, as amended. These awards vest on the day immediately prior to the next Annual Meeting of Stockholders, subject to accelerated vesting in the event of the director’s death or a change in control of the Company and are subject to such additional terms and conditions as may be set forth in the applicable award agreement and plan. Subject to applicable laws and our policies in place for equity-based awards, through fiscal year 2018, the non-employee directors were entitled to receive an annual award of RSUs determined by dividing $50,000, by the closing price of our common stock on the date of grant. In fiscal year 2018, each non-employee director received an award of 1,427 RSUs on May 3, 2018. These awards will vest on the day immediately prior to the Annual Meeting, subject to accelerated vesting in the event of a director’s death or a change in control of the Company. The Chairman of the Board is entitled to receive an additional annual award of RSUs determined by dividing $15,000, by the closing price of our common stock on the date of grant.

The following table sets forth information for the year ended December 28, 2018 regarding the compensation awarded to, earned by or paid to persons who served as our directors during fiscal year 2018 who are not Named Executive Officers.

Name	Fees earned or paid in cash	Stock awards (1)	All other compensation	Total
Dudley W. Mendenhall	$86,500	$65,000	$—	$151,500
Michael C. Dennison (2)	25,833	59,574	—	85,407
Thomas E. Duncan	56,625	50,000	—	106,625
Elizabeth A. Fetter	55,750	50,000	—	105,750
Robert C. Fox Jr. (3)	—	—	22,779	22,779
Carl Nichols (4)	12,500	—	—	12,500
Ted Waitman	62,375	50,000	—	112,375

(1)
Amounts in this column represent the aggregate grant date fair value computed in accordance with FASB Topic 718 of RSUs awarded in 2018 pursuant to the 2013 Omnibus Plan. The RSUs vest on the day before the Company's Annual Meeting.

(2)
Mr. Dennison was appointed to our Board effective February 23, 2018. The fees shown represent Board services rendered through August 29, 2018 at which time was appointed by the Company to President, Powered Vehicles Group and no longer entitled to receive board fees. The amount in the stock awards column includes (a) a prorated RSU award Mr. Dennison received on February 23, 2018 for his period of Board service from February 23, 2018 until the date of the 2018 Annual meeting, and (b) the annual award equal to $50,000 of FOX stock. The fees paid to Mr. Dennison are also reflected in the Summary Compensation Table.

(3)	Mr. Fox retired from our Board effective August 29, 2018.

(4)	Mr. Nichols retired from our Board effective January 5, 2018.

CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of our Board, which currently consists of seven members. The primary responsibilities of our Board are to provide oversight, strategic guidance, counseling and direction to our management.
The Board of Directors
Governance Guidelines

Our Board has adopted a set of governance guidelines (the "Governance Guidelines") to assist our Board and its committees in performing their duties and serving the best interests of our Company and our stockholders. The Governance Guidelines cover topics including, but not limited to, director selection and qualification, director responsibilities and operation of our Board, director access to management and independent advisors, director compensation, director orientation and continuing education, succession planning, recoupment of performance-based compensation and the annual evaluations of our Board.

Code of Ethics

Our Board has adopted a Code of Ethics that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The Code of Ethics is posted on our website http://investor.ridefox.com/. The Code of Ethics can only be amended by the approval of a majority of our Board, including a majority of our independent directors. Any waiver to the Code of Ethics for an executive officer or director may only be granted by our Board and must be timely disclosed as required by applicable law. Any amendments to the Code of Ethics, or any waivers of its requirements, will be disclosed on our website at http://investor.ridefox.com/ or by filing with the SEC a Current Report on Form 8-K, in each case if such disclosure is required by rules of the SEC or Nasdaq Listing Rules.

Leadership Structure

The Board believes its current leadership structure best serves the interest of the stockholders. The Board does not have a policy as to whether the Chairman should be an independent director, but when the Chairman is not an independent director, the independent directors appoint a “Lead Independent Director.” Mr. Mendenhall, an independent director, is our Chairman and leads our Board. When Mr. Enterline becomes “Executive Chairman” in June, Mr. Mendenhall will become “Lead Independent Director” and will still serve in a leadership capacity on our Board. Mr. Mendenhall is now, and will continue to be, as Lead Independent Director, responsible for: approving Board meeting agendas; in consultation with the nonemployee directors and the Executive Chairman, when applicable, approving Board meeting schedules to ensure there is sufficient time for discussion of all agenda items; approving the type of information to be provided to directors for Board meetings; presiding at all executive sessions of the nonemployee directors (which are held after every Board meeting); when applicable, serving as liaison between the Executive Chairman and the independent directors; being available for consultation and direct communication with the Company’s shareholders; calling meetings of the nonemployee directors when necessary and appropriate; and performing such other duties as the Board may from time to time designate. The Chief Executive Officer has general charge and management of the affairs, property and business of the corporation, under the oversight, and subject to the review and direction, of the Board, but does not serve in a leadership capacity on the Board. The separation of the roles of Chief Executive Officer and the Chairman allows the Chief Executive Officer to focus primarily on leading the day-to-day operations of the Company while the Chairman can focus on leading the Board in its consideration of strategic issues and monitoring corporate governance, community relations and stockholder issues.

Our Board has three standing committees, comprised solely of independent directors, the Audit Committee, chaired by Mr. Mendenhall, the Compensation Committee, chaired by Mr. Waitman, and the Nominating and Corporate Governance Committee, chaired by Mr. Duncan. The responsibilities and authority of each committee are described later in this Proxy Statement.

Risk Oversight

The Board believes risk management is an important aspect of our business. The Board oversees and regularly reviews the Company's management of material risks. While the Board as a whole ultimately has the responsibility for overseeing risk management, the Board has delegated certain duties with respect to risk oversight to our Audit Committee. In furtherance of such purpose, the Audit Committee Charter specifically requires the Audit Committee to discuss with management, the internal auditor or internal audit service provider, as the case may be, and the independent public accountant the Company’s major risk exposures (whether financial, operations or both) and the steps management has taken to monitor and control such exposure, including the Company’s risk assessment and risk management policies. The Audit Committee reports back to the Board with its findings.

Board Meetings

During fiscal year 2018, the Board held four meetings. All of our directors who served in fiscal year 2018 attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served).

Attendance of Directors at the Annual Meeting

Pursuant to our Governance Guidelines, our directors are encouraged to attend our Annual Meetings of Stockholders. Two of our directors attended our 2018 Annual Meeting of Stockholders.

Policies

Hedging and Pledging Policy

Our Board has adopted the Policy Regarding Insider Trading, Tipping and Other Wrongful Disclosures, or the Insider Trading Policy. The Insider Trading Policy prohibits employees (including part-time and temporary employees), officers, directors, consultants and contractors of the Company from hedging transactions with respect to shares of our common stock. The Insider Trading Policy also requires directors, executive officers and designated insiders to obtain pre-approval from one of the Company's Compliance Officers before pledging shares of our common stock.

Clawback Policy

Additionally, our Board has adopted the Policy Regarding Recoupment of Incentive Compensation upon Restatement or Misstatement of Financial Results, or as Required by Law, or the Clawback Policy. According to the Clawback Policy, if, in the opinion of the independent directors of the Board, the Company's financial results are materially misstated due in whole or in part to intentional fraud or misconduct by one or more of the Company's executive officers, the independent directors have the discretion to use their best efforts to remedy the fraud or misconduct and prevent its recurrence. The independent directors may, for up to five (5) years following such misstatement and subject to the limitations herein, direct that the Company recover all or a portion of any bonus or incentive compensation paid, or cancel the stock-based awards granted, to the executive officer(s), as well as seek to recoup any gains realized with respect to equity-based awards, including stock options and RSUs. However, these "clawbacks" can only ensue if the following conditions have been met: (1) the bonus or incentive compensation to be recouped was calculated based upon the financial results that were restated, (2) one or more executive officers engaged in the intentional misconduct, and (3) the bonus or incentive compensation calculated under the restated financial results is less than the amount actually paid or awarded.

Certain Relationships and Related Transactions and Director Independence
Policies and Procedures for Related Party Transactions

Our Board has adopted a written related person transaction policy, which sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person. As provided by our Nominating and Corporate Governance Committee Charter, our Nominating and Corporate Governance Committee is responsible for reviewing and approving in advance any related party transaction and no related party transactions have been approved except in accordance with our policy.

Transactions with Related Parties

In addition to the director and executive officer compensation arrangements discussed under “Director Compensation” and “Executive Compensation,” the following is a summary of material provisions of transactions occurring since December 30, 2017, of which we have been or will be a party and in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our common stock, or entities affiliated with them, have had or will have a direct or indirect material interest. Transactions not meeting this threshold, including employment arrangements we may have with other relatives of our related parties, have not been disclosed.

Real Property Leases. Under a triple net lease, we rent our Watsonville, California manufacturing and office facilities from 130 Hangar Way, LLC, a California limited liability company, a company wholly owned by Robert C. Fox, Jr., the founder of our Subsidiary and former director of our Company. Mr. Fox retired from the Board effective August 29, 2018. Under this lease, we paid $0.7 million for the year ended December 28, 2018, $0.7 million for the year ended December 29, 2017, and $0.8 million for the year ended December 30, 2016. The lease ends on June 30, 2021.

Related Party Employment. A family member of Mr. Fox, the founder of our Subsidiary and former director of our Company, is employed by our Subsidiary as Director of Bike Operations. During the year ended December 28, 2018, the Director of Bike Operations earned salary of approximately $150,000 as well as incentive compensation of approximately $30,000. In April 2018, the Director of Bike Operations was awarded 700 RSUs with an aggregate market value of $23,275. The RSUs vest in four annual installments beginning in May 2019.

Director Independence

The rules and listing standards of NASDAQ, or the Nasdaq Listing Rules, generally require a majority of the members of our Board satisfy the Nasdaq Listing Rules criteria for “independence.” No director qualifies as independent under the Nasdaq Listing Rules unless our Board affirmatively determines that the director does not have a relationship with us that would impair independence (directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our Board has determined that Messrs. Mendenhall, Waitman, and Duncan and Mses. Fetter and Hlay are currently independent directors as defined under the Nasdaq Listing Rules. Mr. Enterline and Mr. Dennison have been determined to not be independent by our Board. During their service on the Board during fiscal year 2018, Mr. Fox was determined to not be independent by our Board and Mr. Nichols was determined to be independent. See “Certain Relationships and Related Transactions and Director Independence-Related Party Employment” and “Certain Relationships and Related Transactions and Director Independence-Real Property Leases” above for additional information.

Nominations of Directors and Diversity
Consideration of Director Nominees

The Nominating and Corporate Governance Committee annually assesses the size and composition of the Board in light of our operating requirements and has determined that seven is the appropriate number of directors to have on the Board. The Nominating and Corporate Governance Committee also identifies and makes recommendations to the Board with respect to candidates for election as directors by stockholders at our Annual Meetings of Stockholders. The Nominating and Corporate Governance Committee does not engage a director search firm to identify candidates, instead utilizing the human resources staff to engage in a thorough and exhaustive search for candidates. The Nominating and Corporate Governance Committee reviews candidates with certain criteria in mind, including, but not limited to: (a) qualities of intelligence, honesty, perceptiveness and responsibility; (b) a general interest in FOX and a recognition that, as a member of the Board, each director is accountable to the stockholders of FOX; (c) having a background that demonstrates an understanding of business and financial affairs of other organizations of comparable or large purpose, complexity and size, and subject to similar or greater legal restrictions and oversight; (d) being able to contribute to the effective management of the Company, taking into account the needs of the Company and such factors as the individual’s experience, perspective, skills and knowledge of the industries in which the Company and its subsidiaries operate; (e) having no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to the Company and its stockholders; (f) having no relationships that might impair his or her independence, including, but not limited to, business, financial or family relationships with the Company’s management; (g) possessing skills necessary for service on any Board committee; (h) being compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the Company as a director; and (i) possessing skills necessary for service on any Board committee. These criteria are set forth in the Nominating and Corporate Governance Committee Charter.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders provided the procedures set forth below are followed by stockholders in submitting recommendations, as provided for in the Fox Factory Holding Corp. Policy Regarding Security Holder Recommendations of Director Nominees. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates a candidate for nomination to the Board based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board at an Annual Meeting of Stockholders must do so by delivering no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting of Stockholders a written recommendation to the Nominating and Corporate Governance Committee c/o Fox Factory Holding Corp., 6634 Highway 53, Braselton, GA 30517, Attn: General Counsel and must meet the deadlines and other requirements set for in our Amended and Restated Bylaws (the “Bylaws”), the Fox Factory Holding Corp. Policy Regarding Security Holder Recommendations of Director Nominees and the rules and regulations of the SEC. If a proposed director candidate is recommended by a stockholder in accordance with the procedural requirements discussed above, the General Counsel will provide the stockholder recommendation to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will evaluate the proposed director’s candidacy and recommend whether the Board should nominate the proposed director candidate for election by our stockholders.

Diversity

The Nominating and Corporate Governance Committee has adopted a formal Diversity Policy within the Nominating and Corporate Governance Committee Charter. The Nominating and Corporate Governance Committee believes that differences in experiences, knowledge, skills and viewpoints enhance the Board’s overall performance. The Nominating and Corporate Governance Committee implements its Diversity Policy by considering such characteristics, among others, in selecting, evaluating and recommending proposed director candidates. In accordance with the Nominating and Corporate Governance Committee Charter, the Board performs an annual self-assessment of its performance and effectiveness, which seeks to identify any specific areas requiring improvement, including with respect to diversity.

Corporate Social Responsibility

Our Board is engaged and involved in overseeing the Company’s long-term strategy, including evaluating key business risks and opportunities, consumer trends and competitive developments. This also includes aspects of our sustainability initiatives that relate to our corporate strategy, which are discussed at Board meetings. Out of this process, the Board has increased our efforts on issues such as environmental sustainability and culture and human capital, in order to have a more positive impact on our business and society. As a reflection of the importance of these matters, in 2018 the Board approved a number of policies, including, the Health, Safety, and Employment Policy, the Human Rights Policy and Environment and Energy Policy. Each of these policies is posted on our website: http://investor.ridefox.com/corporate-governance. Certain members of management our responsible for the oversight of these policies and report to the Board with any updates with respect to the implementation of these policies and general performance of the Company in the environmental, social and governance areas (“ESG”). The Board, with the assistance of management, consistently monitors the Company’s ESG initiatives in an effort to reflect best practices.

Environmental sustainability

The Company assesses its environmental risks on an ongoing basis. We recognize that our operations have the potential to impact the environment, including, but not limited to, the use of non-recyclable materials in certain of our products and our continued business growth, which may cause higher utility usage. We are committed to promoting environmentally conscious business practices in an efficient and responsible manner. One of our manufacturing facilities was recently recognized as the “2018 Commercial Recycle Champion” by the City of El Cajon City Council. We are also taking steps to have certain of our manufacturing facilities ISO 14001 certified, and hope to have obtained an ISO 14001 certification at one such manufacturing facility in the near term.

Culture and human capital

The Company strives to create a respectful, rewarding, diverse, and inclusive work environment. Our leadership is focused on bringing out the best in people, supporting their goals, and allowing them to find deep meaning in their work, as the Board and management believe that the well-being of our employees impacts how our Company carries out its long-term corporate strategy. This includes building a culture where integrity, honesty, and compliance guide our decision making and employees feel free to ask questions and raise concerns when something does not seem right. The Board, the Compensation Committee, and the Nominating and Corporate Governance Committee engage with management and human resource executives on a regular basis across a broad range of human capital management issues.

Communications with the Directors
Stockholders wishing to communicate with the Board or an individual director may send a written communication to the Board or such director, c/o Fox Factory Holding Corp., 6634 Highway 53, Braselton, GA 30517, Attn: General Counsel. Communications may also be sent to the General Counsel by email at dhaugen@ridefox.com.

Each communication must be in the form described in the Fox Factory Holding Corp. Process for Security Holder Communications with the Board of Directors, which is posted on our website at http://investor.ridefox.com/. Communications determined by our General Counsel to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis. Any communications that concern questionable accounting or auditing matters involving us will be handled in accordance with the terms or our Code of Ethics.

Board of Directors, Executive Officers and Committees
Certain Information Regarding our Directors and Executive Officers

The name and age of each director, nominee and executive officer and the positions held by each of them as of the date of this Proxy Statement are as follows:

Name	Age	Class	Position
Larry L. Enterline	66	Class III	Director and Chief Executive Officer
Zvi Glasman	55	-	Chief Financial Officer and Treasurer
Michael C. Dennison	51	Class II	Director and President, Powered Vehicles Group
Christopher J. Tutton	45	-	President, Specialty Sports Group
Wesley E. Allinger	54	-	Executive Vice President - Cycling Business Unit
Dudley W. Mendenhall	64	Class I	Director and Chairman of the Board
Thomas E. Duncan	54	Class III	Director
Elizabeth A. Fetter	60	Class I	Director
Jean Hlay (1)	59	Class III	Director
Ted Waitman	69	Class II	Director
William H. Katherman (2)	60	-	Senior Vice President, Global Operations

(1)	Ms. Hlay was appointed to our Board effective February 25, 2019.

(2)	Mr. Katherman will no longer be considered an executive officer on March 30, 2019, when he transitions to the role of Operations Consultant.

Executive Officers who are not Directors

Zvi Glasman first joined us in January 2008, prior to our IPO, as Chief Financial Officer of our Subsidiary, initially as a consultant until his employment under the same title in September 2008. In connection with our IPO, which occurred in August 2013, we engaged Mr. Glasman to serve directly as our Chief Financial Officer, in addition to his position with our Subsidiary. Prior to joining our Subsidiary, Mr. Glasman served as Chief Financial Officer of Motive Eyewear, Inc., an eyewear supplier, from 2005 until 2008. From 2003 to 2005, he was Chief Financial Officer at Marshall & Swift, a software company focused on providing valuation solutions to the insurance and real estate industries, and from 2001 to 2003 he served as Chief Financial Officer of RealTimeImage Inc. ("RTI"), an internet infrastructure company providing imaging products and services for the graphic arts and medical communities. Mr. Glasman is an inactive CPA. He earned a BS in Finance from Pennsylvania State University in 1985.

William H. Katherman has served as Senior Vice President, Global Operations since February 2014. Prior to this role, Mr. Katherman served as the Company’s Vice President, Supply Chain since September 2012. Prior to joining the Company, Mr. Katherman served as Managing Director of Cisco Systems Video Technology, a producer of Cable Television Set-top Boxes, based in Shanghai, China from 2009 to 2012. From 1996 to 2008, Mr. Katherman served in various management roles, including Vice President and Managing Director of Asia Operations, based in Shanghai, China for Scientific-Atlanta, Inc., a Georgia-based manufacturer of cable television, telecommunications and broadband equipment. Mr. Katherman is a graduate of General Electric’s Financial Management Program and earned a BS in Business Administration from the University of Kansas in 1980. Mr. Katherman will no longer be considered an executive officer on March 30, 2019, when he transitions to the role of Operations Consultant.

Christopher J. Tutton has served as President, Specialty Sports Group since April 2018. Prior to serving in this role, Mr. Tutton served as President, Race Face & Easton Cycling from 2014 to 2018 after FOX acquired both Race Face Performance Products and Easton Cycling to form RFE Holdings Corp., a wholly-owned subsidiary of FOX. Prior to joining the Company from 2011 to 2014, Mr. Tutton restarted the Race Face brand founding a new company under Race Face Performance Products. He remained in the dual role as President of Race Face and Director of OEM sales at Easton Bell Sports (EBS) until purchasing Easton Cycling from EBS in 2013. Mr. Tutton started his career in the cycling industry at Rocky Mountain Bicycles and Race Face Components in 1994, working his way through various levels of increasing responsibility at Race Face to become the Vice President through 2008.

Wesley E. Allinger has as served as Executive Vice President, Specialty Sports Group, Cycling Unit since April 2018. Prior to serving in this role, Mr. Allinger served as the Vice President & General Manager, Bicycle Group from 2014 to 2018, General Manager for the powersports division of the Company from 2007 to 2013 and Engineering Manager for the powersports division of the Company from 2001 to 2007. Prior to joining the Company, Mr. Allinger served in various engineering capacities including Director of Engineering at RockShox, a producer of bicycle suspension products, from 1997 to 2001. Mr. Allinger worked as an engineer at General Motors from 1989 to 1997, including work associated with vehicle ride and handling and interior acoustics. Mr. Allinger spent two years working for a structural consulting firm in Warren Michigan. Mr. Allinger earned his Bachelors of Science in Engineering from Oakland University, Rochester, Michigan in 1988.

Executive officers. Our executive officers are elected by, and serve at the discretion of, our Board. There are no familial relationships between our directors and executive officers.

Committees of the Board of Directors

The composition and responsibilities of each of the separately designated standing committees of our Board are described below. Members serve on these committees until their earlier death, resignation or removal.

Audit Committee. Our Audit Committee held four meetings during fiscal year 2018 and is currently comprised of Ms. Fetter and Messrs. Mendenhall and Waitman, with Mr. Mendenhall serving as Chairman of the committee. Our Board has determined that each member of the Audit Committee is “independent” and “financially literate” under the Nasdaq Listing Rules and the SEC rules and regulations and that Mr. Mendenhall is an “audit committee financial expert” under the rules of the SEC. The responsibilities of the Audit Committee are included in its written charter, a current copy of which is available on our website http://investor.ridefox.com/. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act. The functions of this committee include, among others:

•	appointing, retaining, terminating, determining compensation for, and overseeing the independent registered public accounting firm;

•	reviewing the scope of the audit by the independent registered public accounting firm;

•	inquiring into the effectiveness of our accounting and internal control functions;

•
assisting our Board in fulfilling its oversight responsibilities relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, our adherence to policies regarding ethics and business practices and our enterprise risk-management practices;

•	approving, or pre-approving, all audit and all permissible non-audit services, other than de minimus non-audit services, to be performed by the independent registered public accounting firm; and

•
obtaining and reviewing a report by the independent registered public accounting firm, at least annually, that describes our internal control procedures, any material issues with such procedures, and any steps taken to deal with such issues.

Compensation Committee. Our Compensation Committee held four meetings in fiscal year 2018 and is currently comprised of Ms. Fetter and Messrs. Mendenhall and Waitman, with Mr. Waitman serving as Chairman of the committee. Our Board has determined that each member of the committee is “independent” under the Nasdaq Listing Rules and all applicable laws. Each of the members of this committee is also a “nonemployee director” as that term is defined under Rule 16b-3 of the Exchange Act and an “outside director” as that term is defined in Treasury Regulations Section 1.162-27(3). The responsibilities of the Compensation Committee are included in its written charter, a current copy of which is available on our website http://investor.ridefox.com/. The functions of this committee include, among others:

•
determining, or recommending to our Board for determination, the compensation of our Chief Executive Officer, our other executive officers, and direct reports to the Chief Executive Officer, and reviewing and approving or recommending to our Board for approval performance goals relevant to such compensation;

•	evaluating and recommending the type and amount of compensation to be paid or awarded to the members of our Board;

•	approving, periodically evaluating and proposing amendments to long-term incentive plans;

•
evaluating and recommending to our Board new equity incentive plans, compensation plans and similar programs advisable for us, as well as recommending to our Board the modification or termination of existing plans and programs; and

•	establishing or recommending policies with respect to compensation arrangements, including recoupment policies.
The Compensation Committee may delegate authority to the Chief Executive Officer to grant rights in, or options to purchase, shares of our common stock to eligible employees who are not executive officers, subject to certain limitations.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee held four meetings in fiscal year 2018 and is currently comprised of Messrs. Mendenhall, Duncan and Waitman, with Mr. Duncan serving as Chairman of the committee. Our Board has determined that each member of the committee is “independent” under the Nasdaq Listing Rules and all applicable laws. The responsibilities of the Nominating and Corporate Governance Committee are included in its written charter, a current copy of which is available on our website http://investor.ridefox.com/. The functions of this committee include, among others:

•	interviewing, evaluating and recommending to our Board candidates for election as our directors, including nominations by stockholders;

•	responsibility for matters relating to nomination of directors;

•	maintaining formal criteria for selecting director nominees who will best serve the interests of our Company and our stockholders;

•	considering and assessing the independence of members of our Board;

•	evaluating director performance on our Board and applicable committees of our Board and determining whether continued service on our Board is appropriate;

•	evaluating the adequacy of our corporate governance practices and policies;

•	reviewing and approving all related party transactions;

•
developing and periodically reviewing and recommending to our Board appropriate revisions to our corporate governance framework, including our Amended and Restated Certificate of Incorporation, Bylaws and Governance Guidelines;

•	monitoring compliance with our Governance Guidelines;

•	reviewing the composition of each committee annually and presenting recommendations for committee membership for our Board to consider; and

•
reviewing and discussing with the Chief Executive Officer and reporting to our Board plans for executive officer development and corporate succession plans for the Chief Executive Officer and other executive officers.

Compensation Committee Interlocks and Insider Participation. No member of our Compensation Committee was an employee or officer of FOX during fiscal year 2018, or was formerly an employee or officer of FOX or had any relationship requiring disclosure by FOX under item 404 of Regulation S-K. None of our executive officers currently serves, or in the past fiscal year has served, as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary

This Compensation Discussion and Analysis explains our compensation philosophy, summarizes our compensation programs and reviews compensation decisions for the executives identified as Named Executive Officers in the Summary Compensation Table. Our executive compensation philosophy, policies, plans and programs are under the supervision of the Compensation Committee. For a description of the composition, authority and responsibilities of the Compensation Committee, see “Corporate Governance- Board of Directors, Executive Officers and Committees." Unless the context requires otherwise, in this Compensation Discussion and Analysis when we refer to the “Committee,” we are referring to the Compensation Committee, and when we refer to “Named Executive Officers” or “NEOs," we are referring to the executives identified as Named Executive Officers in the Summary Compensation Table, who for fiscal year 2018 were:

•	Larry L. Enterline, Chief Executive Officer

•	Zvi Glasman, Chief Financial Officer and Treasurer

•	Michael C. Dennison, President, Powered Vehicles Group

•	Christopher J. Tutton, President, Specialty Sports Group

•	Wesley E. Allinger, Executive Vice President, Cycling Business Unit, Specialty Sports Group

Our compensation programs are designed with the general goals and objectives of creating a compensation program that:

•	Attracts;

•	Engages;

•	Rewards for results; and

•	Retains
individuals, in an effort to build a workforce that advances the interests of the Company and its stockholders.
In making compensation decisions for 2018, the Compensation Committee considered our prior year’s financial results, our operating strategy and goals, and took into account our Say-on-Pay results.
The Company performance metric we believe is most important to our stockholders is the same metric we used in determining performance-based compensation in 2018, EBITDA. We believe EBITDA directly correlates to stock price and is a good indicator of net income and cash flow health.
2018 Performance Highlights and Key Accomplishments
Record Financial Results
We delivered record financial results in fiscal year 2018. We benefited from consistent execution and favorable business fundamentals in our Powered Vehicles Group and in our Specialty Sports Group. Our broad-based growth led to annual sales and profitability well above our initial expectations.
FY2018 RESULTS

Sales	$619.2 million

Net income attributable to FOX stockholders	$84.0 million

Earnings per diluted share	$2.16

Non-GAAP adjusted net income*	$86.7 million

Adjusted earnings per diluted share*	$2.22

Adjusted EBITDA*	$124.6 million

* Reconciliations of non-GAAP measures provided in Annex A, attached hereto.

FY2018 Percentage Increases (Year over Year)
Strong Historical Financial Performance for Stockholders
Our record of strong performance is reflected in our one-, three- and five-year total stockholder returns ("TSRs") which significantly outperformed those of our peers.

Key 2018 Accomplishments
On the Powered Vehicles Group side, more OEM vehicles are riding on FOX shocks, strengthening our presence in the off-road capable on-road vehicle market. New vehicles featuring FOX shocks include the 2020 Jeep Gladiator, the 2019 Ford Ranger Raptor, and the 2020 Toyota Sequoia TRD Pro. The Sequoia is the fourth model in Toyota’s TRD Pro lineup, and we’re pleased that the entire TRD Pro lineup is on FOX. At the 2019 Chicago Auto Show, Tuscany unveiled the new officially licensed 2019 F-150 Harley-Davidson Edition.
On the Specialty Sports Group side, momentum continues on the back of a strong model year 2019 product portfolio. Our products have been well received by our OEM and our aftermarket customers.
Pinkbike named the FOX GRIP2 Damper Cartridge its Suspension Product of the Year, Live Valve earned a 2019 Design & Innovation Award in the Off-Road Components category, and Race Face was rated the No. 1 crankset and No. 1 chainring to buy in the VitalMTB Reader Survey.
Additionally, the Marzocchi Z1 was rated Best Value in Test in the Enduro Fork Group by ENDURO MountainBike Magazine, and our Race Face Next R31 carbon wheelset was named Outdoor Gear Lab’s Editors’ Choice, Best Mountain Bike Wheels.
Succession Planning
On February 26, 2019, we announced that our long-time CEO, Larry L. Enterline, will retire from the role of Chief Executive Officer after eight years with the Company, and become Executive Chairman of the Board, effective June 29, 2019. Concurrently, Michael C. Dennison, FOX’s President, Powered Vehicles Group, will become CEO and remain a director on the Board. Upon the appointment of Mr. Enterline to Executive Chairman, Dudley W. Mendenhall will transition from Chairman of the Board to Lead Independent Director. The implementation of such succession planning was the result of years of careful planning and thought by the Board and the Nominating and Corporate Governance Committee, which undertakes an annual assessment of our CEO succession plan in accordance with our Corporate Governance Guidelines. The Board believes the succession plan will result in a seamless transition of leadership from Mr. Enterline to Mr. Dennison. The Board is grateful that Mr. Enterline has decided to stay with FOX as Executive Chairman of the Board to continue to work with Mr. Dennison, the Board, and our entire FOX team on strategy and business development initiatives.

Key Compensation Decisions for Fiscal Year 2018

•
Base Salary. During fiscal year 2018, Zvi Glasman received a 3.7% merit-based increase in base salary, Christopher J. Tutton received a 18.8% increase in base salary in connection with his promotion to President, Specialty Sports Group, and Wesley E. Allinger received a 8.5% increase in base salary in connection with his promotion to Executive Vice President, Cycling Business Unit, Specialty Sports Group.

•	Annual Performance-Based Cash Bonuses. Excluding promotional increases, target incentives, as a percentage of base salary, for NEOs remained flat year over year.

•
The Company Performance Bonus portion of the Cash Bonuses were paid out at the “Maximum Level,” in respect of fiscal year 2018 performance as the Company far exceeded the $117.2 million “Maximum Level” of Company Target Adjusted EBITDA set by the Board. Company Target Adjusted EBITDA for fiscal year 2018 was set by the Board at $106.5 million.

•
The Group Performance Bonus portion of the Cash Bonuses with respect to the Powered Vehicles Group was paid out at the “Maximum Level,” in respect of fiscal year 2018 performance since Actual Group Adjusted EBITDA for the Powered Vehicles Group was $67.9 million, 117.5% of the Group Target Adjusted EBITDA for the Powered Vehicles Group set by the Board.

•
The Group Performance Bonus portion of the Cash Bonuses with respect to the Specialty Sports Group was paid out at the “Maximum Level," in respect of fiscal year 2018 performance since Actual Group Adjusted EBITDA for the Specialty Sports Group was $56.7 million, 116.4% of the Group Target Adjusted EBITDA for the Specialty Sports Group set by the Board.

•
Equity Incentive Compensation. The Committee awards equity compensation that vests over several years in order to promote long-termism. Based on the Company’s performance in fiscal year 2017 and after consideration of prior equity-based awards still outstanding, only three of our NEOs received equity-based awards under the terms of the 2013 Omnibus Plan in fiscal year 2018. Neither Mr. Enterline nor Mr. Glasman received grants of equity-based awards in fiscal year 2018, in light of the grants each received in 2017 and consistent with the Company’s historical practice, established at the time of its IPO, of providing front-loaded equity grants to such individuals.

Mix of Elements of Compensation for Fiscal Year 2018

For 2018, the mix of the key elements of compensation our Named Executive Officers were eligible to receive at target levels was as follows (excluding compensation of the type that would fall under “All Other Compensation” in our Summary Compensation Table):

Name	Base Salary %	Annual Performance-Based Cash Bonuses % (AT TARGET)	Fair Value of Restricted Stock Granted %
Larry L. Enterline	50%	50%	—%
Zvi Glasman	67%	33%	—%
Michael C. Dennison	26%	19%	55%
Christopher J. Tutton	28%	14%	59%
Wesley E. Allinger	33%	13%	54%
Our executive compensation program is predominantly performance-based. As an executive’s ability to impact operational performance increases, so does the proportion of his or her at-risk compensation. Target short- and long-term incentive compensation (where applicable) grows proportionately as job responsibilities increase, which encourages our officers to focus on the Company’s long-term success and aligns with the long-term interests of our stockholders. We tie all annual Cash Bonuses for our NEOs to EBITDA targets because we believe EBITDA is the most important metric to our stockholders, since it directly correlates to stock price and is a good indicator of net income and cash flow health. For the majority of our NEOs annual Cash Bonuses are the only portion of their compensation that is directly tied to a performance metric. However, the Committee takes into account Company performance when determining the number of RSUs to be awarded to our named executive officers (making such compensation “at-risk” to the performance of the Company).
The graphics below illustrate the mix of fixed and incentive compensation opportunities at target we provided to our CEO and other current NEOs for fiscal year 2018.

Highlights of Executive Compensation Practices

What We Do	What We Do Not Do
✓ Pay for Performance	œ Hedging Transactions
The Company ties pay to performance, as evidenced in in the above “Mix of Elements of Compensation for fiscal year 2018,” where compensation not tied to performance, only makes up an average of 28% of the compensation mix for the Named Executive Officers.
Insiders are prohibited from engaging in hedging transactions with respect to the Company's shares of common stock, in accordance with the Company’s Insider Trading Policy.
✓ Use of Market Data	œ Short-Term Trading
The Company uses market data analyses to ensure executive and directors receive competitive compensation opportunities.
Insiders are prohibited from short-term trading in the Company's shares of common stock, other than when such shares are acquired as a result of stock option exercise or other employee benefit plans, in accordance with the Company’s Insider Trading Policy.

✓ Clawback Policy	œ Recycle Stock Awards
The Company maintains a Clawback Policy, allowing the independent directors of the Board to clawback all or a portion or any bonus or incentive compensation paid, or cancel stock-based awards granted to executive officers upon restatement or misstatement of financial results, or as required by law.
The Company amended the 2013 Omnibus Plan in 2017 to remove the ability to recycle any shares underlying outstanding awards that are ultimately settled for cash.
✓ Independent Compensation Consultant	œ Reprice Awards
In fiscal year 2018, the human resources staff, upon the recommendation of the Committee, engaged an independent compensation consultant, Aon, for a variety of purposes, including undertaking a review of the Company's peer group.

Except in connection with a corporate transaction or event requiring an adjustment under the terms of the 2013 Omnibus Plan, the terms of outstanding equity awards may not be amended to reduce the exercise price of options or the grant price of stock appreciation rights, or cancel options or stock appreciation rights in exchange for cash, other awards or options or stock appreciation rights with an exercise price or grant price, that is less than the exercise price of the original options or grant price of the original stock appreciation rights, as applicable, without stockholder approval.

✓ Double-Triggers for Cash Severance
Mr. Enterline’s and Mr. Glasman’s Employment Agreements require a “double trigger” for cash severance in the event of a change of control. No other Employment Agreements provide for additional severance payments in the event of a change of control. See “Employment Agreements” section below for additional information.

✓ RSU Awards to Promote Long-Termism
The Company awards restricted stock units, with long vesting periods, that are forfeited up termination from employment, in order to promote long-termism.

Oversight of Executive Compensation

The Compensation Committee
The Committee has sole responsibility for all elements of Named Executive Officer and director compensation. The Committee meets in executive session without the Chief Executive Officer to determine his compensation. The Committee evaluates the performance of the Chief Executive Officer against goals and objectives reviewed and approved by the Committee. The Committee also reviews the performance evaluation of all other Named Executive Officers, which are provided by the Chief Executive Officer. The Committee receives recommendations from the Chief Executive Officer as to compensation of other Named Executive Officers, and the Chief Executive Officer participates in Committee discussions regarding the compensation of such officers. The Committee operates pursuant to a written charter, which is available on our website at: http://investor.ridefox.com/.
Each year, the Committee reviews the Company’s total compensation program to ensure that it is designed to achieve the Company’s compensation objectives. In conducting its annual review, the Committee considers information provided by our human resources staff, often including information from independent compensation consultants and compensation data service providers.
While the Committee has the authority, in its sole discretion, to retain independent compensation consultants, it is usually the human resources staff of the Company, upon recommendation from the Committee, which periodically retains independent compensation consultants to provide surveys and reports containing competitive market data with respect to certain executive officers, directors and types of compensation.

Compensation Consultant
For compensation-related decisions in fiscal year 2018, the human resources staff retained the services of Aon as independent executive compensation consultant to advise the Committee on compensation matters related to the executive and director compensation programs. In fiscal year 2018, Aon assisted the Committee with, among other things:
•executive and director market pay analysis;
•reviewing and making changes to the compensation peer group (as discussed below);
•development of executive and director pay programs;
•assisting with the Compensation, Discussion and Analysis disclosures; and
•providing compensation governance advisory services.
Aon reported to the Compensation Committee and the human resources staff and had direct access to the members of the Compensation Committee. The Compensation Committee conducted a specific review of its relationship with Aon in 2018, and determined that Aon’s work for the Compensation Committee did not raise any conflicts of interest. Aon’s work has conformed to the independence factors and guidance provided by the Dodd Frank Act, the SEC and the NASDAQ.
Use of Market Data Analyses
During 2018, the human resources staff retained Aon to assist with reviewing and updating its peer group to ensure that all peers remain appropriate for go-forward market comparisons. The Company had not revised its peer group since 2016 and has grown significantly since such time. The following reflects the peer group used to set fiscal year 2018 executive compensation, prior to the review by Aon:

American Outdoor Brands Corporation	Badger Meter, Inc.	Callaway Golf Company
Douglas Dynamics, Inc.	Farmers Bros. Co.	Gentherm Incorporated
Helios Technologies	InvenSense, Inc.	iRobot Corporation
Johnson Outdoors Inc.	Malibu Boats, Inc.	Marine Products Corporation
Motorcar Parts of America, Inc.	Movado Group, Inc.	Nautilus, Inc.
Standex International Corporation	Sturm, Ruger & Company, Inc.	Superior Industries International, Inc.
Vera Bradley, Inc.	WD-40 Company	Winnebago Industries, Inc.
Aon’s review took into account revenue size, as well as FOX’s own GICS industry code, and broader related industry/company groupings such as leisure and high-value brand names. Similar criteria were used by Aon for comparison to propriety survey data. Based upon such evaluation it was proposed that Farmers Bros. Co., InvenSense, Inc. and Nautilus, Inc. should be removed from the Company’s peer group, and Acushnet Holdings Corp., Briggs & Stratton Corporation, Dolby Laboratories, Inc., Dorman Products, Inc., Energizer Holdings, Inc., Gentex Corporation and RBC Bearings Incorporated should be added to the Company's peer group, going forward.
The Committee approved the changes to the Company’s peer group believing that such adjustments and resulting peer group bring the market comparators in line with the Company’s projected size, and maintains a robust group. The Company’s revenue is in line with the new peer group median, while market cap is in the upper quartile due to significant stock price growth relative to the Company’s revenue size.
In 2018, Aon was also engaged to perform executive and director pay analysis based on the Company's new peer group. In addition, in fiscal year 2018, the human resources staff purchased subscriptions to financial and executive compensation databases to obtain market data, including a subscription to the Economic Research Institute ("ERI"), a leading third-party compensation data provider. Utilizing the data provided by ERI, the human resources staff reviewed the compensation of executives of peer group companies based on a number of criteria including, but not limited to: (i) geography, (ii) revenue, (iii) growth rate, (iv) types of products and (v) EBITDA. The scope of ERI’s services to the Company during fiscal year 2018 was limited to providing access to its database to the human resources staff. The human resources staff also constantly monitors public sources known within the industry to keep up to date on market trends.

The human resources staff uses the various surveys and reports it obtains from the independent compensation consultants, the compensation databases, and publicly available sources to make recommendations to the Committee concerning executive compensation. When creating its recommendation the human resources staff analyzes market data regarding the compensation mix among base salary, annual incentive and long-term incentives such as performance-based cash awards, stock options and RSUs. The Committee reviews this mix analysis when evaluating the separate compensation elements for each executive. The surveys that our human resources staff reviews may also show percentile compensation levels for various executive positions with comparable job responsibilities. The human resources staff does not make recommendations based on any particular percentile, and market data is only one of many factors that the human resources staff considers in the making recommendations regarding executive compensation levels. Other factors include internal pay equity, level of responsibility, the individual’s performance, expectations regarding the individual’s future potential contributions, succession planning, retention strategies, budget considerations and the Company’s performance. The Committee relies on its collective experience and judgment along with the recommendations prepared by our human resources staff to set executive compensation.
Risk Assessment
In formulating and evaluating material elements of compensation available to Named Executive Officers, both the Committee and our human resources staff take into consideration whether any such programs may encourage excessive risk-taking behavior. Based on such review, the Committee concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us. In making such determination the Committee took into consideration the many design features that mitigate the likelihood of inducing excessive risk-taking behavior. In particular the Committee believes that our use of RSU awards as the primary equity feature in our compensation program, as outlined below, minimizes risks that the Named Executive Officer’s short-term interests may not align with longer-term interests of stockholders. Additionally, the Committee believes the Company’s Policy Regarding Recoupment of Incentive Compensation upon Restatement or Misstatement of Financial Results, or as Required by Law, which allows the independent directors of the Board to clawback all or a portion or any bonus or incentive compensation paid, or cancel stock-based awards granted to executive officers upon restatement or misstatement of financial results, or as required by law, discourages excessive risk taking by executives.
“Say on Pay” Outcome and Stockholder Outreach Efforts
We have engaged in extensive ongoing stockholder outreach over the past year to better understand stockholder perspectives and consider ideas for improvements to, among other things, our corporate governance, sustainability and executive compensation practices, as well as our business strategy and public disclosures. In May 2018, we received approximately 74% stockholder support for our Say on Pay proposal. The Board of Directors and management were disappointed not to receive stronger support for our Say on Pay proposal. In direct response, at the direction of the Board, management engaged with our stockholders to understand investor concerns and preferences, focused on Say on Pay responsiveness. The outreach efforts in advance of this Proxy Statement filing is described below.

•	Solicited for Conversations. In advance of this proxy statement filing, we reached out to stockholders representing approximately 68% of our outstanding shares as of December 31, 2018.

•	Held Discussions.

◦
We held discussions with all interested holders, representing approximately 28% of our outstanding shares as of December 31, 2018, to obtain additional feedback on our corporate governance and executive compensation practices.

◦
Many of our top investors, representing approximately 40% of our outstanding shares as of December 31, 2018, declined a discussion on this topic, often citing limited or no concern with executive compensation and Company performance and/or previous engagements by the Company.

During all stockholder outreach meetings, the Company sought input on its executive compensation program, as well as emerging topics of expressed stockholder interest, such as environmental, social and governance issues (“ESG”). We received many supportive and positive comments on the Company’s direction (both from a business growth and governance perspective).

While stockholders had varying perspectives, a few common themes emerged. The following chart summarizes what we heard and our responses:

What We Heard	Our Response

Stockholders expressed to us that they are focused on gender diversity in the boardroom	The Nominating & Corporate Governance Committee has a formal Diversity Policy, and with the appointment of Ms. Jean Hlay to our Board, 40% of our independent directors are women

Stockholders encouraged us to enhance our ESG disclosure practices
Our efforts on ESG are described in the Corporate Social Responsibility section of this Proxy Statement. The Board approved a number of policies during 2018 including the Health, Safety, and Employment Policy, the Human Rights Policy and Environment and Energy Policy. Each of these policies is posted on our website: http://investor.ridefox.com/corporate-governance

Stockholders asked us about our human capital management approach, as well as succession planning
The Board concluded a rigorous management succession planning process which is described in the Board’s letter as well as in the Executive Summary section of this Proxy Statement. The Company has also built a robust HR program to build growth opportunities for its employees and engages in succession planning for roles that are below the management ranks, a process which the Board also discusses with HR executives

Stockholders voiced their preference for performance-based incentive plans without introducing complexity to the plan design
The Compensation Committee uses EBITDA as a key performance metric in the incentive plans, as EBITDA is primarily used to evaluate the performance of the Company and management’s execution of strategy. The Committee also took into consideration that EBITDA is a useful proxy for cash flow, an important measure to prioritize for stockholder value creation

Stockholders asked us why we don’t use a measure that includes the impact of capital allocation
While the Company's EBITDA measure does not specifically contain a formal efficiency-of-capital element, EBITDA is derived from our formal annual operating plan which includes a rigorous method for approving capital investments. We believe that our focus on EBITDA as the primary incentive plan metric is helping us to drive our strong return on invested capital (ROIC) performance. FOX's 3- year GAAP ROIC of 19.1% as of year-end 2018 was at the 75th percentile relative to our 2019 compensation peer group.

Stockholders asked us whether we will continue to rely on front-loaded equity awards for the long-term incentive plan
The Company has only been public for approximately 5 years, and was previously owned by a private equity sponsor who utilized front-loaded grants for retention purposes in connection with the IPO. Though front-loaded equity awards are typical for private equity sponsored companies, the Compensation Committee is evaluating how to reflect stockholder feedback as it contemplates future awards. The Company has already begun limiting the use of front-loaded equity awards to a smaller number of participants, however in certain circumstances believes their use may continue to be appropriate.

Stockholders asked us about our cybersecurity risk oversight
The Board oversees and regularly reviews the Company’s management of material risks, including cybersecurity, which are regularly identified, managed, and reported to senior management and the Board. The Company recently hired a new Chief Information Officer, integrated IT security into corporate risk metrics, and implemented a General Data Protection Regulation (GDPR) compliance regime.

Stockholders asked about certain governance improvements that they can expect (e.g., declassification of the Board, majority voting)
While our governance profile on stockholder rights is within industry practice for a company that became publicly listed approximately five years ago, the Board routinely discusses the evolution of certain governance structures as the Company further matures. The Board takes a proactive approach on diversity, human capital management, culture and ESG, and in its discussions regarding the Company’s governance evolution the Board affords the stockholder feedback weight

We regularly conduct ongoing reviews of both our governance and executive compensation practices to ensure that we maintain best practices and enhanced disclosure in our Proxy Statement and other SEC filings. We have also worked to expand and enhance our public disclosure around the topics of interest to our stockholders during these discussions.

Tax Deductibility of Executive Compensation

Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 (“TCJA”) was signed into law, Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") ("Section 162(m)"), generally disallowed a tax deduction to publicly held companies for compensation paid to certain executive officers in excess of $1 million per officer in any year that did not qualify as performance-based. In connection with fiscal year 2017 compensation decisions, the Committee considered the potential tax deductibility of executive compensation under Section 162(m) under pre-TCJA guidance and sought to qualify certain elements of these applicable executives’ compensation as performance-based while also delivering competitive levels and forms of compensation.

Under the TCJA, the performance-based exception has been repealed and the $1 million deduction limit now applies to anyone serving as the chief executive officer or the chief financial officer at any time during the taxable year and the top three other highest compensated executive officers serving at fiscal year-end. The TCJA includes a transition relief rule pursuant to which the changes to Section 162(m) under the TCJA, including the elimination of the exception for qualified “performance-based” compensation, will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017, and is not materially modified after that date. To the extent applicable to our existing contracts and awards, we expect to take advantage of this transition relief rule whenever possible. For this reason, our stockholders are being asked to approve the material terms of the performance goals of our 2013 Omnibus Plan, which were last approved by our stockholders at the 2014 Annual Meeting of Stockholders, as set forth in Proposal No. 4 below. Because of uncertainties as to the application and interpretation of the transition relief rule, however, no assurances can be given at this time that our existing contracts and awards, even if in place on November 2, 2017, and not modified following such date, will meet the requirements of the transition relief rule.

Elements of Our Compensation Program

Our executive compensation program is designed to achieve our goals and objectives through rewarding our executives appropriately for their contributions to corporate growth, seeking to retain our executives and encouraging our executives’ active engagement in their roles. Our executive compensation program consists of the following elements:

Base salary
Performance-based cash bonus
(based, in whole or in part, on financial performance of the Company and, as applicable, the financial performance of certain groups of the Company as well as individual performance)

Awards of RSUs (subject to the discretion of the Committee)
Minimal benefits and perquisites

We do not offer pension or other retirement plans for executives, other than a 401(k) plan that is offered to our employees generally.

Base Salaries. We provide our Named Executive Officers with a base salary to compensate them for services rendered during the fiscal year and sustained performance. The purpose of the base salary is to reflect job responsibilities, value to us and competitiveness of the market. Salaries for our Named Executive Officers are determined by the Committee based on the following factors: nature and responsibility of the position and, to the extent available, salary norms for comparable positions, the expertise of the individual executive, the competitiveness of the market for the executive’s services, and, for all Named Executive Officers other than the Chief Executive Officer, the recommendations of our Chief Executive Officer. The Committee believes that the base salary of each of the Named Executive Officers is, particularly in light of each of their total compensation packages, competitive with the market.

The following table summarizes base salaries for our Named Executive Officers approved by the Committee for fiscal year 2018, as well as the base salary percentage increase over fiscal year 2017 base salaries:

Name of Executive Officer	Title	2018	2018
		Base Salary	Base Salary Increase (%)
Larry L. Enterline	Chief Executive Officer	750,000	—%
Zvi Glasman	Chief Financial Officer and Treasurer	363,000	3.7%
Michael C. Dennison	President, Powered Vehicles Group	500,000	—%
Christopher J. Tutton	President, Specialty Sports Group	300,000	18.8%
Wesley E. Allinger	Executive Vice President, Cycling Business Unit, Specialty Sports Group	280,000	8.5%

During fiscal year 2018, Zvi Glasman received a 3.7% merit-based increase in base salary, Christopher J. Tutton received a 18.8% increase in base salary in connection with his promotion to President, Specialty Sports Group, and Wesley E. Allinger received a 8.5% increase in base salary in connection with his promotion to Executive Vice President, Cycling Business Unit, Specialty Sports Group.

Annual Performance-Based Cash Bonuses. Our practice is to award annual performance-based cash bonuses (each a “Cash Bonus”) to the Named Executive Officers, in accordance with the underlying formulas set forth in the Employment Agreements of each Named Executive Officer. The underlying factors for determining the amount of the Cash Bonuses vary among the Named Executive Officers. For fiscal year 2018, Mr. Enterline and Mr. Glasman were eligible to receive a Cash Bonus based only on the Company’s achievement of Company Target Adjusted EBITDA (as defined below) (a “Company Performance Bonus”). Mr. Dennison, Mr. Tutton, and Mr. Allinger were eligible to receive a Cash Bonus comprised of three parts (i) a Company Performance Bonus, (ii) a cash bonus based on the group of the Company of which the executive is a part achieving Group Target Adjusted EBITDA (as defined below) (the “Group Performance Bonus”), and (iii) the executive’s achievement of certain individual performance ratings (the “Rating Bonus”). However, no Named Executive Officer was eligible to receive a Cash Bonus if the Company’s actual Adjusted EBITDA for fiscal year 2018 was under 90% of Company Target Adjusted EBITDA. Additionally, in order to encourage and reward longevity, the Named Executive Officers are not entitled to any Cash Bonus unless the Named Executive Officer is employed by the Company on the day on which the Company actually pays the Cash Bonuses to its executives. In cases where the Company significantly outperforms targets, including at the Maximum Level, no additional compensation is awarded. However, as evidenced by our fiscal year 2018 performance, we do not believe the lack of an additional incentive disincentives our named executive officers

With respect to each Cash Bonus “Company Target Adjusted EBITDA” means, for each fiscal year, the Adjusted EBITDA set forth in the operating budget of the Company, as approved by the Board, for the particular year and “Group Target Adjusted EBITDA” means, for each fiscal year, the Group Adjusted EBITDA set forth in the operating budget of the Company, as approved by the Board, for the particular year. For fiscal year 2018, Company Target Adjusted EBITDA was set at $106.5 million and Group Target Adjusted EBITDA for the Specialty Sports Group was $48.7 million and for the Powered Vehicles Group was $57.8 million. “EBITDA” means the earnings before interest, taxes, depreciation and amortization of the Company on a consolidated basis, calculated in accordance with generally accepted accounting principles and applied on a consistent basis. The amount of Cash Bonus ultimately awarded is derived from different formula’s in each Named Executive Officer’s Employment Agreement for each of the following performance goal levels: “Minimum Level” (90% of Target Adjusted EBITDA to Target Adjusted EBITDA), “Target Level” (Target Adjusted EBITDA to 110% of Target Adjusted EBITDA) and “Maximum Level” (Greater than 110% of Target Adjusted EBITDA).

2018 Targets

	Target Adjusted EBITDA	Actual Adjusted EBITDA*	% of Target
Company	$106.5	$124.6	117.0%
Group (Powered Vehicles Group)	57.8	67.9	117.5%
Group (Specialty Sports Group)	48.7	56.7	116.4%

Company Performance Bonus

The table below provides the Company Performance Bonus each of Messrs. Enterline, Glasman, Dennison, Tutton and Allinger were eligible to receive based on the Minimum Level, Target Level and Maximum Level of achievement of Company Target Adjusted EBITDA in fiscal year 2018 based on the formulas outlined in their employment agreements and the amount of Company Performance Bonus Messrs. Enterline, Glasman, Dennison, Tutton and Allinger actually received with respect to the fiscal year 2018 performance:

	Minimum Level (1)	Target Level (2)	Maximum Level (3)	Amount of 2018 Company Performance Bonus (4)
Larry L. Enterline	375,000	750,000	1,125,000	$1,125,000	(5)
Zvi Glasman	90,750	181,500	272,250	272,250	(6)
Michael C. Dennison	56,250	112,500	168,750	56,404	(7)
Christopher J. Tutton	22,500	45,000	67,500	67,500	(8)
Wesley E. Allinger	16,800	33,600	50,400	50,400	(9)

(1)	Assumes 90% of Company Target Adjusted EBITDA is achieved.

(2)	Assumes Company Target Adjusted EBITDA is achieved.

(3)	Assumes 110% of Company Target Adjusted EBITDA is achieved.
(4) Based on the achievement of greater than 110% of Company Target Adjusted EBITDA in fiscal year 2018.
(5) Mr. Enterline’s potential payout amounts for his Company Performance Bonus prescribed in his Employment Agreement were previously adjusted upward by the Compensation Committee prior to the beginning of fiscal year 2018. With respect to fiscal year 2018 performance, Mr. Enterline received a Company Performance Bonus at the Maximum Level equal to 150% of his base salary.
(6) Mr. Glasman received a Company Performance Bonus at the Maximum Level equal to 75% of his base salary.
(7) Mr. Dennison received a Company Performance Bonus at the Maximum Level equal to 33.75% of his base salary. Mr. Dennison's bonus was prorated based on his hire date of August 29, 2019.
(8) Mr. Tutton received a Company Performance Bonus at the Maximum Level equal to 22.5% of his base salary.
(9) Mr. Allinger received a Company Performance Bonus at the Maximum Level equal to 18% of his base salary.

With respect to Mr. Enterline and Mr. Glasman the amount of their respective Company Performance Bonus, detailed above, is the aggregate amount of Cash Bonus they were eligible to receive with respect to fiscal year 2018 performance. As such, the Committee set higher Company Performance Bonuses that they are eligible to receive as compared to Messrs. Dennison, Tutton, and Allinger who are also eligible for a Group Performance Bonus and a Rating Bonus as part of their aggregate Cash Bonus.

Group Performance Bonus

As a result of their roles within the Company, in particular the groups of the Company of which they are a part, Messrs. Dennison, Tutton, and Allinger were also eligible to receive a Group Performance Bonus and a Rating Bonus, which together with the Company Performance Bonus comprised the total amount of Cash Bonus they were eligible to receive. The table below provides the Group Performance Bonus Messrs. Dennison, Tutton, and Allinger were eligible to receive based on the Minimum Level, Target Level and Maximum Level of achievement of Group Target Adjusted EBITDA in fiscal year 2018 based on the formulas outlined in their employment agreements and the amount of Group Performance Bonus Messrs. Dennison, Tutton, and Allinger actually received with respect to fiscal year 2018 performance:

	Minimum Level (1)	Target Level (2)	Maximum Level (3)	Amount of 2018 GROUP Performance Bonus
Michael C. Dennison	93,750	187,500	281,250	94,007	(4)
Christopher J. Tutton	37,500	75,000	112,500	112,500	(5)
Wesley E. Allinger	28,000	56,000	84,000	84,000	(6)

(1) Assumes 90% of Group Target Adjusted EBITDA is achieved.
(2) Assumes Group Target Adjusted EBITDA is achieved.
(3) Assumes 110% of Group Target Adjusted EBITDA is achieved.
(4) Based on the achievement of 110% of Group Target Adjusted EBITDA in fiscal year 2018 in the Powered Vehicles Group. Mr. Dennison's received a Group Performance Bonus at the Maximum level equal to 56.25% of this base salary which was prorated based on his hire date of August 29, 2019.
(5) Based on the achievement of 110 % of Group Target Adjusted EBITDA in fiscal year 2018 in the Specialty Sports Group, Mr. Tutton received a Group Performance Bonus at the Maximum level equal to 37.5% of his base salary
(6) Based on the achievement of 110 % of Group Target Adjusted EBITDA in fiscal year 2018 in the Specialty Sports Group, Mr. Allinger received a Group Performance Bonus at the Maximum level equal to 30% of his base salary

Rating Bonus

Messrs. Dennison, Tutton, and Allinger also had the ability to earn a Rating Bonus in an amount based on predetermined matrices, if determined by the Committee, in its sole discretion, that the executive achieved a certain individual rating. The table below provides the Minimum and Maximum Rating Bonus Messrs. Dennison, Tutton, and Allinger were eligible to receive based on fiscal year 2018 performance based on the formulas outlined in their employment agreements and the amount of Rating Bonus Messrs. Dennison, Tutton, and Allinger actually received with respect to fiscal year 2018 performance:

	Minimum Rating Bonus	Maximum Rating Bonus	Amount of 2018 Rating Bonus
Michael C. Dennison	37,500	112,500	37,603	(1)
Christopher J. Tutton	15,000	45,000	39,000
Wesley E. Allinger	11,200	33,600	33,600

(1) Mr. Dennison's bonus was prorated based on his hire date of August 29, 2019.

Aggregate Cash Bonuses

The table below provides the aggregate Cash Bonus amounts earned by each Named Executive Officer in respect of fiscal year 2018 performance, comprised of a Company Performance Bonus, a Group Performance Bonus and a Rating Bonus, as applicable:

	Company Performance Bonus	GROUP Performance Bonus	Rating Bonus	Aggregate Cash Bonus
Larry L. Enterline	1,125,000	N/A	N/A	1,125,000
Zvi Glasman	272,250	N/A	N/A	272,250
Michael C. Dennison	56,404	94,007	37,603	188,014	(1)
Christopher J. Tutton	67,500	112,500	39,000	219,000
Wesley E. Allinger	50,400	84,000	33,600	168,000

(1) Mr. Dennison's bonus was prorated based on his hire date of August 29, 2019.

Equity-Based Awards. The Committee believes equity awards are another important component of executive compensation and serve to better align the interests of our executives with those of our stockholders. The Company awards restricted stock units, with long vesting periods, that are forfeited upon termination from employment, in order to promote long-termism. In determining whether to grant RSUs to certain NEOs, the Committee reviews its historical practice with respect to granting equity awards to such individuals. At the time of the Company’s IPO, at which time the Company was majority owned by a private equity sponsor, the Committee awarded a front-loaded grant of RSUs that vested over four years to each of Mr. Enterline and Mr. Glasman for retention purposes, in an effort to maintain consistent leadership. In order to not overcompensate such individuals going forward, the Company has maintained its historical practice of issuing front-loaded grants of RSUs to Mr. Enterline and Mr. Glasman, dependent on Company performance. Though front-loaded equity awards are typical for private equity-sponsored companies, the Compensation Committee is evaluating how to reflect stockholder feedback as it contemplates future awards. The Company has already begun limiting the use of front-loaded equity awards to a smaller number of participants, however in certain circumstances believes their use may continue to be appropriate. Currently all other NEOs are only eligible to receive smaller annual awards of RSUs, which vest over four years. The Committee primarily utilizes RSUs as compared to other types of equity awards because of their simplicity for the recipient, their ability to serve as a retention tool and their ability to keep value. The Committee approves equity awards under our 2013 Omnibus Plan.

Time-Based RSU Awards

The Committee believes time-based RSU awards serve as a retention incentive for the Named Executive Officers. In April 2018, the Committee approved grants of time-based RSU awards to Mr. Tutton (19,100 RSUs) and Mr. Allinger (13,900 RSUs). In August 2018, the Committee approved a grant of time-based RSU awards to Mr. Dennison (16,310 RSUs) in connection with his appointment to his new role at the Company. Such awards vest over four years (25% each year), and only vest if the employee remains with the Company at the time of vesting. In February 2017, as previously mentioned, the Committee approved a time-based RSU award for Mr. Glasman (55,600 RSUs). Such award vests over three years (1/3 each year), and only vest if Mr. Glasman remains with the Company at the time of vesting. In determining the amount of these awards, the Committee considered primarily the executive’s position and level of responsibility within our Company, the retention and long-term incentive value of the award, the amounts of past awards that had not yet vested, and the prior granting practices outlined above.

Performance-Based RSU Awards

In February 2017, the Committee approved a performance-based RSU award to Mr. Enterline of 166,700 RSUs. Vesting of the award is tied to achievement by the Company of $5,000,000 of Adjusted EBITDA, measured for each of the 12 month performance periods ending on December 29, 2017, December 28, 2018, December 27, 2019 and January 3, 2020. The shares earned under the award vest in three equal annual installments, subject to the achievement of the aforementioned performance goal, certified by the Committee, and Mr. Enterline’s continued employment with the Company, as an incentive for Mr. Enterline to remain with the Company. The Committee considered Section 162(m) under pre-TCJA guidance when making such grant and utilized performance criteria out of a desire to make payouts under the award deductible. The second installment of this award vested in February 2019, following the certification by the Committee of the performance goal, as consolidated Adjusted EBITDA for the Company for the performance period was $124.6 million. The first installment of this award vested in February 2018, following the certification by the Committee of the performance goal, as consolidated Adjusted EBITDA for the Company for the performance period was $93.8 million.

Retirement Plans. The Committee believes that retirement programs are important to the Company as they contribute to the Company’s ability to be competitive with its peers and reward our executive officers based on long-term performance of the Company and, therefore, are an important piece of the overall compensation package for the Named Executive Officers. For all eligible employees, including our Named Executive Officers, the Company provides a 401(k) plan. The 401(k) plan is a U.S. tax qualified retirement savings plan pursuant to which all eligible U.S. employees, including the Named Executive Officers, are able to make pre-tax contributions and after-tax contributions from their cash compensation. The Company makes matching contributions for all participants each year equal to 50% of their pre-tax contributions up to 3% of their total eligible compensation. The Company’s matching contributions for fiscal year 2018 to the accounts of the Named Executive Officers under the tax-qualified and nonqualified plans are included in the “All Other Compensation” column in the Summary Compensation Table.

Health and Welfare Benefits
Our Named Executive Officers are eligible to participate in all of our employee benefit plans, including our medical, dental, group life and disability insurance plans, in each case on the same basis as other employees.

Perquisites and Personal Benefits

We reimburse our Named Executive Officers for reasonable travel and lodging expenses incurred in connection with their employment. We also pay certain premiums for term life insurance and accidental death and dismemberment for all of our employees, including all of our Named Executive Officers.

Pension Benefits and Non-Qualified Deferred Compensation

None of our Named Executive Officers participates in, or has account balances in, tax-qualified or non-qualified defined benefit plans sponsored by us.

Summary Compensation Table
The following table sets forth certain information with respect to the compensation earned by our Named Executive Officers for the fiscal years ended December 28, 2018, December 29, 2017 and December 30, 2016:

Name and Principal Position	Year	Salary		Non-equity incentive plan compensation (2)	Stock awards (3)		All other compensation		Total
Larry L. Enterline	2018	$750,000		$1,125,000	$—		58,904	(7)	$1,933,904
Chief Executive Officer	2017	750,000		1,125,000	4,500,900		89,471		6,465,371
	2016	750,000		575,000	—		76,915		1,401,915
Zvi Glasman	2018	359,500	(1)	272,250	—		56,822	(8)	688,572
Chief Financial Officer and Treasurer	2017	344,970	(1)	262,500	1,501,200		63,325		2,171,995
	2016	310,120	(1)	191,031	—		89,509		590,660
Michael C. Dennison (4)	2018	175,833	(5)	188,014	1,114,016	(6)	840	(9)	1,478,703
President, Powered Vehicles Group	2017	—		—	—		—		—
	2016	—		—	—				—
Christopher J. Tutton	2018	287,611		219,000	635,075		9,924	(10)	1,151,610
President, Specialty Sports Group	2017	—		—	—		—		—
	2016	—		—	—		—		—
Wesley E. Allinger	2018	275,846		168,000	462,175		19,436	(11)	925,457
Executive Vice President, Cycling Business Unit, Specialty Sports Group	2017	255,765	(1)	154,800	269,150		16,361		696,076
	2016	231,946	(1)	106,664	172,920		15,450		526,980

(1)	Reflects merit-based increases for fiscal years 2018, 2017 and 2016 approved by the Compensation Committee.

(2)
Amounts in this column represent cash performance bonuses earned for fiscal years 2018, 2017 and 2016 by the respective Named Executive Officer pursuant to the employment agreements with the Named Executive Officer. Cash performance bonuses were awarded to our Named Executive Officers based on the achievement of specified Company performance metrics and the achievement of individual performance goals. See the narrative disclosures and the "Grants of Plan-Based Awards Table" below for additional information.

(3)	Amounts in this column represent the aggregate grant date fair value of restricted stock units issued computed in accordance with FASB ASC Topic 718 pursuant to the 2013 Omnibus Plan.

(4)	Mr. Dennison's salary and bonus amounts shown are prorated based on his hire date of August 29, 2018.

(5)	Consists of $150,000 related to Mr. Dennison's salary as President, Powered Vehicles Group and $25,833 related to his retainer fees for Board services prior to becoming an employee director.

(6)	Consists of $1,054,442 related to Mr. Dennison's employment as President, Powered Vehicles Group and $59,574 related to his Board services prior to becoming an employee director.

(7)	Consists of $30,000 for lodging expenses and 14,993 for travel expenses reimbursed based on receipts, as well as of $7,334 paid for medical and dental plan premiums and $6,577 in other benefits.

(8)	Consists of $13,140 for lodging expenses and $22,146 for travel expenses reimbursed based on receipts, as well as $12,789 paid for medical and dental plan premiums and $8,747 in other benefits.

(9)	Consists of $840 in other benefits.

(10)	Consists of $4,271 paid for medical and dental plan premiums and 5,653 in other benefits.

(11)	Consists of $12,789 paid for medical and dental plan premiums and $6,648 in other benefits.

See “Compensation Discussion and Analysis- Elements of Compensation”, and “Change of Control, Separation or Severance Benefits- Employment Agreements” for additional information with respect to the numbers included in the foregoing Summary Compensation Table.

Grants of Plan-Based Awards Table

The following table presents information concerning plan-based awards made in fiscal year 2018 to each of our Named Executive Officers:

			Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)	Grant date fair value of stock and option awards (3)
Name		Grant date	Threshold ($)	Target ($)	Maximum ($)	Target (# of shares)
Larry L. Enterline
Short-Term Incentive Compensation		2/26/2018	375,000	750,000	1,125,000	—	—
Zvi Glasman
Short-Term Incentive Compensation		2/26/2018	90,750	181,500	272,250	—	—
Michael C. Dennison
Time-Based RSUs	(4)	2/23/2018	—	—	—	243	9,574
Time-Based RSUs	(5)	5/3/2018	—	—	—	1,427	50,016
Time-Based RSUs	(6)	8/29/2018	—	—		16,310	1,054,442
Short-Term Incentive Compensation		8/29/2018	187,500	375,000	562,500	—	—
Christopher J. Tutton
Time-Based RSUs		4/30/2018	—	—	—	19,100	635,075
Short-Term Incentive Compensation		4/30/2018	75,000	150,000	225,000	—	—
Wesley E. Allinger
Time-Based RSUs		4/30/2018	—	—	—	13,900	462,175
Short-Term Incentive Compensation		4/30/2018	56,000	112,000	168,000	—	—

(1)
See page 26 of this Proxy Statement, under “Compensation Discussion and Analysis- Elements of Compensation- Annual Performance-Based Cash Bonuses” for a description of the potential performance-based cash bonuses our Named Executive Officers were eligible to receive in fiscal year 2018. Amounts in these columns assume that Adjusted EBITDA, the financial metric for corporate performance for fiscal year 2018, is achieved at the threshold, target and Maximum levels, as applicable. For fiscal year 2018 performance, the Named Executive Officer’s received the “maximum” future payout outlined above, which was paid in fiscal year 2019.

(2)
See page 28 of this Proxy Statement, under “Compensation Discussion and Analysis- Elements of Compensation- Equity-Based Awards” for a description of the RSU awards made to our Named Executive Officers in fiscal year 2018. The RSU awards do not have "threshold" or "maximum" amounts.

(3)
Reflects the grant date fair value of the RSU awards computed in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. The grant date fair value per unit for RSUs is equal to the closing price of the Company's common stock on the date of grant. The grant date fair value for performance-based RSUs was calculated based on the probable outcome of applicable performance conditions, which assume that the target level of performance is achieved.

(4)
Mr. Dennison acquired 243 RSUs pursuant to his service on our Board prior to his appointment as President, Powered Vehicles Group. The award is for Board service from the date Mr. Dennison joined the Board until the date of the annual Board grant.

(5)	Mr. Dennison acquired 1,427 RSUs pursuant to his service on our Board prior to his appointment as President, Powered Vehicles Group. The award represents the 2018 annual Board grant.

(6)	Mr. Dennison acquired 16,310 RSUs upon his appointment to President, Powered Vehicles Group.

Outstanding Equity Awards at Fiscal Year-End Table
The following table presents certain information concerning outstanding equity awards held by each of our Named Executive Officers as of December 28, 2018:

	Option awards						Stock awards
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) un - exercisable	Option exercise price	Option expiration date		Number of RSUs that have not vested (#)	Market value RSUs that have not vested ($) (5)	Equity incentive plan awards: number of unearned RSUs that have not vested (#) (6)	Equity incentive plan awards: market or payout value of unearned RSUs that have not vested ($) (5)
Larry L. Enterline	532,191	(2)	—	$5.16	6/15/2022		—	$—	111,134	$6,660,261
Zvi Glasman	—		—	—	—		37,067	2,221,425	—	—
Michael C. Dennison	—		—	—	—	(3)	17,737	1,062,978	—	—
Christopher J. Tutton	—		—	—	—		35,100	2,103,543	—	—
Wesley E. Allinger	33,994	(4)	—	5.16	6/15/2022		25,150	1,507,240	—	—

(1)	Options were granted to Vulcan Holdings, Inc.

(2)	The option was granted pursuant to the 2008 Plan and vested in a single installment on June 15, 2013.

(3)
Mr. Dennison acquired 1,427 RSUs pursuant to his service on our Board prior to his appointment as President, Powered Vehicles Group. Mr. Dennison acquired 16,310 RSUs upon his appointment to President, Powered Vehicles Group.

(4)	The option was granted pursuant to the 2008 Plan and vested in 2 annual installments beginning June 15, 2012.

(5)	Based on a fair market value of our common stock on December 28, 2018, the last trading day of our fiscal year, of $59.93 per share.

(6)
See page 29 of this Proxy Statement, under “Compensation Discussion and Analysis- Elements of Compensation- Equity-Based Awards” for a description of the performance-based RSU award made to Mr. Enterline in fiscal year 2017. All other equity-based awards of the Named Executive Officers vest over time and are not tied to the achievement of any performance criteria.

Option Exercises and Stock Vested TABLE
The following table presents certain information concerning the exercise of stock options and vesting of stock, including restricted stock units, during fiscal year 2018 for each of our Named Executive Officers on an aggregated basis:

Name	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#) (1)		Value realized on vesting ($)
Larry L. Enterline	60,000	$3,838,413	55,566	(2)	$2,147,626
Zvi Glasman	—		18,533	(2)	716,300
Michael C. Dennison	—	—	243	(3)	9,574
Christopher J. Tutton	—	—	16,000	(4)	744,800
Wesley E. Allinger	40,000	1,775,962	22,169	(5)	838,032

(1)	Does not give effect to the shares withheld to satisfy tax obligations

(2)	Reflects the vesting of performance-based RSUs on February 27, 2018, for which the performance criteria had been certified.

(3)	Reflects the vesting of time-based RSUs on May 2, 2018 pursuant to Mr. Dennison's service on our Board prior to his appointment as President, Powered Vehicles Group.

(4)	Reflects the vesting of time-based RSUs on July 1, 2018.

(5)	Reflects the vesting of time-based RSUs on May 5, 2018, July 1, 2018, and July 31, 2018.

Equity Compensation Plan Information
The following table presents certain information concerning equity awards under our compensation plans as of December 28, 2018:

Plan Category	Number of securities to be issued upon exercise of outstanding options, RSUs, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)		(c)
Equity compensation plans approved by security holders (1)	1,374,269	5.17	(2)	1,697,197

(1)	Options to be issued under the 2008 Stock Option Plan, the 2008 Non-Statutory Stock Option Plan and the 2013 Omnibus Plan.

(2)	The weighted-average price does not take RSUs into account.

Equity-based incentive plans
2008 Stock Option Plan

Our Board adopted our 2008 Stock Option Plan, or the 2008 Plan, on January 4, 2008, and the 2008 Plan was approved by our stockholders in January 2008. The 2008 Plan was terminated upon the effective date of the 2013 Omnibus Plan. The 2008 Plan is currently administered by our Compensation Committee. Prior to the establishment of our Compensation Committee in July 2013, the 2008 Plan was administered by our Board based on recommendations of the Compensation Committee of our Subsidiary.

Stock subject to the 2008 Plan. As of December 28, 2018, 4,825,948 shares of our common stock had been issued under the 2008 Plan and options to purchase an additional 668,533 shares of our common stock were outstanding under the 2008 Plan.

Stock options. The exercise price of all stock options granted under the 2008 Plan must equal at least 100% of the fair market value of our common stock on the date of grant (except for greater than 10% owners, as provided below). Incentive stock options granted under the 2008 Plan must be exercised within 10 years from the date of grant, and the period for exercising any non-statutory stock options is set by our Compensation Committee; provided, however, that an incentive stock option held by a participant who owns more than 10% of the total combined voting power of all classes of our stock or of the stock of our parents or subsidiaries, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value of our common stock on the grant date. The option price is payable only in cash, except if our Company undergoes a change of control, in which case the option price may be satisfied through shares obtained through exercise of the option in connection with the change of control. Subject to the provisions of the 2008 Plan, our Compensation Committee determines the remaining terms of the options (e.g., vesting and the period following a participant’s termination of service during which the participant may exercise his or her option, provided that in no event may an option be exercised later than the expiration of its term).

Plan termination. Upon the completion our IPO, the 2008 Plan was terminated and no shares of our common stock remain available for future issuance under the 2008 Plan. However, the 2008 Plan continues to govern the terms and conditions of awards originally granted under the 2008 Plan. Shares which were subject to outstanding options under the 2008 Plan on August 13, 2013 that are subsequently forfeited or terminated for any reason before being exercised have again become available for awards under the 2013 Omnibus Plan.

2008 Non-Statutory Stock Option Plan

Our Board adopted our 2008 Non-Statutory Stock Option Plan, or the 2008 Non-Statutory Plan, on May 6, 2008. The 2008 Non-Statutory Plan was terminated upon the effective date of the 2013 Omnibus Plan, August 13, 2013. The 2008 Non-Statutory Plan is currently administered by our Compensation Committee. Prior to the establishment of our Compensation Committee in July 2013, the 2008 Non-Statutory Plan was administered by our Board based on recommendations of the Compensation Committee of our Subsidiary.

Stock subject to the 2008 Non-Statutory Plan. As of December 28, 2018, 643,516 shares of our common stock had been issued under the 2008 Non-Statutory Plan and options to purchase an additional 51,095 shares of our common stock were outstanding under the 2008 Non-Statutory Plan.

Stock options. The period for exercising any options granted under the 2008 Non-Statutory Plan is set by our Compensation Committee. The option price is payable only in cash, except if our Company undergoes a change of control, in which case the option price may be satisfied through shares obtained through exercise of the option in connection with the change of control. Subject to the provisions of the 2008 Non-Statutory Plan, our Compensation Committee determines the remaining terms of the options (e.g., vesting and the period following a participant’s termination of service during which the participant may exercise his or her option, provided that in no event may an option be exercised later than the expiration of its term).

Plan termination. The 2008 Non-Statutory Plan was terminated at the consummation of our IPO and no shares of our common stock remain available for future issuance under the 2008 Non-Statutory Plan. However, the 2008 Non-Statutory Plan continues to govern the terms and conditions of awards originally granted under the 2008 Non-Statutory Plan. Shares subject to outstanding options under the 2008 Non-Statutory Plan on August 13, 2013 that are subsequently forfeited or terminated for any reason before being exercised have again become available for awards under the 2013 Omnibus Plan.
2013 Omnibus Plan

A description of the 2013 Omnibus Plan is provided in "Approval of the Performance Goals under the Fox Factory Holding Corp, 2013 Omnibus Plan, as Amended (Proposal 4)" in this Proxy Statement.

Change of Control, Separation or Severance Benefits

Equity Awards

The 2013 Omnibus Plan contains provisions that provide for the vesting of options and stock appreciation rights awarded thereunder, as well as the lapse of restrictions on and vesting of all incentive awards issued thereunder upon a “Change of Control.” A “Change of Control” is defined in the 2013 Omnibus Plan to mean the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act); or (ii) any person or group, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the total voting power of the voting stock of the Company, including by way of merger, consolidation, or otherwise; provided that a “Change of Control” shall not occur due to beneficial ownership by Compass Group Diversified Holdings LLC (“Compass”) unless both its ownership has previously fallen below fifty percent (50%) of the Company and more than three consecutive years have passed without any Person employed by, or serving as a partner or manager of, Compass, or Compass Group Management LLC, having served as a Board member.

Except as otherwise provided in an award agreement or by the Committee in a written resolution at the date of grant, to the extent outstanding awards granted under the 2013 Omnibus Plan are not assumed, converted, or replaced by the resulting entity in the event of a Change of Control, all outstanding options and stock appreciation rights shall become fully exercisable, all restrictions with respect to outstanding awards shall lapse and such awards shall become vested and non-forfeitable, and any specified performance goals with respect to outstanding awards shall be deemed to be satisfied at target, provided that payment of restricted and performance awards or performance compensation awards shall be made in accordance with the provisions of the 2013 Omnibus Plan.

Except as otherwise provided in an award agreement or by the Committee in a written resolution at the date of grant or thereafter, to the extent outstanding awards granted under the 2013 Omnibus Plan are assumed, converted, or replaced by the resulting entity in the event of a Change of Control, (i) any outstanding awards that are subject to performance goals shall be converted by the resulting entity as if target performance had been achieved as of the date of the Change of Control; (ii) each performance award or performance compensation award with service requirements shall continue to vest with respect to such requirements during the remaining period set forth in the award agreement; and (iii) all other awards shall continue to vest (and/or the restrictions thereon shall continue to lapse) during the remaining periods set forth in the award agreement.

Except as otherwise provided in an award agreement or by the Committee in a written resolution at the date of grant or thereafter, to the extent outstanding Awards granted under the 2013 Omnibus Plan are either assumed, converted, or replaced by the resulting entity in the event of a Change of Control, if a participant’s employment or service is terminated without Cause by the Company or an affiliate or a participant terminates his or her employment or service with the Company or an affiliate for “Good Reason” (if applicable), in either case, during the twenty-four (24) month period following a Change of Control, all outstanding options and stock appreciation rights held by the participant shall become fully exercisable and all restrictions with respect to outstanding awards shall lapse and become vested and non-forfeitable.

Notwithstanding anything in the 2013 Omnibus Plan or any award agreement to the contrary, to the extent any provision of the 2013 Omnibus Plan or an award agreement would cause a payment of nonqualified deferred compensation that is subject to Section 409A of the Code (“Section 409A”) to be made upon the occurrence of (i) a Change of Control, then such payment shall not be made unless such Change of Control also constitutes a “change in ownership,” “change in effective control,” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Section 409A or (ii) a termination of employment or service, then such payment shall not be made unless such termination of employment or service also constitutes a “separation from service” within the meaning of Section 409A. Any payment that does not comply with the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Change of Control or termination of employment or service, but disregarding any performance requirements and substituting the passage of time for any future service requirements and any performance periods. If a Change of Control constitutes a “change of control” within the meaning of Section 409A, any required payment shall be made in a lump sum within 10 business days of the Change of Control unless the Award Agreement specifies otherwise. If a termination following a Change of Control qualifies as a “separation from service” within the meaning of Section 409A, distribution will be made in a lump sum within sixty (60) days of the separation from service date unless the Award Agreement specifies otherwise.

Employment Agreements

Each of our Named Executive Officers is party to an Employment Agreement, which provides, as applicable, certain change of control, separation or severance benefits. In July 2013, we entered into new employment agreements with Messrs. Enterline and Glasman in connection with the closing of our IPO. In August 2013, we entered in a new employment agreement with Mr. Allinger upon his promotion to Vice President and General Manager, Mountain Bike. These employment agreements were amended in May 2016 and Mr. Allinger's was further amended in May 2018 upon his promotion to Executive Vice President, Cycling Business Unit, Specialty Sports Group. In May 2018, we entered into a new employment agreement with Mr. Tutton upon his promotion to President, Specialty Sports Group. In August 2018, we entered in an employment agreement with Mr. Dennison upon his hiring. The employment agreements prohibit the Named Executive Officers from soliciting our employees for two years following their cessation of employment.

With respect to Mr. Tutton, in May 2018, the Company entered into an Intracompany Secondment Agreement whereby Mr. Tutton, an employee of Fox Factory, Inc. serves as a secondee at the Company's subsidiary RFE Holding (Canada) Corp. The initial secondment period of one year shall automatically renew for subsequent periods of one year up to a maximum of five years, until terminated by either party.

Termination by Mutual Agreement, Death, Disability, for Cause or Voluntarily

In the event a Named Executive Officer’s employment is terminated by mutual agreement of the parties, by the Company if the executive dies or becomes disabled, by the Company for “Cause,” or by the executive officer, voluntarily, at any time (provided he provides not less than 90 days written notice), such executive officer is entitled to receive the following payments and compensation: (i) accrued and unpaid annual Base Salary for services rendered prior to the date of termination or resignation; and (ii) reimbursement of any un-reimbursed business expenses as of the date of termination or resignation (collectively, “General Separation Payments”). Additionally, in the event a Named Executive Officer’s employment is terminated by the Company because the executive dies or becomes disabled, such executive officer is also entitled to receive a pro rata payment of the executive’s performance bonus (which the executive would have earned under his employment agreement if employed for the entire fiscal year in which termination occurs, payable during the year the applicable audited financial statements become available).

Termination without Cause or for Good Reason

In the event a Named Executive Officer’s employment is terminated by the Company without Cause or if the Named Executive Officer resigns for “Good Reason,” such executive officer is entitled to receive the following payments and compensation: (i) General Separation Payments, (ii) the applicable Severance Payment (only upon the execution of a release); (iii) a pro rata payment of the executive’s performance bonus (which the executive would have earned under his new employment agreement if employed for the entire fiscal year in which termination occurs, payable during the year the applicable audited financial statements become available); and (iv) continued Company sharing in the cost of health care insurance during the period executive receives severance. The “Severance Payment” amount to be paid with respect to a termination without Cause or for Good Reason shall equal the Named Executive Officer’s annual base salary as of the date of termination; provided, however, in the event of:

•
the “Good Reason” trigger being a reduction in Base Salary, then the Severance Payment amount shall equal the executive’s annual base salary prior to such reduction, provided that such severance amount is greater than the executive’s base salary at termination; or

•
such termination occurring within 24 months following a Change of Control event, only in the cases of Mr. Enterline and Mr. Glasman, then Mr. Enterline is entitled to a payment of two (2) times his Base Salary as of the date of his termination and Mr. Glasman is entitled to one and a half (1.5) times his Base Salary as of the date of his termination.

For purposes of the employment agreements, termination for “Cause” means with respect to a Named Executive Officer, one or more of the following: (i) willful or grossly negligent violation of any law which causes material injury to the business of our Company (or any subsidiary) or entry of a plea of nolo contendere (or similar plea) to a charge of such an offense; (ii) conduct causing us or any of our subsidiaries significant public disgrace or disrepute; (iii) any act or omission aiding or abetting a competitor, supplier, or customer of ours or any of our subsidiaries to the material disadvantage or detriment of us and our subsidiaries; (iv) the executive’s willful violation of fiduciary duties to our Company or any subsidiary, including the duty of loyalty and the corporate opportunity doctrine; (v) commission of, or the act of fraud, dishonesty, misappropriation or embezzlement, or the executive’s commission of any felony offense; (vi) material breach of the executive’s representations, warranties, or covenants under his new employment agreement or any other agreement between the parties hereto that, if curable and unrelated to a breach of his confidentiality obligations, remains uncured for 15 days following written notice thereof from us to executive; and (vii) refusal to comply with our reasonable orders or directives (including refusal to perform, other than as a result of death or disability, material assigned duties or responsibilities that are consistent with normal business practices and his new employment agreement) or our (or our subsidiaries’) material and reasonable rules, regulations, policies, procedures or practices that are not inconsistent with the terms of his new employment agreement or applicable law, which continues uncured for 15 days following written notice thereof from us to the executive.

A resignation by a Named Executive Officer will be deemed a resignation for “Good Reason” if the executive provides written notice to the Company of the specific circumstances alleged to constitute Good Reason within 90 days after any one or more of the following events: (i) a reduction in executive’s base salary below the amount as of the date of his employment agreement (other than a substantially similar reduction applicable to all executives); (ii) for Mr. Dennison, Mr. Tutton and Mr. Allinger only, our requiring, without the executive’s consent, that the executive relocate the executive’s principal place of business outside a 30-mile radius from the location where the executive is employed as of the effective date of his employment agreement or such other location as consented to by the executive; (iii) material breach by us of his employment agreement; or (iv) without the executive’s consent, a material reduction in the executive’s duties or responsibilities, such that the executive is no longer playing his current role or at least an equivalent position, as applicable. Where curable, the Company will have 30 days to cure such circumstances upon the receipt of notice from the executive.

Estimated Potential Payments upon Change of Control or Certain Termination Events

The table provides an estimate of the payments and benefits that would be paid to our Named Executive Officers in connection with any termination of employment or upon a Change of Control of the Company. The payments are quantified assuming the termination of employment or Change of Control occurred on December 28, 2018.

Name and Form of Payment	Mutual Agreement, For Cause, Voluntarily	Death or Disability	Without Cause or for Good Reason (not in connection with a Change of Control)	Awards Not Continued or Assumed or Termination Within 24 Months Without Cause or for Good Reason (Change of Control)	No Termination, Awards Continued or Assumed, (Change of Control)
Larry L. Enterline
Cash Compensation (1)	$28,846	$28,846	$778,846	$1,500,000	—
Cash Bonus (2)	—	1,125,000	1,125,000	1,125,000	—
RSUs (3)	—	—	—	6,660,261	—
Benefits and Perquisites	—	—	7,334	14,668	—
Total	28,846	1,153,846	1,911,180	9,299,929	—
Zvi Glasman
Cash Compensation (1)	47,469	47,469	410,469	544,500	—
Cash Bonus (2)	—	272,250	272,250	272,250	—
RSUs (3)	—	—	—	2,221,425	—
Benefits and Perquisites	—	—	12,789	19,184	—
Total	47,469	319,719	695,508	3,057,359	—
Michael C. Dennison
Cash Compensation (1)	19,231	19,231	519,231	519,231	—
Cash Bonus (2)	—	188,014	188,014	188,014	—
RSUs (3)	—	—	—	977,458	—
Benefits and Perquisites	—	—	—	—	—
Total	19,231	207,245	707,245	1,684,703	—
Christopher J. Tutton
Cash Compensation (1)	38,712	38,712	338,712	311,538	—
Cash Bonus (2)	—	219,000	219,000	219,000	—
RSUs (3)	—	—	—	2,103,543	—
Benefits and Perquisites	—	—	4,271	4,271
Total	38,712	257,712	561,983	2,638,352	—
Wesley E. Allinger
Cash Compensation (1)	19,510	19,510	299,510	290,769	—
Cash Bonus (2)	—	168,000	168,000	168,000	—
RSUs (3)	—	—	—	1,507,240	—
Benefits and Perquisites	—	—	12,789	12,789	—
Total	19,510	187,510	480,299	1,978,798	—

(1)
Cash compensation related to Mutual Agreement, For Cause, or Voluntarily and Death or Disability are payable in a lump sum. Cash compensation shown under Without Cause or for Good Reason are payable in 12, 18, or 24 monthly installments.

(2)	Amounts are payable in a lump sum.

(3)
Amounts shown for RSUs represent the fair value of unvested awards as of December 28, 2018, assuming termination during the 24 month period following a Change of Control whereby all restrictions with respect to outstanding Awards shall lapse and the Awards shall become vested and non-forfeitable.

CEO Pay Ratio
The SEC requires companies to disclose the ratio of the annual total compensation of their CEO to the median of the annual total compensation of their other employees.
Methodology and Pay Ratio
For fiscal year 2018, the median annual total compensation of all employees of FOX (other than our CEO) was $37,667. The annual total compensation of our current CEO was $1,933,904. Based on this information, the ratio of the annual total compensation of our CEO to the median annual total compensation of all employees for fiscal year 2018 was approximately 51 to 1.
The Company identified the "median employee" by using the following methodology and material assumptions, adjustments, and estimates (consistent with all applicable SEC rules):
• The Company selected December 28, 2018, as the date upon which we would identify the "median employee."
• As of this date, our employee population consisted of approximately 1,671 individuals, excluding employees on leaves of absence who are not expected to return to work.
• For purposes of determining our median employee, the Company excluded European employees that, in total, resulted in the exclusion of approximately 58 employees. This exclusion represents less than 5% of FOX's total number of employees as permitted under SEC rules.
• The Company used fiscal year-to-date "gross cash earnings" paid through December 28, 2018 as our consistently applied compensation measure. In this context, gross cash earnings includes any salary (including overtime), bonus, and/or commissions. Salaries were annualized for all permanent employees who were hired after the fiscal year began; all foreign currencies were converted to U.S. dollars.
• Once the Company identified the median employee, the Company calculated the elements of the median employee's fiscal 2018 total annual compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K to be included in the Company’s 2019 Proxy Statement filed pursuant to Section 14(a) of the Exchange Act. Based on the reviews and discussions referred to above, we recommend to the Board that the Compensation Discussion and Analysis referred to above be included in the Company’s 2019 Proxy Statement.

Members of the Compensation Committee:

Ted Waitman, Chairman
Elizabeth A. Fetter
Dudley W. Mendenhall

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference in such filing.

AUDIT COMMITTEE REPORT
Our Audit Committee is comprised of three independent directors, Mr. Mendenhall, Mr. Waitman, and Ms. Fetter, all of whom are financially literate. In addition, the Board has designated Mr. Mendenhall as an “audit committee financial expert” under the applicable SEC rules. The Audit Committee operates under a written charter, which reflects the requirements regarding audit committees under the Nasdaq Listing Rules and the Sarbanes-Oxley Act of 2002, as amended. A current copy of the Audit Committee Charter is available on the Company’s website at http://investor.ridefox.com/.
The Audit Committee’s primary role is to assist the Board in (1) retaining an independent public accountant; (2) overseeing the independent public accountant; (3) reviewing financial statements and disclosure matters; (4) compliance oversight; and (5) oversight of the Company’s internal audit function.
The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 28, 2018, with management and with Grant Thornton LLP. These audited financial statements are included in our Annual Report on Form 10-K for the year ended December 28, 2018 ( the "Annual Report").
The Audit Committee has also discussed with Grant Thornton LLP the matters required to be discussed by PCAOB Auditing Standard No. 16.
The Audit Committee also has received and reviewed the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP its independence from us.
Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report for filing with the SEC.
Members of the Audit Committee:
Dudley W. Mendenhall, Chairman
Elizabeth A. Fetter
Ted Waitman

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Exchange Act or the Securities Act except to the extent that we specifically incorporate it by reference in such filing.

ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION
(PROPOSAL 3)

We are providing stockholders with an opportunity to cast an advisory (non-binding) vote on the compensation of our Named Executive Officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables (commonly referred to as “say on pay”) as required by Section 14A of the Exchange Act (15 U.S.C. 78n-1).
Accordingly, you are being asked to approve the following resolution at the Annual Meeting:
“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative discussion in this Proxy Statement, is hereby approved.”
The advisory approval of the Company’s executive compensation is a non-binding vote on the compensation paid to the Company’s Named Executive Officers, as described pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section, compensation tables, and the narrative discussions, set forth in this Proxy Statement.
The Board of Directors and management were disappointed not to receive stronger support for our Say-on-Pay proposal in 2018. In direct response, at the direction of the Board, management engaged in extensive ongoing stockholder outreach over the past year to better understand stockholder perspectives and consider ideas for improvements to, among other things, our corporate governance, sustainability, executive compensation practices, as well as our business strategy and public disclosures. In advance of this Proxy Statement filing, we reached out to stockholders representing approximately 68% of our outstanding shares as of December 31, 2018 and held discussions with all interested holders, representing approximately 28% of our outstanding shares as of December 31, 2018, to obtain additional feedback on our corporate governance and executive compensation practices. Many of our top investors, representing approximately 40% of our outstanding shares as of December 31, 2018, declined a discussion on this topic, often citing limited or no concern with executive compensation and Company performance and/or previous engagements by the Company. Our responses to our stockholders concerns are addressed on p. 43 of this Proxy Statement.
As described in detail under “Executive Compensation-Compensation Discussion and Analysis,” our compensation programs are designed to attract, motivate and retain individuals who share our visions and values and who can consistently perform in such a manner that enables the Company to achieve its strategic goals. The Compensation Committee believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with our stockholders’ long-term interests. Stockholders are encouraged to read the “Compensation Discussion and Analysis” section, the accompanying compensation tables, and the related narrative discussion.
We currently hold our advisory vote on executive compensation annually. Thus, we expect to hold our next advisory vote on executive compensation at the 2020 Annual Meeting of Stockholders.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our Named Executive Officers and will not be binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.
Required Vote for Stockholder Approval
The affirmative vote of a majority of the shares present in person or by proxy, at the Annual Meeting and entitled to vote on the proposal is required to approve the advisory vote on executive compensation.

Recommendation of the Board
The Board recommends that you vote "FOR" the approval, on an advisory basis, of the resolution approving the compensation of our Named Executive Officers.

APPROVAL OF THE PERFORMANCE GOALS UNDER THE FOX FACTORY HOLDING CORP. 2013 OMNIBUS PLAN, AS AMENDED
(PROPOSAL 4)

General
In July 2013 and August 2013, our Board and stockholders, respectively, adopted the Fox Factory Holding Corp. 2013 Omnibus Plan, which became effective on the closing our initial public offering and serves as the successor to our 2008 Plan and 2008 Non-Statutory Plan. In June 2014, our stockholders approved the 2013 Omnibus Plan and in May 2017, our stockholders approved the First Amendment to the 2013 Omnibus Plan. The 2013 Omnibus Plan, as amended (the “2013 Omnibus Plan”) is the sole plan under which we make equity-based awards to our employees, directors and consultants currently. The 2008 Plan and the 2008 Non-Statutory Plan, however, continue to govern the terms and conditions of awards originally granted under the 2008 Plan and the 2008 Non-Statutory Plan, respectively.

Section 162(m) generally disallows deductions for compensation paid to certain members of senior management in excess of $1 million per year. Historically, this deduction limitation did not apply to “performance-based” compensation as described in the regulations under Section 162(m). Compensation is generally “performance-based” if it is contingent on the attainment of pre-established, objective performance goals the material terms of which are approved by the stockholders within the past five years. The TCJA, enacted on December 22, 2017, made significant changes to Section 162(m) and, among other things, eliminates the “performance-based” compensation exception to the $1 million per year deduction limitation for compensation paid in taxable years beginning after December 31, 2017, unless the transition relief provided under the TCJA is available.

The 2013 Omnibus Plan includes provisions relating to Section 162(m), including with respect to the Section 162(m) exception. These provisions in the 2013 Omnibus Plan will apply only to the extent required to comply with the Section 162(m) exception if it is available under the TCJA by means of guidance relating to the transition relief or otherwise. Because of the uncertainties in the interpretation of Section 162(m) as amended by the TCJA, no assurance can be given that awards under the 2013 Omnibus Plan that are intended to qualify for the Section 162(m) exception will be deductible under the TCJA transition relief rules. To the extent that the TCJA transition relief rules do not apply to an award under the 2013 Omnibus Plan, these awards may not be deductible under the Section 162(m) exception.

We believe it is important to have the ability to use the Section 162(m) exception, if the exception is available under the TCJA transition relief rules. For this reason, the Board is recommending the stockholders approve in their entirety the material terms of the performance goals applicable to awards granted under the 2013 Omnibus Plan. However, because of uncertainties as to the application and interpretation of the TCJA transition relief rules, no assurances can be given at this time that our existing contracts and awards, even if in place on November 2, 2017, and not modified following such date, will meet the requirements of the TCJA transition relief rules. In addition, the Compensation Committee, reserves the right to issue awards under the 2013 Omnibus Plan that are not intended to be tax deductible under Section 162(m).

The following is a summary of the principal features of the 2013 Omnibus Plan. This summary does not purport to be a complete description of all of the provisions of the 2013 Omnibus Plan. It is qualified in its entirety by reference to the full text of the 2013 Omnibus Plan. A copy of the 2013 Omnibus Plan is attached to this Proxy in Exhibit A and is available on the SEC’s website at www.sec.gov.

Summary of the 2013 Omnibus Plan

Share reserve. We have reserved 3,071,466 shares of our common stock for issuance under the 2013 Omnibus Plan, plus an additional number of shares equal to any shares that are subject to outstanding awards under the 2008 Plan and the 2008 Non-Statutory Plan and which either cease for any reason to be subject to such awards or are forfeited, canceled or repurchased at their original issue price. In addition, the following shares of our common stock are available for grant or issuance under the 2013 Omnibus Plan:

•	shares subject to awards granted under the 2013 Omnibus Plan that are subsequently forfeited or canceled;

•	shares subject to awards granted under the 2013 Omnibus Plan that otherwise terminate without shares being issued; and

•	shares surrendered, canceled or exchanged for cash (but not shares surrendered to pay the exercise price or withholding taxes associated with the award).

Term. No awards under the 2013 Omnibus Plan will be made more than 10 years from the date our Board approved the plan.

Eligibility. Only our and our affiliates’ employees, consultants and board members are eligible to receive awards under the 2013 Omnibus Plan, although awards may be made to employees and consultants to whom an offer of employment has been or is being extended. Our Compensation Committee determines who will receive awards, and all of their terms and conditions.

The following table sets forth certain information regarding grants of equity awards made under the 2013 Omnibus Plan during fiscal year 2018 for each of the following: (i) each of the named executive officers; (ii) all current executive officers of the Company as a group; (iii) all current directors who are not who are not executive officers as a group; and (iv) all employees, including all current officers who are not executive officers, as a group.

2013 Omnibus Plan
Name and Position	Dollar Value of Stock Options	Dollar Value of Restricted Stock Units	Total Number of Shares Underlying Restricted Stock Units		Dollar Value of Restricted Stock	Total Number of Shares of Restricted Stock
Larry L. Enterline, Chief Executive Officer	—	$—	—		$—	—
Zvi Glasman, Chief Financial Officer and Treasurer	—	—	—		—	—
Michael C. Dennison, President, Powered Vehicles Group	—	1,114,032	17,980	(1)	—	—
Christopher J. Tutton, President, Specialty Sports Group	—	635,075	19,100		—	—
Wesley E. Allinger, Executive Vice President, Cycling Business Unit, Specialty Sports Group	—	462,175	13,900		—	—

Executive Group	—	2,477,282	58,980		—	—
Non-Executive Director Group	—	215,032	6,135		—	—
Non-Executive Officer Employee Group	—	5,423,794	153,369		—	—

(1)	Consists of 1,670 shares related to Mr. Dennison's service on the Board and 16,310 shares granted to him when hired by the Company as President, Powered Vehicles Group.

Administration. The 2013 Omnibus Plan is administered by our Compensation Committee, all of the members of which are non-employee directors under applicable federal securities laws and outside directors as defined under applicable federal tax laws. Our Compensation Committee has the authority to construe and interpret the 2013 Omnibus Plan, grant awards and make all other determinations necessary or advisable for the administration of the plan. Awards under the 2013 Omnibus Plan may be made subject to performance goals based upon performance criteria and other terms in order to qualify as performance based compensation for the purposes of Section 162(m) of the Code.

Amendment. The Board may amend, alter, suspend, discontinue, or terminate the 2013 Omnibus Plan or any portion thereof at any time; provided that if an amendment to the 2013 Omnibus Plan that (i) would materially increase the benefits accruing to participants under the 2013 Omnibus Plan; (ii) would materially increase the number of securities which may be issued under the 2013 Omnibus Plan; (iii) would materially modify the requirements for participation in the 2013 Omnibus Plan; or (iv) must otherwise be approved by the stockholders of the Company in order to comply with applicable law or the rules of the Nasdaq Stock Market; such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained; and provided, further, that any such amendment, alteration, suspension, discontinuance, or termination that would impair the rights of any participant or any holder or beneficiary of any award previously granted shall not be effective without the written consent of the affected participant, holder, or beneficiary.

Award forms and limitations. The 2013 Omnibus Plan authorizes the award of stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, performance-based compensation and other stock-based awards. For stock options that are intended to qualify as incentive stock options, or ISOs, under Section 422 of the Code, the maximum number of shares subject to ISO awards is 3,631,709. The maximum will be 907,927 shares for each of the following award types granted to any one person within any fiscal year of ours: (i) the shares subject to ISOs, (ii) the shares subject to stock options and stock appreciation rights, (iii) the shares subject to performance-based compensation awards, (iv) restricted stock, restricted stock units and unrestricted stock, and (v) all other stock-based awards.

Stock options. The 2013 Omnibus Plan provides for the grant of ISOs only to our employees. All options other than ISOs may be granted to our employees, directors, consultants, independent contractors and advisors. The exercise price of each stock option must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of ISOs granted to 10% or more stockholders must be at least equal to 110% of that value. Our Compensation Committee may provide for options to be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. In general, options will vest over a four-year period. The maximum term of options granted the 2013 Omnibus Plan is 10 years (five years in the case of ISOs granted to 10% or more stockholders).

Stock appreciation rights. Stock appreciation rights provide for a payment, or payments, in cash, shares of our common stock or a combination of both, to the holder based upon the difference between the fair market value of our common stock on the date of exercise and the stated exercise price that must be at least equal to the fair market value of our common stock on the date of grant. Stock appreciation rights may vest based on time or achievement of performance conditions.

Restricted stock. A restricted stock award is an offer by us to issue or to sell shares of our common stock subject to restrictions. The price (if any) of a restricted stock award is determined by our Compensation Committee. Unless otherwise determined by our Compensation Committee at the time of award, vesting will cease on the date the participant no longer provides services to us and unvested shares will be forfeited to or repurchased by us.

Restricted stock units. A restricted stock unit is an award that covers a number of shares of our common stock that may be settled upon vesting in cash, by the issuance of the underlying shares or a combination of both. These awards are subject to forfeiture prior to settlement because of termination of employment or failure to achieve certain performance conditions.

Unrestricted stock. An unrestricted stock award is an award of shares of our common stock that is issued without forfeiture restrictions.

Other stock-based awards. Stock-based awards, such as dividend equivalent rights and other awards denominated or payable in shares of our common stock may be granted as additional compensation for services or performance.

Performance-based compensation. An award (other than Options and Stock Appreciation Rights) of performance-based compensation that is earned upon achievement of pre-established performance goals and settled (paid) in the form of cash or by issuance of shares. These awards are subject to forfeiture prior to settlement because of termination of employment or failure to achieve the performance goals. We have the flexibility, but not the obligation, to structure these awards in a manner so as to exempt them from the deduction limitations set forth in Section 162(m) of the Code.

Performance-based compensation criteria. The Compensation Committee may grant eligible plan participants shares of our common stock or cash in accordance with the achievement of performance goals during a performance period. Performance goals are established in writing by the Compensation Committee for the performance period, at least one year in duration, based upon performance criteria. The performance criteria for such performance goals applicable to any performance based-compensation that is intended to qualify for the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code relating to our four covered employees shall be based on one or more of the following criteria (either individually, alternatively or in any combination):

return on net assets	cash flows	return on assets	return on capital
revenue	average revenue	stockholder returns	profit margin
earnings per share	net earnings	operating earnings	free cash flow
growth of business	enterprise value		cost targets
share price	sales or market share
earnings before interest, taxes, depreciation and amortization	equity market capitalization

With respect to performance-based compensation the Compensation Committee intends to comply with Section 162(m) of the Code, to the extent required under 162(m) of the Code, the Compensation Committee shall, within the first ninety (90) days of a performance period (or within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the performance criteria it selects to use for such performance period.

The Compensation Committee is authorized at any time during the first ninety (90) days of a performance period, or at any time thereafter (but only to the extent the exercises of such authority after the first ninety (90) days of a performance period would not cause the performance-based compensation granted to any eligible participant for the performance period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code), in its sole discretion, to adjust or modify the calculation of a performance goal for such performance period to the extent permitted under 162(m) of the Code in order to prevent the dilution or enlargement of the rights of the eligible participants, (1) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development affecting the Company; or (b) in recognition of, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions. Achievement of performance goals may be measured by including or excluding items determined to be extraordinary, unusual in nature, infrequent in occurrence, related to the acquisition or disposition of a business, or related to a change in accounting principle, in each case based on Opinion No. 30 of the Accounting Principles Board, or other applicable accounting rules, or consistent with the Companies policies and practices for measuring the achievement of performance goals on the date on which the Compensation Committee establishes the performance goals.

Additional provisions. Awards granted under the 2013 Omnibus Plan may not be transferred in any manner other than by will or by the laws of descent and distribution, or as determined by our Compensation Committee. Unless otherwise restricted by our Compensation Committee, awards that are non-ISOs or stock appreciation rights may be exercised during the lifetime of the optionee only by the optionee, the optionee’s guardian or legal representative, or a family member of the optionee who has acquired the non-ISOs or stock appreciation rights by a permitted transfer. Awards that are ISOs may be exercised during the lifetime of the optionee only by the optionee or the optionee’s guardian or legal representative.

If we experience a change of control transaction, and unless an award provides otherwise: outstanding awards, including any vesting provisions, may be assumed or substituted by the successor company, and outstanding awards that are not assumed or substituted will become fully vested and non-forfeitable, exercisable in the case of options and stock appreciation rights, and satisfied at target levels in the case of performance-based awards. Unless an award provides otherwise, if an award is assumed or substituted by the successor company in connection with a change of control transaction and the holder’s employment or service to us is terminated without cause or the holder terminates his or her employment or service to us for good reason, in each case within 24 months of such change of control transaction, all assumed or substituted awards held by such holder will become fully vested and non-forfeitable. All awards will be equitably adjusted in the case of stock splits, recapitalizations and similar transactions.

New Plan Benefits

We cannot currently determine the number of shares subject to awards that maybe granted in the future to executive officers, directors and employees under the 2013 Omnibus Plan because awards under the 2013 Omnibus Plan are determined by the plan administrator in its discretion. Information regarding individual awards to each of our named executive officers during fiscal year 2018 is set forth under "Director Compensation" below. Additional information regarding our outstanding awards and available shares as of December 28, 2018 is set forth under "Equity Compensation Plan Information" above.
Required Vote for Stockholder Approval
The affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote thereon is required in order to approve the performance goals under the Fox Factory Holding Corp. 2013 Omnibus Plan, as amended.
Recommendation of the Board
The Board recommends that you vote “FOR” the approval of the performance goals under the Fox Factory Holding Corp. 2013 Omnibus Plan, as amended.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows, as of March 1, 2019, the number of shares of our common stock, par value $0.001 per share (the only class of voting securities outstanding), beneficially owned by: (1) certain 5% beneficial owners; (2) each director and nominee for director; (3) each person who is named in the Summary Compensation Table below; and (4) all directors and executive officers as a group. The applicable percentage ownership is based on 38,034,139 shares of common stock outstanding as of March 1, 2019. All holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of holders of shares of common stock.

The number of shares beneficially owned by each entity or individual is determined pursuant to Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3 of the Exchange Act, “beneficial ownership” includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual has the right to acquire within 60 days through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares set forth in the following table, subject to community property laws where applicable, except for the following: Mr. Mendenhall filed one late Form 4 on December 10, 2018; Mr. Allinger filed one late Form 4 on July 11, 2018; and Mr. Katherman filed one late Form 4 on May 2, 2018.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner and Management	Number	Percentage
5% Beneficial Owners
BlackRock, Inc. (1)	5,427,242	14.3%
Kayne Anderson Rudnick Investment Management, LLC (2)	4,919,467	12.9%
Neuberger Berman Group LLC (3)	2,839,110	7.5%
Vanguard Group, Inc. (4)	3,734,341	9.8%

Directors and Officers (5)
Wesley E. Allinger (6)	50,109	*
Michael C. Dennison (7)	243	*
Thomas E. Duncan (8)	1,035	*
Larry L. Enterline (9)	709,985	1.9%
Elizabeth A. Fetter (10)	349	*
Zvi Glasman (11)	81,817	*
Jean Hlay (12)	—	*
Dudley W. Mendenhall (13)	14,661	*
Christopher J. Tutton (14)	—	*
Ted Waitman (15)	6,281	*
All current executive officers and directors as a group (11 persons ) (16)	864,480	2.3%
* Less than 1%

(1)
This information is based on a Schedule 13G/A filed by BlackRock, Inc. on January 29, 2019. BlackRock, Inc. has sole power to vote 5,315,689 shares and sole power to dispose of 5,427,242 shares. BlackRock Inc.’s address is 55 East 52nd Street, New York, NY 10055.

(2)
This information is based on a Schedule 13G/A filed by Kayne Anderson Rudnick Investment Management LLC on February 12, 2019. Kayne Anderson Rudnick Investment Management LLC has sole power to vote 1,088,064 shares, and shared power to vote 3,831,403 shares. Kayne Anderson Rudnick Investment Management LLC has sole power to dispose of 1,088,064 shares and shared power to dispose of 3,831,064 shares. Kayne Anderson Rudnick Investment Management LLC’s address is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067.

(3)
This information is based on a Schedule 13G filed by Neuberger Berman Group LLC and Neuberger Berman Investment Advisers LLC on February 14, 2019. These entities have shared power to vote 2,839,110 shares and shared power to dispose of 2,860,475 shares. and no entity has sole voting power of any of the shares. Nuberger Berman Group LLC's address is 1290 Avenue of the Americas, New York, NY 10104.

(4)
This information is based on a Schedule 13G filed by Vanguard Group, Inc. on February 11, 2019. Vanguard Group, Inc. has sole power to vote 75,075 shares, shared power to vote 4,627 shares, sole power to dispose of 3,658,220, and shared power to dispose of 76,121 shares. Vanguard Group, Inc.'s address is PO Box 2600 V26, Valley Forge, PA 19482.

(5)
The information provided in this table is based on the company's records and information supplied by the officers and the directors. Except as set forth in the footnotes to this table, the business address of each director and officer listed is c/o Fox Factory Holding Corp., 915 Disc Drive, Scotts Valley, CA 95066.

(6)
Consists of 16,115 shares of our common stock held directly by Mr. Allinger and options to purchase 33,994 shares of our common stock. Mr. Allinger is our Executive Vice President - Cycling Business Unit.

(7)	Consists of 243 shares of our common stock held directly by Mr. Dennison. Mr. Dennison is our President, Powered Vehicles Group and serves on our Board.

(8)	Consists of 1,035 shares of our common stock held directly by Mr. Duncan. Mr. Duncan serves on our Board.

(9)
Consists of 95,635 shares of our common stock held directly by Mr. Enterline; 82,159 shares of our common stock held by Vulcan Holdings, Inc.; and options to purchase 532,191 shares of our common stock held by Vulcan Holding, Inc. Mr. Enterline is the Chief Executive Officer and owns all of the capital stock of Vulcan Holdings, Inc. He is also the Chief Executive Officer of our Company and serves on our Board.

(10)	Consists of 349 shares of our common stock held directly by Ms. Fetter. Mr. Fetter serves on our Board.

(11)
Consists of 3,500 shares of our common stock held by Mr. Glasman, our Chief Financial Officer, and Samantha Tova Glasman in a joint account with rights of survivorship and 78,317 shares of our common stock held by the Zvi and Marlise Glasman Family Trust, of which Mr. Glasman is a trustee.

(12)	Ms. Hlay serves on our Board.

(13)	Consists of 5,371 shares of our common stock held directly by Mr. Mendenhall and options to purchase 9,290 shares of our common stock. Mr. Mendenhall serves on our Board.

(14)	Mr. Tutton is our President, Specialty Sports Group

(15)	Consists of 6,281 shares of our common stock held directly by Mr. Waitman. Mr. Waitman serves on our Board.

(16)
Consists of shares included under "Named executive officers and directors”; and any shares beneficially owned by William H. Katherman, our SVP, Global Operations, of which there are none. Per the Company’s policy, officers and directors of the Company are required to obtain prior written approval from a compliance officer, Zvi Glasman or David Haugen, before holding securities of the Company in a margin account or pledging securities of the Company as collateral for a loan.

There are no material proceedings to which any director, officer or affiliate of FOX, any owner of record or beneficially of more than 5% of our common stock, or any associate of any such director, officer, affiliate of FOX, or security holder is a party adverse to FOX or any of our subsidiaries or has a material interest adverse to FOX or any of our subsidiaries.

There are no arrangements currently known to the Company, the operation of which may at a subsequent date result in a change of control.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers and beneficial owners of ten percent or more of a registered class of our equity securities to file with the SEC initial reports of beneficial ownership (Form 3) and reports on changes in beneficial ownership (Form 4 or 5). SEC rules adopted pursuant to Section 16(a) require that such persons furnish us with copies of all such forms they file with the SEC.
Based solely upon our review of such forms (and amendments thereto) furnished to us during fiscal year 2018, and upon representations received by us from certain of our directors, and executive officers, we believe that our directors, executive officers and beneficial owners of more than ten percent of a registered class of our equity securities complied with all Section 16(a) filing requirements on a timely basis during fiscal year 2018, except for the following: Mr. Mendenhall filed one late Form 4 on December 10, 2018; Mr. Allinger filed one late Form 4 on July 11, 2018; and Mr. Katherman filed one late Form 4 on May 2, 2018.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2020
Stockholder Proposals - Inclusion in Company Proxy Statement
For a stockholder proposal to be considered by us for inclusion in our Proxy Statement and form of proxy relating to the 2020 Annual Meeting of Stockholders, the proposal must be received by November 21, 2019, as prescribed by rules under the Exchange Act.
Other Stockholder Proposals - Business to be Conducted at the Annual Meeting
With respect to stockholder proposals not wishing to be included in the our Proxy Statement and form of proxy, but rather to be brought as business at the Annual Meeting of Stockholders, our Bylaws prescribe certain advance notice procedures independent of the notice requirement and deadline described above. Our Bylaws state that, to be timely, notice and certain related information must be received at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting of Stockholders. However, in the event that the date of the Annual Meeting of Stockholders is more than 30 days before or more than 70 days after the anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to such Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to such Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made. Therefore, to be timely under our Bylaws, a proposal for the 2020 Annual Meeting of Stockholders not included by or at the direction of the Board must be received no earlier than January 3, 2020 and no later than February 2, 2020.
Stockholder Director Nominees
See “Nominations of Directors and Diversity- Consideration of Director Nominees.” To be timely stockholders must submit written director candidate nominations for the 2020 Annual Meeting of Stockholders no earlier than January 3, 2020 and no later than February 2, 2020.

DIRECTIONS TO THE ANNUAL MEETING
If you plan to attend the Annual Meeting in person, below are directions to our offices located at 915 Disc Drive, Scotts Valley, CA  95066.

From East	From North	From South
From San Jose, CA	From San Francisco, CA	From Monterey, CA
Get on I-880 S	Get on US-101 S	Get on CA-1 N/Cabrillo Hwy
Take the exit onto CA-17 S toward Santa Cruz	Take the exit onto CA-85 S toward Santa Cruz/Cupertino	Keep right at the fork, following signs for CA-17 N/San Jose/Oakland
Continue onto CA-17 S	Take the exit onto CA-17 S	Merge onto CA-17 N
Take the Scotts Valley Dr. exit	Take the Scotts Valley Dr. exit	Exit onto Mt. Hermon Rd
Turn left onto Scotts Valley Dr.	Turn left onto Scotts Valley Dr.	Turn right onto Scotts Valley Dr.
Turn left onto Disc Dr.	Turn left onto Disc Dr.	Turn right onto Disc Dr.
Take the 1st right to stay on Disc Dr.	Take the 1st right to stay on Disc Dr.	Take the 1st right to stay on Disc Dr.
Our offices will be on the left	Our offices will be on the left	Our offices will be on the left

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
We and some brokers have adopted “householding,” a procedure under which stockholders who have the same address will receive a single set of Proxy Materials, unless one or more of these stockholders provides notice that they wish to receive individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.
If you participate in householding and wish to receive a separate set of these Proxy Materials, or if you wish to receive separate copies of future notices and Proxy Materials, please call 1-800-542-1061 or write to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will deliver the requested documents to you promptly upon your written or oral request.
Any stockholders of record who share the same address and currently receive multiple copies of Proxy Materials who wish to receive only one copy of these materials per household in the future may contact Broadridge at the address or telephone number listed above. If you hold your shares through a broker, bank or other nominee, please contact your broker, bank, or other nominee to request information about householding.

Annex A - Non-GAAP Measures

The Company provides certain Non-GAAP financial measures in this Proxy Statement that are not in accordance with, or alternatives for, generally accepted accounting principles in the United States, including, “non-GAAP adjusted net income”, “non-GAAP adjusted earnings per diluted share”, and “adjusted EBITDA”,. The Company defines non-GAAP adjusted net income as net income attributable to FOX stockholders adjusted for amortization of purchased intangibles, contingent consideration valuation adjustments, acquisition-related compensation expense, costs of its secondary and shelf offerings, acquisition-related expenses, litigation-related costs, and costs related to tax restructuring initiatives, all net of applicable tax, as well as tax impacts arising from the settlement of audit and the recognition of related tax positions and tax reform legislation impacts. These adjustments are more fully described in the tables included below. Non-GAAP adjusted earnings per diluted share is defined as non-GAAP adjusted net income divided by the weighted average number of diluted shares of common stock outstanding during the period. The Company defines adjusted EBITDA as net income adjusted for interest expense, net other expense, income taxes, amortization of purchased intangibles, depreciation, stock-based compensation, offering expense, contingent consideration valuation adjustments, acquisition-related compensation expense, litigation-related costs, and certain other acquisition-related costs that are more fully described in the tables below.

NET INCOME TO NON-GAAP ADJUSTED NET INCOME RECONCILIATION AND CALCULATION OF NON-GAAP ADJUSTED EARNINGS PER SHARE
	For the twelve months ended
	December 28, 2018	December 29, 2017
Net income attributable to FOX stockholders	$84,040	$43,128
Amortization of purchased intangibles	6,065	2,986
Fair value adjustment of contingent consideration and acquisition-related compensation (1)	—	1,447
Patent litigation-related expenses	7,160	4,650
Other acquisition and integration-related expenses (2)	946	1,916
Offering expense (3)	—	113
Tax reform implementation costs (4)	466	—
Settlement of audit and recognition of tax position (5)	(9,838)	—
Tax reform legislation impacts (6)	264	9,301
Tax impacts of reconciling items above (7)	(2,431)	(2,040)
Non-GAAP adjusted net income	$86,672	$61,501

Non-GAAP adjusted EPS
Basic	$2.29	$1.65
Diluted	$2.22	$1.59

Weighted average shares used to compute non-GAAP adjusted EPS
Basic	37,805	37,373
Diluted	38,956	38,738

(1) Represents a portion of the acquisitions’ purchase price classified as compensation expense and the periodic revaluation of the Company’s contingent consideration associated with the acquisition of Sport Truck based on actual and projected performance.
(2) Represents various other acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations and the impact of the finished goods inventory valuation adjustment recorded in connection with the purchase of acquired assets.
(3) Represents costs and expenses of incurred related to the secondary offering of common stock completed in March 2017.
(4) Represents costs and expenses in connection with the implementation of tax reform legislation and related tax restructuring initiatives.
(5) Recognition of tax positions related to the deductibility of depreciation and amortization as a result of favorable closure of the 2015 IRS audit. Depreciation and amortization arose from Compass’ 2008 acquisition of the Company.

(6) Reflects the initial impact of the Tax Cuts and Jobs Act in December 2017 as well as adjustments resulting from refinements to calculations used in the implementation of tax reform legislation.
(7) Tax impact calculated based on the respective year to date effective tax rates, excluding the impact of the settlement of audit and recognition of related tax position, and certain tax reform legislation impacts.

NET INCOME TO ADJUSTED EBITDA RECONCILIATION
	For the twelve months ended
	December 28, 2018	December 29, 2017
Net income	$85,367	$43,183
Provision for income taxes	5,523	21,102
Depreciation and amortization	14,210	9,904
Non-cash stock based compensation	7,322	8,727
Fair value adjustment of contingent consideration and acquisition-related compensation (1)	—	1,447
Patent litigation-related expenses	7,160	4,650
Other acquisition and integration-related expenses (2)	946	1,916
Offering expense (3)	—	113
Tax reform implementation costs (4)	466	—
Other expense, net	3,642	2,756
Adjusted EBITDA	$124,636	$93,798

(1) Represents a portion of the acquisitions’ purchase price classified as compensation expense and the periodic revaluation of the Company’s contingent consideration associated with the acquisition of Sport Truck based on actual and projected performance.
(2) Represents various other acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations and the impact of the finished goods inventory valuation adjustment recorded in connection with the purchase of acquired assets.
(3) Represents costs and expenses of incurred related to the secondary offering of common stock completed in March 2017.
(4) Represents costs and expenses in connection with the implementation of tax reform legislation and related tax restructuring initiatives.

FOX FACTORY HOLDING CORP.
2013 Omnibus Plan
(as amended by the First Amendment, approved by stockholders on May 4, 2017)

Section 1. Purpose. The purposes of this Fox Factory Holding Corp. 2013 Omnibus Plan are to promote the interests of Fox Factory Holding Corp. and its stockholders by (i) attracting and retaining employees and directors of, and consultants to, the Company and its Affiliates, as defined below; (ii) motivating such individuals by means of performance-related incentives to achieve longer-range performance goals; and (iii) enabling such individuals to participate in the long-term growth and financial success of the Company.
Section 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:
“Affiliate” shall mean any employer with which the Company would be considered a single employer under Sections 414(b) and (c) of the Code, applied using 50% as the percentage of ownership required under such Code sections; provided, however, that the term Affiliate shall be construed in a manner in accordance with the registration provisions of applicable securities laws.
“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Unrestricted Stock Award, Performance Award, Other Stock-Based Award, or Performance Compensation Award made or granted from time to time hereunder.
“Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.
“Board” shall mean the Board of Directors of the Company.
“Cause” as a reason for a Participant’s termination of employment or service shall have the meaning assigned such term in the employment, severance, or similar agreement, if any, between the Participant and the Company or an Affiliate. If the Participant is not a party to an employment, severance, or similar agreement with the Company or an Affiliate in which such term is defined, then unless otherwise defined in the applicable Award Agreement, “Cause” shall mean: the Participant’s (1) breach of any fiduciary duty or legal or material contractual obligation to the Company or any of its Affiliates; (2) failure to perform satisfactorily such Participant’s material duties to the Company or any of its Affiliates; (3) gross negligence or engagement in insubordination, willful misconduct, willful violation of any law, fraud, embezzlement, acts of dishonesty or a conflict of interest relating to the affairs of the Company or any of its Affiliates; (4) conviction of or pleading of nolo contendere to any misdemeanor relating to the affairs of the Company or any of its Affiliates or any felony; or (5) failure to use Participant’s best efforts to promote the interests of the Company or any of its Affiliates or, except as otherwise agreed upon between the Participant and the Company, to devote Participant’s full business time and efforts to the business and affairs of the Company or any of its Affiliates.
“Change of Control” shall mean the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act); or (ii) any person or group, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the total voting power of the voting stock of the Company, including by way of merger, consolidation, or otherwise; provided that a “Change of Control” shall not occur due to beneficial ownership by Compass Group Diversified Holdings LLC (“Compass”) unless both its ownership has previously fallen below fifty percent (50%) of the Company and more than three consecutive years have passed without any Person employed by, or serving as a partner or manager of, Compass, or Compass Group Management LLC,having served as a Board member.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean either (i) a committee of the Board designated by the Board to administer the Plan and composed of not less than two directors, each of whom is required to be a “Nonemployee Director” (within the meaning of Rule 16b-3) and an “outside director” (within the meaning of Section 162(m) of the Code) to the extent Rule 16b-3 and Section 162(m) of the Code, respectively, are applicable to the Company and the Plan; or (ii) a committee of the Board designated by the Board to administer the Plan and, with respect to “applicable employee remuneration” for purposes of Code Section 162(m), a subcommittee designated by the Board composed of not less than two directors, each of whom is required to be a “Nonemployee Director” and an “outside director” (as such terms are defined above), which subcommittee shall be considered a compensation committee for purposes of Code Section 162(m) and the regulations promulgated thereunder.
“Company” shall mean Fox Factory Holding Corp., a Delaware corporation, together with any successor thereto.
“Covered Employee” shall mean a “covered employee” as defined in Code Section 162(m)(3).
“Effective Date” shall have the meaning ascribed to it in Section 16(a).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Fair Market Value” shall mean (i) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (ii) with respect to the Shares, as of any date, (1) the closing sale price (excluding any “after hours” trading) of the Shares as reported on the Nasdaq Stock Market (or on the New York Stock Exchange) for such date (or if not then trading on the Nasdaq Stock Market or the New York Stock Exchange, the closing sale price of the Shares on the stock exchange or over-the-counter market on which the Shares are principally trading on such date), or, if there were no sales on such date, on the closest preceding date on which there were sales of Shares, or (2) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee (which determination shall, to the extent applicable, be made in a manner that complies with Section 409A of the Code).
“Final Year” means the calendar year.
“Good Reason” as a reason for a Participant’s termination of employment or service shall have the meaning assigned such term in the employment, severance, or similar agreement, if any, between the Participant and the Company or an Affiliate. If the Participant is not a party to an employment, severance, or similar agreement with the Company or an Affiliate in which such term is defined, then unless otherwise defined in the applicable Award Agreement, for purposes of this Plan, the Participant shall not be entitled to terminate his or her employment or service for Good Reason.
“Incentive Stock Option” shall mean a right to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto. Incentive Stock Options may be granted only to Participants who meet the definition of “employees” under Section 3401(c) of the Code.
“Negative Discretion” shall mean the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a designated Performance Compensation Award; provided that the exercise of such discretion would not cause the Performance Compensation Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code. By way of example and not by way of limitation, in no event shall any discretionary authority granted to the Committee by the Plan including, but not limited to, Negative Discretion, be used to (a) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained, or (b) increase a Performance Compensation Award above the maximum amount payable under Section 4(a) or Section 11(d)(vi) of the Plan. In no event shall Negative Discretion be exercised by the Committee with respect to any Option or Stock Appreciation Right (other than an Option or Stock Appreciation Right that is designated in advance, in the applicable Award Agreement, as a Performance Compensation Award under Section 11 of the Plan).
“Nonqualified Stock Option” shall mean a right to purchase Shares from the Company that is granted under Section 6 of the Plan and that does not qualify as an Incentive Stock Option.
“Option” shall mean an Incentive Stock Option or a Nonqualified Stock Option.
“Other Stock-Based Award” shall mean any right granted under Section 10 of the Plan.

“Participant” shall mean any employee of, or consultant to, the Company or its Affiliates, or nonemployee director who is a member of the Board or the board of directors of an Affiliate, eligible for an Award under Section 5 of the Plan and selected by the Committee to receive an Award under the Plan.
“Performance Award” shall mean any right granted under Section 9 of the Plan.
“Performance Compensation Award” shall mean any Award designated in advance in the applicable Award Agreement by the Committee as a Performance Compensation Award pursuant to Section 11 of the Plan.
“Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan. The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of specific levels of performance of the Company (or an Affiliate, division, or operational unit of the Company). The Performance Criteria applicable to any Award that is intended to qualify for the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code shall be based on one or more of the following criteria: return on net assets, return on stockholders’ equity, return on assets, return on capital, revenue, average revenue, stockholder returns, profit margin, earnings per Share, net earnings, operating earnings, free cash flow, earnings before interest, taxes, depreciation and amortization, cash flows, growth of business, operating expenses, capital expenses, cost targets, Share price, enterprise value, equity market capitalization, or sales or market share. To the extent required under Section 162(m) of the Code, the Committee shall, within the first ninety (90) days of a Performance Period (or, if longer, within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period.
“Performance Formula” shall mean, for a Performance Period, one or more objective formulas applied against the relevant Performance Goals to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.
“Performance Goals” shall mean, for a Performance Period, one or more goals as may be established in writing by the Committee for the Performance Period based upon the Performance Criteria. The Committee is authorized at any time during the first ninety (90) days of a Performance Period, or at any time thereafter (but only to the extent the exercise of such authority after the first ninety (90) days of a Performance Period would not cause the Performance Compensation Awards granted to any Participant for the Performance Period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code), in its sole discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code in order to prevent the dilution or enlargement of the rights of Participants, (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development affecting the Company; or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions. Achievement of Performance Goals may be measured by including or excluding items determined to be extraordinary, unusual in nature, infrequent in occurrence, related to the acquisition or disposition of a business, or related to a change in accounting principle, in each case based on Opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30), or other applicable accounting rules, or consistent with the Company’s policies and practices for measuring the achievement of Performance Goals on the date on which the Committee establishes the Performance Goals.
“Performance Period” shall mean the one or more periods of time of at least one (1) year in duration, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Compensation Award.
“Person” shall mean any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated organization, government, or political subdivision.
“Plan” shall mean this Fox Factory Holding Corp. 2013 Omnibus Plan.
“Restricted Stock” shall mean any Share granted under Section 8 of the Plan.
“Restricted Stock Unit” shall mean any unit granted under Section 8 of the Plan.
“Rule 16b-3” shall mean Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.
“SEC” shall mean the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

“Shares” shall mean the common stock of the Company, $0.001 par value, or such other securities of the Company (i) into which such common stock shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares, or other similar transaction or (ii) as may be determined by the Committee pursuant to Section 4(b) of the Plan; provided that such other securities shall, for Options and Stock Appreciation Rights, always constitute “service recipient stock” within the meaning of Section 409A of the Code.
“Stock Appreciation Right” shall mean any right granted under Section 7 of the Plan.
“Substitute Awards” shall have the meaning specified in Section 4(c) of the Plan.
“Ten Percent Shareholder” shall mean an individual who, at the time an Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent corporation or subsidiary corporation of the Company. An individual shall be considered as owning the stock owned, directly or indirectly, by or for the individual’s brothers and sisters, spouse, ancestors, and lineal descendants; and stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust shall be considered as being owned proportionately by or for its stockholders, partners, or beneficiaries.
“Unrestricted Stock” shall mean any Share granted under Section 8 of the Plan without vesting restrictions imposing a forfeiture risk on the Participant.
Section 3. Administration.
(a) The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant and designate those Awards which shall constitute Performance Compensation Awards; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award (subject to Section 162(m) of the Code with respect to Performance Compensation Awards) shall be deferred either automatically or at the election of the holder thereof or of the Committee (in each case consistent with Section 409A of the Code); (vii) interpret, administer, or reconcile any inconsistency, correct any defect, resolve ambiguities and/or supply any omission in the Plan, any Award Agreement, and any other instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (ix) establish and administer Performance Goals and certify whether, and to what extent, they have been attained; (x) to the extent consistent with the purposes of the Plan and without amending the Plan, to modify, to cancel, or to waive the Company’s rights with respect to any Awards, to adjust or to modify Award Agreements for changes in applicable law, and to recognize differences in foreign law, tax policies, or customs; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(b) Unless otherwise expressly provided in the Plan or limited by Section 409A of the Code, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any stockholder.
(c) The mere fact that a Committee member shall fail to qualify as a “Nonemployee Director” or “outside director” within the meaning of Rule 16b-3 and Section 162(m) of the Code, respectively, shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan.
(d) No member of the Committee shall be liable to any Person for any action or determination made in good faith with respect to the Plan or any Award hereunder.
(e) With respect to any Performance Compensation Award granted to a Covered Employee under the Plan, the Plan shall be interpreted and construed in accordance with Section 162(m) of the Code.

(f) The Committee may delegate to one or more officers of the Company (or, in the case of awards of Shares, the Board may delegate to a committee made up of one or more directors) the authority to grant Awards to Participants who are not Covered Employees or executive officers or directors of the Company subject to Section 16 of the Exchange Act.
Section 4. Shares Available for Awards.
(a) Shares Available.
(i) Subject to adjustment as provided in Section 4(b), the aggregate number of Shares with respect to which Awards may be granted from time to time under the Plan shall in the aggregate not exceed, at any time, 3,631,709, increased by an additional number of Shares equal to any Shares that are subject to outstanding awards under the Fox Factory Holding Corp. 2008 Stock Option Plan and/or 2008 Non-Statutory Stock Option Plan which either cease for any reason to be subject to such awards or are forfeited, cancelled, or repurchased at their original issue price; provided that the aggregate number of Shares with respect to which Incentive Stock Options may be granted under the Plan shall be 3,631,709. The maximum number of Shares with respect to which Incentive Stock Options may be granted to any one Participant in any fiscal year shall be 907,927. The maximum number of Shares with respect to which Options and Stock Appreciation Rights may be granted to any one Participant in any fiscal year shall be 907,927 and the maximum number of Shares which may be paid to a Participant in the Plan in connection with the settlement of any Award(s) designated as “Performance Compensation Awards” in respect of a single Performance Period shall be 907,927 or, in the event such Performance Compensation Award is paid in cash, the equivalent cash value thereof. The maximum number of Restricted Stock, Restricted Stock Units, and Unrestricted Stock that may be granted to any one Participant in any fiscal year shall be 907,927, and the maximum number of Shares that may be granted as Other Stock-Based Awards to any one Participant in any fiscal year shall be 907,927.
(ii) Shares covered by an Award granted under the Plan shall not be counted unless and until they are actually issued and delivered to a Participant and, therefore, the total number of Shares available under the Plan as of a given date shall not be reduced by Shares relating to prior Awards that have expired or have been forfeited or cancelled. Notwithstanding anything to the contrary contained herein: (A) if Shares are tendered or otherwise used in payment of the exercise price of an Option, the total number of Shares covered by the Option being exercised shall reduce the aggregate limit described in Section 4(a)(i); (B) Shares withheld by the Company to satisfy a tax withholding obligation shall count against the aggregate limit described in Section 4(a)(i); and (C) the number of Shares covered by a Stock Appreciation Right, to the extent that it is exercised and settled in Shares, and whether or not Shares are actually issued to the Participant upon exercise of the Stock Appreciation Right, shall be considered issued or transferred pursuant to the Plan. To the extent that any outstanding Award is settled in cash in lieu of Shares, the Shares allocable to such portion of the Award may not again be subject to an Award granted under the Plan.
(b) Adjustments. In the event that the Committee determines in its reasonable discretion that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other corporate transaction or event affects the Shares, such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall equitably adjust any or all of (i) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, (ii) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award, which, in the case of Options and Stock Appreciation Rights shall equal the excess, if any, of the Fair Market Value of the Share subject to each such Option or Stock Appreciation Right over the per Share exercise price or grant price of such Option or Stock Appreciation Right.
(c) Substitute Awards. Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its Affiliates or a company acquired by the Company or with which the Company combines (“Substitute Awards”). The number of Shares underlying any Substitute Awards shall be counted against the aggregate number of Shares available for Awards under the Plan.
(d) Sources of Shares Deliverable under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

Section 5. Eligibility. Any employee of, or consultant to, the Company or any of its Affiliates (including any prospective employee or consultant to whom an offer of employment has been or is being extended, provided that vesting in the Award shall not occur before his/her hire date), or nonemployee director who is a member of the Board or the board of directors of an Affiliate, shall be eligible to be selected as a Participant.
Section 6. Stock Options.
(a) Grant. Subject to the terms of the Plan, the Committee shall have sole authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, the exercise price thereof and the conditions and limitations applicable to the exercise of the Option. The Committee shall have the authority to grant Incentive Stock Options, or to grant Nonqualified Stock Options, or to grant both types of Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. All Options when granted under the Plan are intended to be Nonqualified Stock Options, unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. If an Option is intended to be an Incentive Stock Option, and if for any reason such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Nonqualified Stock Options. No Option shall be exercisable more than ten (10) years from the date of grant; provided, however, that in the case of a Ten Percent Shareholder, no Incentive Stock Option shall be exercisable later than the fifth (5th) year anniversary of the date of its grant. No Option shall include any feature for the deferral of income other than the deferral of recognition of income until the later of the exercise or disposition of the Option.
(b) Exercise Price. The Committee shall determine and establish the exercise price at the time each Option is granted, which exercise price shall be set forth in the applicable Award Agreement and which shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant; provided, however, if the Option is an Incentive Stock Option granted to a Ten Percent Shareholder, the exercise price of the Option must not be less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of the grant of the Option.
(c) Exercise. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.
(d) Payment.
(i) Subject to Section 6(d)(ii), no Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate exercise price therefore is received by the Company. Such payment may be made in cash, or its equivalent, or (x) by exchanging Shares owned by the optionee (which are not the subject of any pledge or other security interest and acquired other than through an Incentive Stock Option), or (y) subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate exercise price or by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company as of the date of such tender is at least equal to such aggregate exercise price and the taxes, if any, required to be withheld.
(ii) Wherever in this Plan or any Award Agreement a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise of the Option a number of Shares with a Fair Market Value equal to such exercise price, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

(e) If there is a blackout period under the Company’s insider trading policy or applicable law (or a Committee-imposed blackout period) that prohibits the buying or selling of Shares during any part of the ten day period before the expiration of any Option based on the termination of a Participant’s employment or services for the Company, the period for exercising the Options shall be extended until ten days beyond when such blackout period ends. Notwithstanding any provision hereof or within an Award Agreement, no Option shall ever be exercisable after the expiration date of its original term as set forth in the Award Agreement.
Section 7. Stock Appreciation Rights.
(a) Grant. Subject to the provisions of the Plan, the Committee shall have sole authority to determine the Participants to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Stock Appreciation Right Award, the grant price thereof and the conditions and limitations applicable to the exercise thereof. Stock Appreciation Rights with a grant price equal to or greater than the Fair Market Value per Share as of the date of grant are intended to qualify as “performance-based compensation” under Section 162(m) of the Code. In the sole discretion of the Committee, Stock Appreciation Rights may, but need not, be intended to qualify as performance-based compensation in accordance with Section 11 hereof. Stock Appreciation Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to another Award. Stock Appreciation Rights granted in tandem with an Award will be granted at the same time as the Award. No Stock Appreciation Right shall be exercisable more than ten years from the date of grant.
(b) Exercise and Payment. A Stock Appreciation Right shall entitle the Participant to receive an amount equal to the excess of the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right over the grant price thereof (which shall not be less than one hundred percent (100%) of the Fair Market Value on the date of grant). The Committee shall determine in its sole discretion whether a Stock Appreciation Right shall be settled in cash, Shares, or a combination of cash and Shares.
(c) Other Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at the grant of a Stock Appreciation Right, the term, methods of exercise, methods and form of settlement, and any other terms and conditions of any Stock Appreciation Right. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate; provided that the Stock Appreciation Right shall not include any feature for the deferral of income other than the deferral of income until the exercise of the Stock Appreciation Right.
Section 8. Restricted Stock and Restricted Stock Units; Unrestricted Stock.
(a) Grant. Subject to the provisions of the Plan, the Committee shall have sole authority to determine, when granting Award Agreements: (i) the Participants to whom Shares of Restricted Stock and Restricted Stock Units shall be granted, (ii) the number of Shares of Restricted Stock and/or the number of Restricted Stock Units to be granted to each Participant, (iii) the duration of the period during which, and the conditions, if any, under which, performance based Restricted Stock and Restricted Stock Units may be forfeited to the Company, and (iv) the other terms and conditions of such Awards. In addition, the Committee may grant Awards hereunder in the form of Unrestricted Stock which shall vest in full upon the grant date or such other date as the Committee may determine.
(b) Transfer Restrictions. Shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged, or otherwise encumbered, except, in the case of Restricted Stock, as provided in the Plan or the applicable Award Agreements. Unless otherwise directed by the Committee, (i) certificates issued in respect of Shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company, or (ii) Shares of Restricted Stock shall be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Shares of Restricted Stock. Upon the lapse of the restrictions applicable to such Shares of Restricted Stock, the Company shall, as applicable, either deliver such certificates to the Participant or the Participant’s legal representative, or the transfer agent shall remove the restrictions relating to the transfer of such Shares.
(c) Payment. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of a Share. Restricted Stock Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. Dividends paid on any Shares of Restricted Stock shall be paid directly to the Participant, withheld by the Company subject to vesting of the Restricted Stock pursuant to the terms of the applicable Award Agreement, or may be reinvested in additional Shares of Restricted Stock, as determined by the Committee and specified in the Award Agreement on the date of grant. Dividends may be credited on Restricted Stock Units as additional Restricted Stock Units, if so determined by the Committee and specified in the Award Agreement on the date of grant.

Section 9. Performance Awards.
(a) Grant. The Committee shall have sole authority to determine the Participants who shall receive a “Performance Award,” which shall consist of a right which is (i) denominated in cash or Shares; (ii) valued, as determined by the Committee, in accordance with the achievement of such Performance Goals during such Performance Periods as the Committee shall establish; and (iii) payable at such time and in such form as the Committee shall determine and specify in the Award Agreement on the date of grant.
(b) Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the Performance Goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award, and the amount and kind of any payment or transfer to he made pursuant to any Performance Award.
(c) Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period as set forth in the Award Agreement on the date of grant.
Section 10. Other Stock-Based Awards.
(a) General. The Committee shall have authority to grant to Participants an “Other Stock-Based Award,” which shall consist of any right which is (i) not an Award described in Sections 6 through 9 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan; provided that any such rights must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 and applicable law, including Code Section 409A. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award, including the price, if any, at which securities may be purchased pursuant to any Other Stock-Based Award granted under this Plan.
(b) Dividend Equivalents. In the sole discretion of the Committee, an Award (other than Options or Stock Appreciation Rights), whether made as an Other Stock-Based Award under this Section 10 or as an Award granted pursuant to Sections 6 through 9 hereof, may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities, or other property on a current or deferred basis consistent with Code Section 409A; provided, that in the case of Awards with respect to which any applicable Performance Criteria have not been achieved, dividend equivalents may be paid only on a deferred basis, to the extent the underlying Award vests.
Section 11. Performance Compensation Awards.
(a) General. The Committee shall have the authority, at the time of grant of any Award described in Sections 6 through 10 of the Plan (other than Options and Stock Appreciation Rights), to designate such Award, in the applicable Award Agreement, as a Performance Compensation Award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code.
(b) Eligibility. The Committee will, in its sole discretion, designate within the first ninety (90) days of a Performance Period (or, if longer, within the maximum period allowed under Section 162(m) of the Code) which Participants will be eligible to receive Performance Compensation Awards in respect of such Performance Period. Designation of a Participant eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 11. Moreover, designation of a Participant eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.
(c) Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s) is/are to apply to the Company, and the Performance Formula. Within the first ninety (90) days of a Performance Period (or, if longer, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 11(c) and record the same in writing.

(d) Payment of Performance Compensation Awards. (i) Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.
(ii) Limitation. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (1) the Performance Goals for such period are achieved; and (2) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Award has been earned for the Performance Period.
(iii) Certification. Following the completion of a Performance Period, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to calculate and certify in writing that amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant’s Performance Compensation Award for the Performance Period and, in so doing, may apply Negative Discretion, if and when it deems appropriate.
(iv) Negative Discretion. In determining the actual size of an individual Performance Compensation Award, designated as such in the applicable Award Agreement, for a Performance Period, the Committee may reduce orbeliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate.
(v) Timing of Award Payments. The Awards granted for a Performance Period shall be paid to Participants as soon as administratively possible following completion of the certifications required by this Section 11; provided that in no event shall any Award granted for a Performance Period be paid later than the fifteenth day of the third month following the end of the calendar year in which the Award becomes vests (within the meaning of Section 409A of the Code) pursuant to the applicable Award Agreement.
(vi) Maximum Award Payable. As provided in Section 4(a)(i) hereof, the maximum Performance Compensation Award payable to any one Participant under the Plan for a Performance Period is 907,927 Shares or, in the event the Performance Compensation Award is paid in cash, the equivalent cash value thereof on the last day of the Performance Period to which such Award relates. Furthermore, any Performance Compensation Award that has been deferred shall not (between the date as of which the Award is deferred and the payment date) increase (i) with respect to the Performance Compensation Award that is payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Committee prior to the applicable fiscal year; or (ii) with respect to a Performance Compensation Award that is payable in Shares, by an amount greater than the appreciation of a Share from the date such Award is deferred to the payment date.
Section 12. Amendment and Termination.
(a) Amendments to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that if an amendment to the Plan that (i) would materially increase the benefits accruing to Participants under the Plan; (ii) would materially increase the number of securities which may be issued under the Plan; (iii) would materially modify the requirements for participation in the Plan; or (iv) must otherwise be approved by the stockholders of the Company in order to comply with applicable law or the rules of the Nasdaq Stock Market, or, if the Shares are not traded on the Nasdaq Stock Market, the principal national securities exchange upon which the Shares are traded or quoted; such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained; and provided, further, that any such amendment, alteration, suspension, discontinuance, or termination that would impair the rights of any Participant or any holder or beneficiary of any Award previously granted shall not be effective without the written consent of the affected Participant, holder, or beneficiary.
(b) Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel, or terminate, any Award theretofore granted; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination that would impair the rights of any Participant or any holder or beneficiary of any Award previously granted shall not be effective without the written consent of the affected Participant, holder or beneficiary.

(c) Adjustment of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make equitable adjustments in the terms and conditions of, and the criteria included in, all outstanding Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) hereof) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines, after consultation with its advisors, that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
(d) Repricing. Except in connection with a corporate transaction or event described in Section 4(b) hereof, the terms of outstanding Awards may not be amended to reduce the exercise price of Options or the grant price of Stock Appreciation Rights, or cancel Options or Stock Appreciation Rights in exchange for cash, other awards or Options or Stock Appreciation Rights with an exercise price or grant price, as applicable, that is less than the exercise price of the original Options or grant price of the original Stock Appreciation Rights, as applicable, without stockholder approval.
Section 13. Change of Control.
(a) Except as otherwise provided in an Award Agreement or by the Committee in a written resolution at the date of grant, to the extent outstanding Awards granted under this Plan are not assumed, converted, or replaced by the resulting entity in the event of a Change of Control, all outstanding Options and Stock Appreciation Rights shall become fully exercisable, all restrictions with respect to outstanding Awards shall lapse and such Awards shall become vested and non-forfeitable, and any specified Performance Goals with respect to outstanding Awards shall be deemed to be satisfied at target, provided that payment of restricted and Performance Awards or Performance Compensation Awards shall be made in accordance with Section 13(d).
(b) Except as otherwise provided in an Award Agreement or by the Committee in a written resolution at the date of grant or thereafter, to the extent outstanding Awards granted under this Plan are assumed, converted, or replaced by the resulting entity in the event of a Change of Control, (i) any outstanding Awards that are subject to Performance Goals shall be converted by the resulting entity as if target performance had been achieved as of the date of the Change of Control; (ii) each Performance Award or Performance Compensation Award with service requirements shall continue to vest with respect to such requirements during the remaining period set forth in the Award Agreement; and (iii) all other Awards shall continue to vest (and/or the restrictions thereon shall continue to lapse) during the remaining periods set forth in the Award Agreement.
(c) Except as otherwise provided in an Award Agreement or by the Committee in a written resolution at the date of grant or thereafter, to the extent outstanding Awards granted under this Plan are either assumed, converted, or replaced by the resulting entity in the event of a Change of Control, if a Participant’s employment or service is terminated without Cause by the Company or an Affiliate or a Participant terminates his or her employment or service with the Company or an Affiliate for Good Reason (if applicable), in either case, during the twenty four (24) month period following a Change of Control, all outstanding Options and Stock Appreciation Rights held by the Participant shall become fully exercisable and all restrictions with respect to outstanding Awards shall lapse and become vested and non-forfeitable.
(d) Notwithstanding anything in this Plan or any Award Agreement to the contrary, to the extent any provision of this Plan or an Award Agreement would cause a payment of nonqualified deferred compensation that is subject to Section 409A of the Code to be made upon the occurrence of (i) a Change of Control, then such payment shall not be made unless such Change of Control also constitutes a “change in ownership,” “change in effective control,” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Section 409A of the Code or (ii) a termination of employment or service, then such payment shall not be made unless such termination of employment or service also constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payment that does not comply with the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Change of Control or termination of employment or service, but disregarding any performance requirements and substituting the passage of time for any future service requirements and any Performance Periods. If a Change of Control constitutes a “change of control” within the meaning of Code Section 409A, any required payment shall be made in a lump sum within ten business days of the Change of Control unless the Award Agreement specifies otherwise. If a termination following a Change of Control qualifies as a “separation from service” within the meaning of Code Section 409A, distribution will be made in a lump sum within sixty (60) days of the separation from service date unless the Award Agreement specifies otherwise.

Section 14. General Provisions.
(a) Nontransferability.
(i) Each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative.
(ii) No Award may be sold, assigned, alienated, pledged, attached, or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, alienation, pledge, attachment, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute a sale, assignment, alienation, pledge, attachment, transfer or encumbrance.
(b) No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).
(c) Share Certificates. Shares or other securities of the Company delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
(d) Withholding.
(i) A Participant may be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due, or transfer made under any Award or under the Plan, or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise, or any payment, or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.
(ii) Without limiting the generality of clause (i) above, a Participant may satisfy, in whole or in part, the foregoing withholding liability by delivery of Shares owned by the Participant (which are not subject to any pledge or other security interest) with a Fair Market Value equal to such withholding liability or by having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise of the Option a number of Shares with a Fair Market Value equal to such withholding liability.
(e) Award Agreements. Each Award hereunder shall he evidenced by an Award Agreement which shall he delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including but not limited to the effect on such Award of the death, disability, or termination of employment or service of a Participant and the effect, if any, of such other events as may he determined by the Committee.
(f) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, shares and other types of awards provided for hereunder (subject to stockholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.
(g) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or in any consulting relationship to, or as a director on the Board or board of directors, as applicable, of, the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in any applicable employment contract or agreement.
(h) No Rights as Stockholder. Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Stock hereunder, the applicable Award shall specify if and to what extent the Participant shall not be entitled to the rights of a stockholder in respect of such Restricted Stock.

(i) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware, applied without giving effect to its conflict of laws principles.
(j) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall he stricken as to such jurisdiction, Person, or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
(k) Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder, or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder, or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws.
(l) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.
(m) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall he canceled, terminated, or otherwise eliminated.
(n) Deferrals. In the event the Committee permits a Participant to defer any Award payable in the form of cash, all such elective deferrals shall be accomplished by the delivery of a written, irrevocable election by the Participant on a form provided by the Company. All deferrals shall be made in accordance with administrative guidelines established by the Committee to ensure that such deferrals comply with all applicable requirements of Section 409A of the Code.
(o) Disqualifying Dispositions. A Participant shall be obligated to give the Company or any Affiliate for which the Participant works notice of any disposition of any Incentive Stock Option prior to the applicable holding periods.
(p) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
Section 15. Compliance with Section 409A of the Code.
(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent.
(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Affiliates.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six- (6-) month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, with interest, on the earlier of the first business day of the seventh month following the separation from service date or within 60 days following the date of death.
(d) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company may unilaterally in its sole discretion amend this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall he solely responsible and liable for the satisfaction of all taxes and penalties that may he imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (.including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.
Section 16. Term of the Plan.
(a) Effective Date. The Plan shall be effective as of the closing date of the Company’s initial public offering (the “Effective Date”), subject to prior approval of the Plan by both the Board and the stockholders of the Company.
(b) Expiration Date. No grant will be made under this Plan more than ten (10) years after the date of its approval by the Board (or by the stockholders of the Company, if earlier), but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

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	For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR all of the director nominees:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. Election of three Class III director nominees

Nominees

a. Larry L. Enterline   b. Tom Duncan   c. Jean Hlay

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	For	Against	Abstain
2. Ratify the appointment of Grant Thornton LLP as our independent public accountants for fiscal year 2019	☐	☐	☐
3. Approval, on an advisory basis, of the resolution approving the compensation of our named executive officers	☐	☐	☐
4. Approval of performance goals, for purposes of complying with the requirements of Internal Revenue Code Section 162(m)	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000406823_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

FOX FACTORY HOLDING CORP.
Annual Meeting of Stockholders
May 2, 2019 1:00 PM PDT
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints David Haugen and Zvi Glasman, and each of them, as proxies, each with the full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of Fox Factory Holding Corp. that the undersigned is entitled to vote at the Annual Meeting of stockholders to be held at 1:00 PM, Pacific Daylight Time, Thursday, May 2, 2019, at the Company's offices located at 915 Disc Drive, Scotts Valley, CA 95066, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH AND AS DESCRIBED IN THE NOTICE AND PROXY STATEMENT OF THE ANNUAL MEETING AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

0000406823_2 R1.0.1.18

Continued and to be signed on reverse side